                                                                   EXHIBIT 10.12

                                                                  EXECUTION COPY
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                            STOCK PURCHASE AGREEMENT

                                 by and between

                       MACQUARIE INVESTMENT HOLDINGS, INC.

                           EXECUTIVE AIR SUPPORT, INC.

                                       and

                                THE SHAREHOLDERS
                                       OF
                           EXECUTIVE AIR SUPPORT, INC.

                                   Dated as of

                                 April 28, 2004

--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                                                 PAGE
                                                                                                 ----
ARTICLE 1 PURCHASE AND SALE..................................................................       1
         1.1      Agreement to Sell and Purchase.............................................       1
         1.2      Purchase Price.............................................................       1
         1.3      Adjustments to Purchase Price..............................................       2
         1.4      Payment of Purchase Price..................................................       3
         1.5      The Closing................................................................       5
         1.6      Conduct of Closing.........................................................       5
         1.7      Net Working Capital Determination..........................................       6
         1.8      Cash and Cash Equivalents Determination....................................       8
         1.9      Shareholder Representative.................................................       9

ARTICLE 2 REPRESENTATIONS AND WARRANTIES OF EACH SHAREHOLDER.................................      10
         2.1      Authority Relative to the Agreement........................................      10
         2.2      Title to Stock.............................................................      10
         2.3      Shareholder Authorization; Absence of Breach; Consents.....................      10

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS.................................      11
         3.1      Qualification..............................................................      11
         3.2      Authorization..............................................................      11
         3.3      No Violations..............................................................      11
         3.4      Consents and Approvals.....................................................      12
         3.5      Capitalization.............................................................      12
         3.6      Subsidiaries...............................................................      12
         3.7      Interests in Other Entities................................................      13
         3.8      Compliance with Law........................................................      13
         3.9      Litigation.................................................................      13
         3.10     Insurance..................................................................      14
         3.11     Financial Statements.......................................................      14
         3.12     Accounts Receivable........................................................      14
         3.13     Inventory..................................................................      14
         3.14     No Undisclosed Liabilities.................................................      14
         3.15     Powers of Attorney.........................................................      15
         3.16     Contracts..................................................................      15
         3.17     Bank Accounts, Etc.........................................................      16
         3.18     Employees; Employee Benefit Plans..........................................      16
         3.19     Labor Matters..............................................................      19
         3.20     Property...................................................................      21
         3.21     Taxes......................................................................      23
         3.22     Environmental Matters......................................................      25
         3.23     Permits....................................................................      27
         3.24     Transactions with Affiliates...............................................      27
         3.25     Intellectual Property......................................................      28
         3.26     Absence of Certain Changes or Events.......................................      28

         3.27     Brokerage..................................................................      30
         3.28     Fuel Flowage...............................................................      30

ARTICLE 4 REPRESENTATION AND WARRANTIES OF PURCHASER.........................................      30
         4.1      Organization...............................................................      30
         4.2      Authorization..............................................................      30
         4.3      No Violations..............................................................      31
         4.4      Brokerage..................................................................      31

ARTICLE 5 OTHER OBLIGATIONS..................................................................      31
         5.1      Conduct of Business Pending Closing........................................      31
         5.2      Access, Information and Documents..........................................      33
         5.3      Acquisition Proposals......................................................      33
         5.4      HSR Filing; Further Assurances.............................................      33

ARTICLE 6 CONDITIONS TO CLOSING; TERMINATION.................................................      34
         6.1      Conditions Precedent to Obligations of Purchaser...........................      34
         6.2      Conditions Precedent to the Obligations of the Shareholders................      37
         6.3      Termination................................................................      38

ARTICLE 7 CERTAIN ADDITIONAL COVENANTS.......................................................      39
         7.1      Costs, Expenses............................................................      39
         7.2      Public Announcement........................................................      39
         7.3      Mutual Covenants...........................................................      39
         7.4      Tax Matters................................................................      39
         7.5      Indemnification of Directors and Officers..................................      40
         7.6      Shareholder Agreement......................................................      41
         7.7      Subsequent Transaction.....................................................      41
         7.8      Updating of Disclosure Schedules...........................................      41
         7.9      Atlantic Indemnification Claim.............................................      41
         7.10     Additional Covenant of Certain Shareholders................................      42

ARTICLE 8 SURVIVAL/INDEMNIFICATION...........................................................      42
         8.1      Nature and Survival of Representations and Agreements......................      42
         8.2      Indemnification by Shareholders............................................      42
         8.3      Indemnification by Purchaser...............................................      45
         8.4      Indemnity Procedures.......................................................      45
         8.5      Exclusive Remedy...........................................................      47
         8.6      Adjustments to Purchase Price..............................................      47

ARTICLE 9 MISCELLANEOUS......................................................................      47
         9.1      Entire Agreement...........................................................      47
         9.2      Notices....................................................................      47
         9.3      Successors and Assigns.....................................................      48
         9.4      Arbitration................................................................      48
         9.5      Headings; Interpretation...................................................      49
         9.6      Knowledge..................................................................      49

9.7      Further Assurances.........................................................      49
9.8      Amendment and Waiver.......................................................      49
9.9      No Other Beneficiaries.....................................................      50
9.10     Governing Law..............................................................      50
9.11     Schedules..................................................................      50
9.12     Additional Matters Regarding Canterbury Warrant............................      50
9.13     Counterparts...............................................................      50

                                LIST OF EXHIBITS

Exhibit A    List of Shareholders
Exhibit B    Escrow Agreement
Exhibit C    Form of Cancellation Agreement
Exhibit D    Form of Opinion of Shareholders Counsel
Exhibit E    Form of Shareholder Release
Exhibit F    Form of Opinion of Purchaser Counsel

                                LIST OF SCHEDULES

Schedule 1.3                     Excluded Funded Indebtedness
Schedule 1.7                     Working Capital Determination
Schedule 3.1                     Subsidiaries
Schedule 3.3                     No Violations/Third Party Consents
Schedule 3.4                     Governmental Consents
Schedule 3.5                     Shareholders/Options/Warrants
Schedule 3.6                     Subsidiaries
Schedule 3.7                     Interests in Other Entities
Schedule 3.8                     Compliance with Law
Schedule 3.9                     Litigation
Schedule 3.10                    Insurance
Schedule 3.11(a)                 Financial Statements
Schedule 3.11(b)                 Funded Indebtedness
Schedule 3.12                    Accounts Receivable
Schedule 3.13                    Inventory
Schedule 3.14                    Undisclosed Liabilities
Schedule 3.15                    Powers of Attorney
Schedule 3.16                    Contracts
Schedule 3.16(b)(i)              FBO Leases
Schedule 3.16(b)(ii)             Terms/Renewal Periods of FBO Leases
Schedule 3.17                    Bank Accounts
Schedule 3.18(a)                 Employees
Schedule 3.18(b)                 Benefit Plans
Schedule 3.18(c)(i) and (ii)     Qualified Plans
Schedule 3.18(c) (vii)           Multiemployer Plans
Schedule 3.18(d)                 Retiree Benefits
Schedule 3.18(e)                 Bonus Compensation
Schedule 3.19                    Labor Matters
Schedule 3.20                    Property
Schedule 3.21                    Taxes
Schedule 3.22                    Environmental Matters
Schedule 3.23                    Permits
Schedule 3.24                    Transactions with Affiliates
Schedule 3.25                    Intellectual Property
Schedule 3.26                    Absence of Certain Changes
Schedule 3.28                    Fuel Flowage Statements
Schedule 6.1(m)                  Estoppel Letters
Schedule 8.2(b)(ii)              Certain Indemnification Matters
Schedule 9.6                     Certain EAS Individuals

                             TABLE OF DEFINED TERMS

TERM                                                                  PAGE
----                                                                  ----
Accounting Firm ................................................        7
Affiliate.......................................................       27
Agreement ......................................................        1
Airports .......................................................       21
Argosy..........................................................       50
Association.....................................................       48
Benefit Plans ..................................................       17
Business .......................................................       11
Cancellation Agreement..........................................       12
Canterbury......................................................        1
Canterbury Warrant .............................................        1
Canterbury Warrant Shares.......................................        1
CERCLA..........................................................       25
Claims .........................................................        1
Closing.........................................................        5
Closing Certification...........................................        2
Closing Date....................................................        5
Closing Statement ..............................................        3
Code ...........................................................       17
Consents .......................................................       11
Contracts ......................................................       15
Convertible Notes ..............................................       36
Damages.........................................................       43
Disbursement Agent..............................................        3
Disbursement Fund ..............................................        3
Effective Time .................................................        5
Environmental Laws .............................................       26
Environmental Notices...........................................       26
ERISA ..........................................................       16
ERISA Affiliate ................................................       17
Escrow Agent....................................................        3
Escrow Agreement................................................        3
Escrow Funds....................................................        3
Executive.......................................................        1
Executive Balance Sheet.........................................       14
FAA.............................................................       13
FBO Leases......................................................       15
Financial Statements ...........................................       14
Funded Indebtedness.............................................        2
GAAP............................................................        6
Governmental Entity.............................................       12
Guaranteed Obligations .........................................       51
Guarantor ......................................................       51

Hazardous Substances............................................       25
HSR Act.........................................................       12
Intellectual Property...........................................       27
Interim Balance Sheet Date .....................................       14
Interim Financial Statements ...................................       32
IRS ............................................................       17
Knowledge of the Shareholders ..................................       49
Leases..........................................................       20
Option Equivalent Stock.........................................        4
Options.........................................................       12
Permit..........................................................       26
Permits ........................................................       26
Permitted Liens ................................................       21
Person..........................................................       11
Purchase Agreement .............................................       51
Purchase Price..................................................        1
Purchaser.......................................................        1
Purchaser Indemnified Parties ..................................       42
Qualified Plans.................................................       17
Shareholder ....................................................        1
Shareholder Representative .....................................        9
Shareholders....................................................        1
Shareholders' Knowledge.........................................       49
Shares .........................................................        1
Subsequent Transaction .........................................       41
Tax Returns.....................................................       22
Taxes...........................................................       23
Taxing Authority................................................       22
Warrants .......................................................       12

                            STOCK PURCHASE AGREEMENT

      THIS STOCK PURCHASE AGREEMENT (the "AGREEMENT"), dated as of April 28, 2004, is made by and between Macquarie Investment Holdings, Inc., a Delaware corporation ("PURCHASER"), Executive Air Support, Inc., a Delaware corporation ("EXECUTIVE"), and all the Shareholders of Executive (individually, a "SHAREHOLDER" and collectively, the "SHAREHOLDERS"). The Shareholders are listed on Exhibit A to this Agreement.

                                   Background

      The Shareholders collectively own all the outstanding shares of capital stock of Executive (collectively, the "SHARES");

      Canterbury Mezzanine Capital II, L.P., a Shareholder of Executive ("CANTERBURY"), is the record owner of warrants to purchase 1,104,354 shares of Common Stock of Executive (the "CANTERBURY WARRANT SHARES") pursuant to a Warrant Agreement, dated December 20, 2000 (the "CANTERBURY WARRANT"); and

      Subject to the terms and conditions hereinafter set forth in this Agreement, the Purchaser desires to purchase from the Shareholders, and the Shareholders desire to sell to the Purchaser, the Shares and the Canterbury Warrant.

                                      Terms

      In consideration of the premises and the mutual terms and covenants contained herein, the parties hereto agree as follows:

                                   ARTICLE 1.
                                PURCHASE AND SALE

      1.1 Agreement to Sell and Purchase. Subject to the terms and conditions of this Agreement, at the Closing, the Shareholders shall sell to Purchaser, and Purchaser shall purchase from the Shareholders, the Shares and the Canterbury Warrant, free and clear of any and all liens, claims, options, charges, pledges, security interests, voting agreements or trusts, proxies, preemptive rights, rights of first refusal, encumbrances or other restrictions (other than any restrictions under federal and state securities laws) or interests of any kind or nature whatsoever (collectively, "CLAIMS").

      1.2 Purchase Price. Subject to the terms and conditions of this Agreement, Purchaser shall pay at the Closing, an aggregate cash purchase price in the amount of Two Hundred Seventeen Million Dollars ($217,000,000) (the "PURCHASE PRICE"); provided, however, that the Purchase Price shall be subject to adjustment on the date of Closing as provided in Section 1.3 of this Agreement and subject to further adjustment after the Closing as provided in
Section 1.7 and Section 1.8 of this Agreement.

      1.3   Adjustments to Purchase Price.

            (a) Adjustments on the Closing Date. The Purchase Price shall be subject to adjustment at the Closing as follows:

                  (i) Decreases. The Purchase Price shall be decreased as follows:

                        (1) by an amount equal to the outstanding principal of, and accrued interest on, the Funded Indebtedness (as defined below) as of the Closing Date; and

                        (2) by an amount equal to the amount by which the Base Net Working Capital exceeds the Net Working Capital estimated as of the Closing Date pursuant to Section 1.7(c), if any.

                  (ii) Increases. The Purchase Price shall be decreased as follows:

                        (1) by an amount equal to the amount by which the Net Working Capital estimated as of the Closing Date pursuant to Section 1.7(c) exceeds Base Net Working Capital, if any;

                        (2) by an amount equal to the amount of the Cash and Cash Equivalents of Executive estimated as of the Closing Date pursuant to
      Section 1.8(a); and

                        (3) by an amount equal to all capital expenditures paid by Executive on or after April 1, 2004, but prior to the Closing, for the construction of capital improvements at its fixed base operation located at Midway Airport, Chicago, Illinois up to a maximum amount of Two Million One Hundred Fifty Thousand Dollars ($2,150,000).

            (b) Definitions. For the purposes of this Agreement, "FUNDED INDEBTEDNESS" shall mean the aggregate amount (including the current portions thereof) of (i) all indebtedness for money borrowed from others (whether in the form of direct loans or capital leases) and purchase money indebtedness of Executive or its Subsidiaries, other than the indebtedness listed in Schedule 1.3; (ii) indebtedness of the type described in clause (i) above secured by any lien upon property owned by either Executive or its Subsidiaries, even though Executive or its Subsidiaries has not in any manner become liable for the payment of such indebtedness, (iii) interest expense accrued but unpaid, and all prepayment premiums, on or relating to any of such indebtedness, (iv) indebtedness of the type described in clause (i) above guaranteed, directly or indirectly, by either Executive or its Subsidiaries, and (v) any purchase money indebtedness for premiums for insurance maintained by Executive and its Subsidiaries to the extent the outstanding balance thereof exceeds the amortized value of the premiums. Funded Indebtedness shall not include the letters of credit listed in Schedule 1.3 to the extent outstanding on the Closing Date. Reference to the "Confidentiality Agreement" shall mean the letter agreement dated November 5, 2003, between Executive Air Support, Inc, and Macquarie Securities (USA) Inc.

            (c) Closing Certification. Executive shall deliver to Purchaser at least two (2) days prior to the Closing its certification, duly executed by the Chief Executive Officer and Chief Financial Officer of Executive, in form acceptable to Purchaser ("CLOSING CERTIFICATION"), of (a) the amount of the Funded Indebtedness as of the Closing, broken down by lender, accompanied by pay-off statements or the functional equivalent thereof from all of the lenders of the Funded Indebtedness in form reasonably acceptable to Purchaser, (b) a list of all shareholders of Executive as of the Closing and the number of shares of Common Stock and Series A Preferred Stock owned by each, (c) a list of all holders of stock options and warrants of Executive and number and type of shares of capital stock subject to each such stock option and warrant held by each holder and (d) the amount of all capital expenditures paid by Executive on or after April 1, 2004, but prior to Closing, for the construction of capital improvements at its fixed base operation located at Midway Airport, Chicago, Illinois.

      1.4   Payment of Purchase Price.

            (a) The Purchase Price shall be payable as set forth pursuant to a closing statement (the "CLOSING STATEMENT") in a form reasonably acceptable to Purchaser and duly executed by the Chief Executive Officer and Chief Financial Officer of Executive which shall (i) calculate the Purchase Price as adjusted pursuant to Section 1.3 hereof, (ii) reflect the amounts payable with respect to the Funded Indebtedness that were deducted from the Purchase Price pursuant to
Section 1.3(a)(i)(1) hereof, and (iii) reflect the portion of the Purchase Price payable to each Shareholder and to each holder of stock options and warrants to satisfy the payment obligations of Executive pursuant to the Cancellation Agreements as defined in Section 3.5.

            (b) Two Million Five Hundred Thousand Dollars ($2,500,000) (together with any interest thereon, the "ESCROW FUNDS") of the Purchase Price shall be paid to Wachovia Bank, N.A., as Escrow Agent ("ESCROW AGENT") which shall hold and disburse the Escrow Funds pursuant to the terms of the Escrow Agreement in the form of Exhibit B (the "ESCROW AGREEMENT"). As set forth in the Escrow Agreement, the Escrow Funds shall be used solely for the payment of any amounts payable to the Purchaser under Section 1.7 or 1.8 of this Agreement and to satisfy any indemnification obligations of the Shareholders pursuant to
Section 8.2. On the first anniversary of the Closing Date, the balance of the Escrow Funds that have not been used to pay Purchaser under Section 1.7 or 1.8 of this Agreement or to satisfy indemnification obligations of the Shareholders pursuant to Section 8.2, less the aggregate amount of any indemnification claims asserted by one or more Purchaser Indemnified Parties that are pending as of the first anniversary of the Closing Date, shall be distributed in accordance with
Section 1.4(e)(iii) to the Shareholders and the stock option and warrant holders. If, upon resolution of all such indemnification claims pending as of such first anniversary date, there is a positive balance of Escrow Funds, such positive balance shall be distributed in accordance with Section 1.4(e)(iii) to the Shareholders and the stock option and warrant holders.

            (c) The amount of the Purchase Price payable to the Shareholders and the consideration payable to the stock option and warrant holders pursuant to the Cancellation Agreements, as defined in Section 3.5, as shown in the Closing Statement less the Escrow Funds (such difference being referred to as the "DISBURSEMENT FUND") shall be paid to ABS Capital Partners III, LLC to act as the disbursement agent for the Shareholders and the stock option and warrant holders (the "DISBURSEMENT AGENT") by wire transfer of same day funds on the Closing

Date to an account designated by the Disbursement Agent at least two (2) business days prior to Closing.

                  (d) The Disbursement Agent shall hold such fund in trust for the Shareholders and the stock option and warrant holders in a separate account until its application as provided herein.

                  (e) The Disbursement Agent shall apply the Disbursement Fund as follows:

                        (i) The Disbursement Agent shall retain One Million Dollars ($1,000,000) to be held for disbursement upon the instructions of the Shareholder Representative for the payment of expenses incurred for or on behalf of Executive, the Shareholders or the stock option and warrant holders for which the Shareholders are responsible pursuant to Section 7.1 of this Agreement or, if not so used, for distribution to the Shareholders and the stock option and warrant holders pursuant to Section 1.4(e)(iii) below.

                        (ii) Next, the holder of each share of Series A Preferred Stock outstanding immediately prior to the Closing shall be paid $1.81 in cash per share; and

                        (iii) Next, the holders of each share of Common Stock,
                              each share of Series A Preferred Stock and each share of Option Equivalent Stock (as defined in Section 1.4(f) below) outstanding immediately prior to the Closing shall be paid an amount per share determined on a prorata per share basis in the balance of the Disbursement Fund remaining after the payments pursuant to Subsections (i) and
                              (ii) above. Such prorata allocation shall be reflected in the Closing Certification. For the purposes of this Section 1.4(e)(iii), subject to
                              Section 9.12 of this Agreement, Canterbury shall be deemed to hold, in addition to any other shares of capital stock of Executive owned by Canterbury, a number of shares of Common Stock equal to the number of shares of the Canterbury Warrant Shares as if such shares were outstanding shares of Common Stock and the payments made to Canterbury pursuant to this Section 1.4(e)(iii) shall include the consideration payable to Canterbury for the purchase of the Canterbury Warrant.

            (f) As used in this Agreement, the term "Option Equivalent Stock" shall mean the result obtained by multiplying the total number of shares subject to an outstanding employee stock option or outstanding warrant (other than the Canterbury Warrant) by the Option Ratio (defined below) and rounding the result to a whole number. For purposes of this Section: (i) the phrase "Option Ratio" shall mean a fraction (A) the numerator of which shall be the amount calculated by dividing the Adjusted Purchase Price by the Applicable Number of Shares and reducing the result by $3.62, and (B) the denominator of which shall be the Adjusted Purchase Price divided by the Applicable Number of Shares; (ii) the phrase "Adjusted Purchase Price" shall be Purchase Price adjusted: (A) as provided in Section 1.3 of this Agreement, (B) by decreasing the same by the product of $1.81 times the number of Series A Preferred Shares outstanding immediately prior to Closing, and (C) by increasing the same by $3.62 times the total number of shares subject to an outstanding employee stock option or outstanding warrant (other than the Canterbury Warrant) immediately prior to Closing; and (iii) the phrase "Applicable Number of Shares" shall mean the total of each of the following which is outstanding immediately prior to Closing: (A) each share of Common Stock, (B) each share of Series A Preferred Stock, and (C) the total number of shares subject to an outstanding employee stock option or outstanding warrant (other than the Canterbury Warrant). Option Equivalent Stock shall apply to all the outstanding employee stock options and warrants of Executive, other than the Canterbury Warrant.

            (g) Any additional Purchase Price paid to the Disbursement Agent pursuant to Section 1.7 and Section 1.8 of this Agreement shall be distributed by the Disbursement Agent in accordance with the provisions of Section 1.4(e)(iii) above.

      1.5 The Closing. The closing of the transactions contemplated by this Agreement (the "CLOSING") will take place on a business day selected by Purchaser with written notice to Executive and the Shareholder Representative that is no sooner than three (3) days and no later than five (5) days after the day on which the last of the conditions set forth in Sections 6.1 and 6.2 (other than those conditions which are only capable of being satisfied contemporaneous with the Closing) is fulfilled or waived or on such other date as the parties hereto may agree in writing (the "CLOSING DATE"), at 10:00 a.m. (local time) at such place as the parties hereto shall mutually agree (including Closing by facsimile transmission exchange of executed documents or signature pages followed promptly by overnight courier of originals), and will be effective as of the 12:01 a.m. on the Closing Date ("EFFECTIVE TIME"),

      1.6   Conduct of Closing.

            (a)   At or prior to the Closing, Executive shall deliver to
      Purchaser:

                  (i) The original share certificates representing the Shares and the original certificate representing the Canterbury Warrant, all duly endorsed for transfer by the respective Shareholder or with appropriate stock powers with respect thereto duly endorsed by the respective Shareholder;

                  (ii) The certificates required in Section 6.1 (a) and (b) hereof;

                  (iii) The opinion of counsel referred to in Section 6.1(c);

                  (iv) The Closing Certification duly executed by the Chief Executive Officer and Chief Financial Officer of Executive;

                  (v) The Escrow Agreement duly executed by the Shareholder Representative, the Disbursement Agent and Executive; and

                  (vi)  Any other documents and certificates contemplated by
                        Article 5 and Article 6 hereof to be delivered by or on behalf of Executive, the Shareholders or the stock option and warrant holders.

            (b) At or prior to the Closing, Purchaser shall deliver to the Shareholder Representative:

                  (i) The certificates referred to in Section 6.2 (a) and (b) hereof;

                  (ii)  The opinion of counsel referred to in Section 6.2 (c);

                  (iii) The Escrow Agreement duly executed by Purchaser; and

                  (iv)  Any other documents and certificates contemplated by
                        Article 5 and Article 6 hereof.

            (c) At or prior to the Closing, the Purchaser shall deliver to the holders of the Funded Indebtedness the amount reflected in the pay-off statements or the functional equivalents thereof from such holders as necessary to pay such indebtedness in full.

            (d) At or prior to the Closing, the Purchaser shall deliver to the Escrow Agent the Escrow Funds.

            (e) At or prior to the Closing, the Purchaser shall deliver to the Disbursement Agent the Disbursement Fund.

      1.7   Net Working Capital Determination.

            (a) As used herein, the term "Net Working Capital" shall mean the aggregate current assets of Executive and its Subsidiaries on a consolidated basis (excluding all cash and cash equivalents which would otherwise be included in current assets) minus the aggregate current liabilities of Executive and its Subsidiaries on a consolidated basis (excluding the current portion of any Funded Indebtedness to be paid in connection with the Closing which would otherwise be included in current liabilities), all as determined in accordance with generally accepted accounting principles ("GAAP") consistent with past practice and all as determined as of the Effective Time; provided, however, that the determination of Net Working Capital shall take into account the adjustments and changes to current assets and current liabilities resulting from the cancellation of the employee stock options and the warrants effective upon the Closing and resulting from the payment of the Funded Indebtedness upon the Closing hereunder.

            (b) As used herein, the term "Base Net Working Capital" shall mean a negative $2,599,500.

            (c) At least ten (10) business days prior to Closing, Executive shall deliver to Purchaser a reasonable estimate of Net Working Capital as of the Effective Time, based on a balance sheet as of the last day of the most recently ended calendar month prior to the Closing Date and containing reasonable detail and supporting documents showing the derivation of such estimate. Certain principles, specifications and methodologies for determining Net Working

Capital are specified in Schedule 1.7 and shall be used for purposes of calculating Net Working Capital.

            (d) Within ninety (90) days after the Closing, Purchaser shall deliver to the Shareholder Representative its determination of the actual Net Working Capital as of the Effective Time (following the same principles, specifications and methodologies used to determine the estimated Net Working Capital as set forth in Schedule 1.7). Each party shall have full access to the financial books and records pertaining to Executive and its Subsidiaries to confirm or audit the Net Working Capital computations. Should the Shareholder Representative disagree with Purchaser's determination of Net Working Capital, the Shareholder Representative shall notify Purchaser within thirty (30) days after Purchaser's delivery of its determination of Net Working Capital. If the Shareholder Representative and Purchaser fail to agree within thirty (30) days after Shareholder Representative's delivery of notice of disagreement on the amount of Net Working Capital, such disagreement shall be resolved in accordance with the procedure set forth in Section 1.7(f) which shall be the sole and exclusive remedy for resolving accounting disputes relative to the determination of Net Working Capital.

            (e) The Purchase Price shall be increased or decreased based on whether the actual Net Working Capital as of the Effective Time (determined pursuant to Section 1.7(d)) exceeds or is less than the estimated Net Working Capital as of such time (determined pursuant to Section 1.7(c) hereof). If the actual Net Working Capital as of the Effective Time (determined pursuant to Section 1.7(d)) exceeds the estimated Net Working Capital as of such time (determined pursuant to Section 1.7(c) hereof), then the Purchase Price shall be increased by such difference. If the actual Net Working Capital as of the Effective Time (determined pursuant to Section 1.7(d)) is less than the estimated Net Working Capital as of such time (determined pursuant to Section 1.7(c) hereof), then the Purchase Price shall be decreased by such shortfall. Within five (5) business days after the final determination of the actual Net Working Capital as of the Effective Time, any increase in the Purchase Price shall be paid in cash by Purchaser to the Disbursement Agent, and any decrease in the Purchase Price shall be paid in cash to Purchaser out of the Escrow Funds by the Escrow Agent, or, if such amount is insufficient, from the Shareholders.

            (f) In the event that the Shareholder Representative and the Purchaser are not able to agree on the actual Net Working Capital as of the Effective Time within thirty (30) days after the Shareholder Representative's delivery of notice of disagreement, the Shareholder Representative and the Purchaser shall each have the right to require that such disputed determination be submitted to Ernst & Young, LLP, or if Ernst & Young, LLP is not available for any reason or does not maintain its independent status, such other independent certified public accounting firm as the Shareholder Representative and the Purchaser may then mutually agree upon in writing (the "ACCOUNTING FIRM") for computation or verification in accordance with the provisions of this Agreement. The Accounting Firm shall review the matters in dispute and acting as arbitrators shall promptly decide the proper amounts of such disputed entries (which decision shall also include a final calculation of the actual Net Working Capital as of the Effective Time). The submission of the disputed matter to the Accounting Firm shall be the exclusive remedy for resolving accounting disputes relative to the determination of Net Working Capital. The Accounting Firm's determination shall be binding upon the Shareholder

Representative and the Purchaser. The Accounting Firm's fees and expenses shall be borne equally by the Shareholders out of the Escrow Funds and the Purchaser.

      1.8   Cash and Cash Equivalents Determination.

            (a) At least ten (10) business days prior to Closing, Executive shall deliver to Purchaser a reasonable estimate of cash and cash equivalents of Executive and its Subsidiaries as of the Effective Time containing reasonable detail and supporting documents showing the derivation of such estimate. The amount of cash and cash equivalents shall be determined in accordance with GAAP, consistent with past practice.

            (b) Within ninety (90) days after the Closing, Purchaser shall deliver to the Shareholder Representative its determination of the actual cash and cash equivalents of Executive and its Subsidiaries as of the Effective Time immediately prior to the consummation of the transaction contemplated by this Agreement. Each party shall have full access to the financial books and records pertaining to Executive and its Subsidiaries to confirm or audit the cash and cash equivalents computations. Should the Shareholder Representative disagree with Purchaser's determination of cash and cash equivalents, the Shareholder Representative shall notify Purchaser within thirty (30) days after Purchaser's delivery of its determination of the actual cash and cash equivalents of Executive and its Subsidiaries as of the Effective Time. If the Shareholder Representative and Purchaser fail to agree within thirty (30) days after Shareholder Representative's delivery of notice of disagreement on the amount of cash and cash equivalents, such disagreement shall be resolved in accordance with the procedure set forth in Section 1.8(d) which shall be the sole and exclusive remedy for resolving accounting disputes relative to the determination of cash and cash equivalents of Executive and its Subsidiaries as of the Effective Time.

            (c) The Purchase Price shall be increased or decreased based on whether the actual cash and cash equivalents of Executive and its Subsidiaries as of the Effective Time (determined pursuant to Section 1.8(b)) exceeds or is less than the estimated cash and cash equivalents as of such time (determined pursuant to Section 1.8(a) hereof). If the actual cash and cash equivalents of Executive and its Subsidiaries as of the Effective Time (determined pursuant to Section 1.8(b)) exceeds the estimated cash and cash equivalents as of such time (determined pursuant to Section 1.8(a) hereof), the Purchase Price shall be increased by such difference. If the actual cash and cash equivalents of Executive and its Subsidiaries as of the Effective Time (determined pursuant to Section 1.8(b)) is less than the estimated cash and cash equivalents as of such time (determined pursuant to Section 1.8(a) hereof), the Purchase Price shall be decreased by such shortfall. Within five (5) business days after the final determination of the actual cash and cash equivalents of Executive and its Subsidiaries as of the Effective Time, any increase in the Purchase Price shall be paid in cash by Purchaser to the Disbursement Agent, and any decrease in the Purchase Price shall be paid in cash to Purchaser out of the Escrow Funds by the Escrow Agent, or, if such amount is insufficient, from the Shareholders.

            (d) In the event that the Shareholder Representative and the Purchaser are not able to agree on the actual cash and cash equivalents of Executive and its Subsidiaries as of the Effective Time within thirty (30) days after the Shareholder Representative's delivery of notice of disagreement, the Shareholder Representative and the Purchaser shall each have the right to require that such disputed determination be submitted to the Accounting Firm (as determined in accordance with Section 1.7(f)) for computation or verification in accordance with the provisions of this Agreement. The Accounting Finn shall review the matters in dispute and acting as arbitrators shall promptly decide the proper amounts of such disputed entries (which decision shall also include a final calculation of the actual cash and cash equivalents of Executive and its Subsidiaries as of the Effective Time). The submission of the disputed matter to the Accounting Firm shall be the exclusive remedy for resolving accounting disputes relative to the determination of the amount of cash and cash equivalents of Executive and its Subsidiaries as of the Effective Time. The Accounting Firm's determination shall be binding upon the Shareholder Representative and the Purchaser. The Accounting Firm's fees and expenses shall be borne equally by the Shareholders out of the Escrow Funds and the Purchaser.

      1.9   Shareholder Representative.

            (a) Appointment. By execution and delivery of this Agreement, each Shareholder, for the heirs, executors, legal representatives, successors and assigns of each Shareholder, irrevocably constitutes and appoints ABS Capital Partners, III, LLC (the "SHAREHOLDER REPRESENTATIVE"), as his/her/its true and lawful agent and attorney-in-fact with full power of substitution to act in the name, place and stead of such Shareholder with respect to all transactions contemplated by the terms and provisions of this Agreement, and to act on behalf of the Shareholders in any dispute, litigation or arbitration involving matters arising as a result of or under this Agreement, and to take all actions on behalf of the Shareholders in connection therewith.

            (b) Authority. The appointment of the Shareholder Representative shall be deemed coupled with an interest and shall be irrevocable, and the Purchaser and any other person may conclusively and absolutely rely, without inquiry, upon any action of the Shareholder Representative on behalf of the Shareholders in all matters in which it has been granted authority pursuant to
Section 1.9(a) above. The Shareholder Representative shall act for the Shareholders in all matters set forth in this Agreement.

            (c) Final Decision. All actions, decisions and instructions of the Shareholder Representative taken, made or given pursuant to the authority granted to the Shareholder Representative pursuant to Section 1.9(a) above shall be final, conclusive and binding upon all Shareholders and all actions, decisions and instructions of the Shareholder Representative taken, made or given pursuant to the authority granted to such Shareholder Representative pursuant to Section 1.9(a) shall be conclusive and binding upon all individual Shareholders. Purchaser, its officers, directors, employees, agents and affiliates shall be able to rely exclusively on the instructions, decisions and actions of the Shareholder Representative.

            (d) Power of Attorney. The provisions of this Section are independent and severable, shall constitute an irrevocable power of attorney, complete with an interest and surviving death or dissolution, granted by each Shareholder and shall be binding upon the heirs, executors, legal representatives, successors and assigns of each Shareholder.

                                    ARTICLE 2
               REPRESENTATIONS AND WARRANTIES OF EACH SHAREHOLDER

      Each Shareholder, severally and not jointly, represents and warrants to Purchaser as follows:

      2.1 Authority Relative to the Agreement. This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a valid, legal and binding agreement of the Shareholder enforceable in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, moratorium reorganization, receivership and similar laws relating to or affecting the enforcement of the rights and remedies of creditors generally and (ii) principles of equity (regardless of whether considered and applied in a proceeding in equity or at law). The other agreements to be executed and delivered by the Shareholder pursuant to this Agreement will be valid, legal and binding agreements of the Shareholder enforceable in accordance with their respective terms when so executed and delivered by the Shareholder, subject to (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, moratorium reorganization, receivership end similar laws relating to or affecting the enforcement of the rights and remedies of creditors generally and (ii) principles of equity (regardless of whether considered and applied in a proceeding in equity or at law).

      2.2 Title to Stock. The Shareholder is the unconditional sole legal, beneficial, record and equitable owner of the number of the Shares set forth opposite the name of such Shareholder on Exhibit A and, in the case of Canterbury, the Canterbury Warrant except as noted in Section 9.12. The Shareholder has not granted and is not a party to any agreement granting preemptive rights, rights of first refusal or any similar or comparable rights with respect to the Shares (and, in the case of Canterbury, the Canterbury Warrant except as noted in Section 9.12), except as have been waived in this Agreement. The Shareholder is not entering into this Agreement as a trustee of any trust. At the Closing, each Shareholder will convey to Purchaser good and valid title to the Shares owned by the Shareholder (and, in the case of Canterbury, the Canterbury Warrant, free and clear of any and all Claims.

      2.3 Shareholder Authorization; Absence of Breach; Consents. The execution and delivery of this Agreement and the performance of the transactions contemplated by this Agreement and all other instruments, agreements, certificates and documents contemplated hereby to which the Shareholder is or will be a party does not (i) violate any decree or judgment of any court or governmental authority which may be applicable to the Shareholder; (ii) violate any law, rule or regulation binding on, or any fiduciary obligation of, the Shareholder; (iii) violate or conflict with, or result in a breach of, or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under any of the terms, conditions, or provisions of any material contract or other agreement, including any charter documents or bylaws if the Shareholder is a corporation, partnership, limited liability company or other entity, to which the Shareholder is a party, or by which the Shareholder is bound; (iv) require the consent, approval or authorization of any person, entity or governmental agency. The Shareholder is not insolvent and no receiver has been appointed over any part of the Shareholder's assets.

                                    ARTICLE 3
               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

      The Shareholders, jointly and severally, hereby represent and warrant to Purchaser as follows:

      3.1 Qualification. Executive and its Subsidiaries are corporations or limited liability companies duly organized or formed, validly existing and in good standing under the laws of their respective states of incorporation or formation as set forth in Schedule 3.1. Executive and its Subsidiaries have all requisite power and authority to own and operate their businesses as conducted as of the date hereof (collectively the "BUSINESS") and to own, operate and lease the properties and assets owned, operated or leased by Executive or its Subsidiaries and used in the Business. Executive and its Subsidiaries are licensed or qualified to do business as a foreign corporation and each is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be qualified would not be material to Executive or its Subsidiaries as a whole. Executive has heretofore made available to Purchaser complete and correct copies of the Certificates of Incorporation, Certificates of Formation, Bylaws and Operating Agreements or similar constituent documents, as the case may be, of Executive and its Subsidiaries as currently in effect.

      3.2 Authorization. Executive has the full corporate power and authority to enter into this Agreement and the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Executive. This Agreement has been duly executed and delivered by Executive and constitutes a valid, legal and binding obligation of Executive enforceable in accordance with its terms and conditions, subject to (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, moratorium reorganization, receivership and similar laws relating to or affecting the enforcement of the rights and remedies of creditors generally and
(ii) principles of equity (regardless of whether considered and applied in a proceeding in equity or at law).

      3.3 No Violations. Except as set forth in Schedule 3.3 or in Schedule 3.4, the execution, delivery and performance of this Agreement by Executive will not (a) conflict with or result in any breach of any provision of the Certificates of Incorporation, Certificates of Formation, Bylaws or Operating Agreements or similar organizational documents of Executive or its Subsidiaries,
(b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of amendment, termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Executive or its Subsidiaries are a party or by which any of them is bound or
(c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Executive or its Subsidiaries, or their properties or assets. Except as set forth in Schedule 3.3 or Schedule 3.4, neither Executive nor any of its Subsidiaries is or will be required to give any notice or obtain any consent from any person, corporation, general partnership, limited partnership, limited liability company, proprietorship, joint venture, trust, association, union, entity, or other form of business organization or any Governmental Entity (as defined in Section 3.4 below) (a

"PERSON") whatsoever in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby.

      3.4 Consents and Approvals. Except as set forth in Schedule 3.4, no consent, approval, order or authorization of or registration, declaration or filing with or exemption (collectively, "CONSENTS") by any court, administrative agency or commission or other governmental authority or instrumentality, whether local, domestic or foreign (each a "GOVERNMENTAL ENTITY"), is required by or with respect to Executive or its Subsidiaries or the Shareholders in connection with the execution and delivery of this Agreement by Executive, or the consummation of the transactions contemplated hereby, except for the filing of all required documents by Purchaser and the Shareholders, and the expiration of all applicable waiting periods, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT").

      3.5   Capitalization.

            (a) The authorized capital stock of Executive consists of 30,000,000 shares of Common Stock, $.01 par value per share, of which 1,843,689 shares of the Common Stock are issued and outstanding; and 20,000,000 shares of Preferred Stock, par value of $.01 per share, of which 18,508,784 have been designated as Series A Preferred Stock and of which 18,508,784 shares of Series A Preferred Stock are issued and outstanding. Except as set forth in Schedule 3.5, all of the issued and outstanding shares of Common Stock and Series A Preferred Stock have been duly authorized and are validly issued, fully paid and nonassessable and free of preemptive rights, were not issued in violation of the terms of any agreement or other understanding binding upon Executive or any other Person and were issued in compliance with applicable federal and state securities or blue sky laws and regulations. Except for the Shares and the outstanding employee stock options (the "OPTIONS") and the outstanding warrants (the "WARRANTS") set forth in Schedule 3.5, which Options and Warrants shall be exercised or terminated as of the Closing Date, there are not now and will not be as of the Closing any other shares of capital stock of Executive issued or outstanding nor, except as described in this Section, any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating Executive or its Subsidiaries to issue, transfer, sell, redeem, repurchase or otherwise acquire any share of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to Executive or any of its Subsidiaries. Each holder of Options and Warrants (other than the Canterbury Warrant) marked with an asterisk in Schedule 3.5 has duly executed and delivered to Executive a cancellation agreement in the form of Exhibit C (each a "CANCELLATION AGREEMENT").

            (b) The Shareholders owning all of the issued and outstanding capital stock of Executive are shown on Exhibit A. Except as shown in Schedule 3.5, there are no voting trust agreements or other agreements restricting the voting, dividend rights or disposition of any of the shares of Stock.

      3.6 Subsidiaries. Schedule 3.6 contains a complete and accurate list of each Subsidiary of Executive and sets forth for each such Subsidiary: (a) its name and jurisdiction of incorporation or organization, (b) its authorized capital stock or ownership interests and (c) the number of issued and outstanding shares of capital stock or ownership interests. Executive owns directly or indirectly each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such Subsidiary) of each of the Subsidiaries set forth in Schedule 3.6. Each of the outstanding shares of capital stock (or other ownership interests) of each of Executive's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock (or other ownership interests) of each such Subsidiary is owned, directly or indirectly, by Executive, free and clear of all liens, pledges, security interests, claims, or other encumbrances, except as set forth in Schedule 3.6. There are not now, and at Closing there will not be, (a) issued or outstanding (i) any shares of capital stock or ownership interests of any of Executive's Subsidiaries other than shares or ownership interests owned by Executive, directly or indirectly, or (ii) any securities convertible into or exchangeable for, or any options, warrants, calls, subscriptions or other rights (preemptive or otherwise) to acquire, any shares of capital stock or ownership interests of any of Executive's Subsidiaries, or (b) any agreements or contractual commitments obligating Executive, or restricting Executive's rights, to transfer, sell, or vote, the capital stock or ownership interests of Executive's Subsidiaries owned by it, directly or indirectly. For purposes of this Agreement, the definition of "Subsidiaries" shall mean with respect to any Person, any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, at least 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

      3.7 Interests in Other Entities. Except as set forth in Schedule 3.7, neither Executive nor any of its Subsidiaries, directly or indirectly, has any
(a) interest in the outstanding stock or ownership interests of any corporation or in any partnership, joint venture or other entity, other than the Subsidiaries, or (b) agreement, understanding, contract or commitment relating to an interest in any such entity or Executive's or any of its Subsidiaries' investment therein.

      3.8 Compliance with Law. Except as set forth in Schedule 3.8, each of Executive and its Subsidiaries has complied in all material respects with (or, in these instances occurring and relating solely to periods prior to the Effective Date in which Executive or its Subsidiaries has not complied, such compliance has been achieved, waived or resolved prior to the Effective Time with no continuing liability or obligation of Executive or any of its Subsidiaries), and is in compliance in all material respects with, all federal, state, county, and local laws, regulations, and orders that are applicable to Executive's and its Subsidiaries' Business, including, but not limited to, the rules and regulations of the Federal Aviation Administration (the "FAA"), and the states and municipalities in which Executive and its Subsidiaries are located, and has timely filed with the proper authorities all material statements and reports required by the laws, regulations, and orders to which Executive, its Subsidiaries and their respective Businesses are subject.

      3.9 Litigation. Except as described in Schedule 3.9, Executive and its Subsidiaries have received no notice of any litigation, claim, action, suit, proceeding or governmental investigation pending and there is no pending, or, to the Shareholders' Knowledge, threatened litigation, claim, action, suit, proceeding or governmental investigation against Executive or its Subsidiaries. Executive and its Subsidiaries are not in violation of any material term of any judgment decree, injunction or order outstanding against them.

      3.10  Insurance.

            (a) Each of Executive and its Subsidiaries maintains insurance with respect to the Business, and Executive and its Subsidiaries are in compliance with all requirements and provisions thereof and have not failed to give any notice or present any claim under any such policy in a timely fashion or in the manner or detail required by the policy.

            (b) True and correct copies of all insurance policies relating to such coverage have been made available by Executive to Purchaser. All such policies are in full force and effect and no notice of cancellation has been given to or received by Executive or any of its Subsidiaries with respect to any of its insurance policies and no such policy permitted to lapse, and, except as set forth in Schedule 3.10, no such policies are subject to any retroactive rate or audit adjustments or coinsurance arrangements.

      3.11  Financial Statements.

            (a) Attached hereto as Schedule 3.11 (a) are true and complete copies of (i) the audited consolidated balance sheets of Executive and its Subsidiaries as of December 31, 2001, 2002 and 2003 and the related statements of operations and cash flow for each of the fiscal years in the three fiscal-year period ending December 31, 2003 and (ii) the unaudited consolidated balance sheet and statements of income, changes in stockholders' equity and cash flow of Executive and its Subsidiaries (the "EXECUTIVE BALANCE SHEET") as of and for the two (2) month period ended February 29, 2004 (the "INTERIM BALANCE SHEET DATE") for Executive and its Subsidiaries (collectively, including the notes thereto, the "FINANCIAL STATEMENTS"). The Financial Statements have been prepared in accordance with the books and records of Executive and its Subsidiaries and present fairly the financial position and the results of operations and cash flows of Executive and its Subsidiaries as of the dates or for the periods set forth therein. The Financial Statements have been prepared in accordance with GAAP, consistently applied.

            (b) Schedule 3.11(b) includes a list of all Funded Indebtedness as of the date hereof.

      3.12 Accounts Receivable. Except as set forth in Schedule 3.12, each of Executive's and its Subsidiaries' accounts receivable arose, and all accounts receivable that will be outstanding as of the Closing Date shall have arisen, from bona fide transactions in the ordinary course of business. The reserve for accounts receivables set forth in the Executive Balance Sheet have been established consistently with Executive's and its Subsidiaries' historical accounting practice.

      3.13 Inventory. Except as set forth in Schedule 3.13, Executive's and its Subsidiaries' inventory consists of items of a quality and quantity usable and salable in the ordinary course of business. The value of the inventory, which is obsolete, of below standard quality or in excess of reasonably estimated usage has been written-off or down and adequate reserves provided therefor. The values at which Executive and its Subsidiaries' inventories carried in the Financial Statements reflect the normal inventory valuation policy of Executive and its Subsidiaries.

      3.14 No Undisclosed Liabilities. Except as set forth in Schedule 3.14 or expressly set forth in any of the other Schedules hereto, Executive and its Subsidiaries have no liabilities or obligations of any nature (contingent or otherwise) required by GAAP to be disclosed on the Executive Balance Sheet, except for the liabilities or obligations reflected or reserved against in the Executive Balance Sheet and for current liabilities incurred in the ordinary course of business since February 29, 2004.

      3.15 Powers of Attorney. Except as set forth in Schedule 3.15, neither Executive nor any of its Subsidiaries or any of their directors or officers, has any power of attorney with respect to Executive's and its Subsidiaries' Business outstanding.

      3.16  Contracts.

            (a) Schedule 3.16 lists all of the following Contracts ("CONTRACTS") of Executive and each of its Subsidiaries:

                  (i) each partnership, joint venture or other similar agreement or arrangement to which Executive or any of its Subsidiaries is a party;

                  (ii) each lease of real property to which Executive or one of its Subsidiaries is a party, including all FBO Leases (defined below), and each lease of personal property to which Executive or one of its subsidiaries is a party that has rent payable after the date hereof in excess of $100,000;

                  (iii) each agreement of Executive and its Subsidiaries
                        relating to indebtedness for borrowed money (whether incurred, assumed, guaranteed or secured by any asset);

                  (iv) each contract containing covenants purporting to materially limit the freedom of Executive or any of its Subsidiaries to compete in any line of business or in any geographic area;

                  (v) each contract that is not for the purchase, sale or license of goods or services in the ordinary course of business consistent with past practice;

                  (vi)  each policy of insurance; and

                  (vii) each agreement which has aggregate expenditure
                        obligations of $150,000 or more to any Person.

            (b) True and complete copies of all such Contracts have been provided to Purchaser. True and complete copies of the lease or use agreement with or on behalf of the airport authority relating to each fixed base operation location of Executive and its Subsidiaries (the "FBO LEASES") are attached to
Schedule 3.16(b)(i). Each of the FBO Leases has a term and renewal period as set forth in Schedule 3.16(b)(ii). Except as set forth in Schedule 3.16, the Contracts are in full force and effect, are valid and binding, and enforceable against Executive and its Subsidiaries, as applicable, and, to the Knowledge of the Shareholders, the other parties thereto in accordance with their respective terms. Neither Executive nor any of its Subsidiaries, nor, to the Shareholders' Knowledge, any other party to any such contract is in default in the performance of, or is not in compliance with, any material provision of any such contract, including any minimum service requirements under any FBO Lease and no event has occurred that with the passage of time or the giving of notice or both would constitute a default by Executive or any Subsidiary or, to the Shareholders' Knowledge, any other party under any material provision thereof.

            (c) Except as set forth in Schedule 3.16, the consummation of the transactions contemplated by this Agreement would not give any party to a Contract listed in Schedule 3.16 the right to terminate or alter the terms of such contract.

            (d) Set forth in Schedule 3.16 is a list of the twenty-five (25) largest customers of Executive and its Subsidiaries by gallons of fuel purchased in the 2003 calendar year at each facility where Executive or a Subsidiary has a fixed base operation. Other than the customers set forth in Schedule 3.16, no other customer accounted for more than five percent (5%) of the gallons of fuel purchased by customers of Executive and its Subsidiaries taken as a whole in the 2003 calendar year. None of the customers listed in Schedule 3.16 has given Executive or its Subsidiaries written notice that such customer intends to cease or reduce its buying of goods or services from Executive or its Subsidiaries.

            (e) Except as disclosed in Schedule 3.16, no material supplier to or landlord of Executive or any of its Subsidiaries, including any party to the FBO Leases, or any Governmental Entity has taken, and neither Executive nor any of its Subsidiaries have received any written notice that, any material supplier to or landlord of Executive or any of its Subsidiaries, including any party to any of the FBO Leases, or any Governmental Entity contemplates taking, any steps to terminate the business relationship of the Executive or any of its Subsidiaries with such supplier or landlord, including any party to the FBO Leases.

      3.17 Bank Accounts, Etc. Schedule 3.17 sets forth a true, and complete list of all bank accounts, safe deposit boxes and lock boxes of Executive and its Subsidiaries including, with respect to each such account and lock box, identification of all authorized signatories.

      3.18  Employees; Employee Benefit Plans.

            (a) Schedule 3.18(a) sets forth a complete and correct list of each person who, as of the date set forth in Schedule 3.18(a), is employed by Executive or any of its Subsidiaries, including each active employee and each employee classified as inactive as a result of disability, leave of absence, layoff, or other absence. With respect to each such person, Schedule 3.18(a) includes the position, 2003 compensation, and the current wage rate as of the date specified on the Schedule. Schedule 3.18(a) sets forth a listing of all bonuses paid to management employees of Executive or any of its Subsidiaries with respect to calendar year 2003 and all bonuses in excess of $1,000 per individual paid to other employees of Executive or any of its Subsidiaries with respect to calendar year 2003.

            (b) Schedule 3.18(b) lists all deferred compensation, pension, profit sharing, stock option, stock purchase, savings, group insurance and retirement plans, and all vacation pay, severance pay, incentive compensation, consulting, bonus and other employee benefit or fringe benefit plans or arrangements, including but not limited to all plans or programs that constitute "employee benefit plans" as defined in
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained by Executive or its Subsidiaries or with respect to which contributions are made by Executive or its Subsidiaries (including health, life insurance and other benefit plans maintained for retirees) or with respect to which Executive or its Subsidiaries have any current or contingent liability (the "BENEFIT PLANS"). Schedule 3.18(b) identifies all Benefit Plans (if any) that are "QUALIFIED PLANS". A "Qualified Plan" means those Benefit Plans intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "CODE") and any trusts maintained pursuant thereto which are intended to be exempt from federal income taxation under Section 501 of the Code.

            (c) With respect, as applicable, to Benefit Plans (provided, however, that for the purposes of Sections 3.18(c)(iii) through (vi), inclusive, and Section 3.18(g), the term Benefit Plan shall not include the I.A.M. National Pension Fund listed on Schedule 3.18(b)):

                  (i) Except as set forth in Schedule 3.18(c)(i), neither Executive nor any of its Subsidiaries has since January 1, 1999, maintained or contributed to a Qualified Plan and, except to the extent accrued on the Financial Statements, Executive and its Subsidiaries have no unpaid material liability with respect to any Qualified Plan required by GAAP to be reflected on the Financial Statements.

                  (ii) Except as set forth in Schedule 3.18(c)(ii), neither Executive nor any of its Subsidiaries has since January 1, 1999 sponsored, maintained, contributed to, had any obligation to sponsor, maintain, contribute to or had any material liability (whether actual, contingent with respect to any of its assets, or otherwise) with respect to any Benefit Plan subject to Section 302 of ERISA or
                        Section 412 of the Code or Title IV of ERISA. Except as shown in Schedule 3.18(c)(ii), Executive and its Subsidiaries neither have nor, since January 1, 1999, have had any ERISA Affiliates other than each other. For purposes of this Agreement, "ERISA AFFILIATE" shall mean any person, trade or business, whether or not incorporated, which together with such person would be deemed, at any time from January 1, 1999 through the Closing Date, to be a single employer pursuant to the rules set forth in Section 4001 of ERISA or Section 414(b), (c), (m) or (o) of the Code.

                  (iii) True, correct and complete copies of all of the
                        following documents with respect to each Benefit Plan have been provided to Purchaser: (1) all plan documents, including but not limited to trust agreements, insurance policies, service agreements and amendments thereto, (2) the Forms 5500 and any financial statements attached thereto for the last three plan years for each Benefit Plan, (3) the last Internal Revenue Service ("IRS") determination letters that covered the qualification of each

                           Qualified Plan, and the materials submitted by Executive to obtain those letters, (4) the most recent summary plan descriptions and summaries of material modifications, (5) copies of all non-discrimination testing reports for the last three plan years for each Benefit Plan and (6) all other material employee communications relating to such Benefit Plans. To the Knowledge of the Shareholders, no officer, director, agent, representative or employee of Executive has made any oral or written representation which is inconsistent in any material respect with the terms of any written Benefit Plan.

                  (iv) There are no pending claims or lawsuits by, against, or relating to any Benefit Plan, and no claims or lawsuits have been asserted or instituted relating to any Benefit Plan, against the assets of any trust or other funding arrangement under any such plan, by or against Executive or any of its Subsidiaries with respect to any Benefit Plan or by or against the plan administrator or any fiduciary of any Benefit Plan, and the Shareholders do not have Knowledge of any fact that could form the basis for any such claim (other than routine claims for benefits) or lawsuit.

                  (v) Each Benefit Plan has been maintained in all material respects in accordance with its constituent documents and with all applicable provisions of the Code, ERISA and other laws, including federal and state securities laws. Each Benefit Plan that is a Qualified Plan meets the requirements of Section 401(a) of the Code.

                  (vi) Except to the extent that it could not reasonably be expected to result in a liability to Purchaser, Executive or any Subsidiary, with respect to each Benefit Plan, there has occurred no material non-exempt "prohibited transaction" (within the meaning of Section 4975 of the Code) or material transaction prohibited by Section 406 of ERISA or material breach of any fiduciary duty described in
                           Section 404 of ERISA and no Benefit Plan held or holds any stock or other security issued by Executive or its Subsidiaries.

                  (vii) Executive and its Subsidiaries do not contribute to and do not have any actual or contingent liability with respect to any "multiemployer plan" as defined in Section 3(37) of ERISA other than the I.A.M. National Pension Fund, and have not incurred any withdrawal liability with respect to any such plans including but not limited to the I.A.M. National Pension Fund, since January 1, 1999.

                  (viii) Neither Executive nor any Subsidiary has ever maintained, contributed to or had any actual or contingent liability to a "voluntary employees beneficiary association" as defined on

                           Section 501(c)(9) of the Code or any other "welfare benefit fund" as defined on Section 419(e) of the Code and all liability with respect to any self funded or self insured Benefit Plan has been properly accrued on the Financial Statements to the extent required by GAAP.

                  (ix) No matters are currently pending with respect to any Benefit Plan under the Employee Plans Compliance Resolution System maintained by the IRS or any similar program maintained by any other governmental entity.

                  (x) All contributions, premiums or other payments due under each Benefit Plan or required by applicable law have been made within the time due and all unpaid amounts attributable to each Benefit Plan for any period prior to the Closing Date will be accrued on the books and records of Executive and its Subsidiaries in accordance with GAAP.

            (d) Except as set forth in Schedule 3.18(d), no employee, independent contractor, or former employee (or any dependents or beneficiaries of any such person) of Executive or any of its Subsidiaries is entitled to receive any benefits, including, without limitation, death or medical benefits (whether or not insured) beyond retirement or other termination of employment, other than (1) death or retirement benefits under a Qualified Plan, (2) deferred compensation benefits accrued as liabilities on the Financial Statements or (3) continuation coverage mandated under Section 4980B of the Code or other applicable law.

            (e) Except as set forth in Schedule 3.18(e), neither Executive nor any of its Subsidiaries has declared or paid or will pay any bonus compensation in contemplation of the transactions contemplated by this Agreement.

            (f) Neither Executive nor its Subsidiaries are parties to any contract, agreement, plan or arrangement requiring them to make payments to any person that would be a "parachute payment" (within the meaning of Section 280G of the Code) by reason of the consummation of the transactions contemplated by this Agreement.

            (g) Each Benefit Plan is terminable at the discretion of Executive or a Subsidiary and without cost to such entity.

            (h) To the Knowledge of the Shareholders and subject to the provisions of the existing labor union agreements listed in Schedule 3.19, Executive and its Subsidiaries may, without cost, withdraw its employees from the I.A.M. National Pension Fund. For purposes of this paragraph, withdrawal liability with respect to such multiemployer plan shall be treated as a cost.

      3.19 Labor Matters. Except as set forth in the correspondingly numbered section of Schedule 3.19, with respect to employees of Executive and its
Subsidiaries:

            (a) Executive and its Subsidiaries are and have been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including without limitation any such laws respecting employment discrimination, workers compensation, family and medical leave, the Immigration Reform and Control Act, the Americans with Disabilities Act, and occupational safety and health requirements, and have not and are not engaged in any unfair labor practice;

            (b) There is not now, nor since January 1, 2000 has there been any unfair labor practice complaint against Executive or any of its Subsidiaries pending or to the Shareholders' Knowledge, threatened before the National Labor Relations Board or any other comparable authority;

            (c) There is not now, nor since January 1, 2000, has there been, any labor strike, lock-out, slowdown, or work stoppage actually pending or, to the Shareholders' Knowledge, threatened against or directly affecting Executive or any of its Subsidiaries;

            (d) No labor representation organization effort exists nor has there been any such activity since January 1, 2000;

            (e) No grievance or any arbitration proceeding arising out of or under collective bargaining agreements is pending and, to the Shareholders' Knowledge, no claims therefor exist or have been threatened;

            (f) The employees of Executive and its Subsidiaries are not represented by any labor union, and no collective bargaining agreement is binding and in force against Executive or any of its Subsidiaries or currently being negotiated by Executive or any of its Subsidiaries;

            (g) Neither Executive nor its Subsidiaries is a party to an employment agreement and, subject to the provisions of the employment agreements listed in Schedule 3.18(b) and the labor union agreements listed in Schedule 3.19, the terms of employment of all employees of Executive and each Subsidiary are such that their employment may be terminated at will with notice given at any time and without liability for payment of compensation or damages;

            (h) Since January 1, 2000, all individuals classified by Executive and its Subsidiaries as "independent contractors" satisfy and have satisfied the requirements of law to be so classified and Executive and its Subsidiaries have fully and accurately reported the compensation paid to such independent contractors on IRS Forms 1099 when required to do so; and

            (i) No employee of Executive or any Subsidiary is currently on leave as a result of any work related injury or accident or receiving disability benefits under any Benefit Plan.

      3.20  Property.

            (a) Schedule 3.20 lists all oral or written leases, including the FBO Leases, subleases, licenses, concession agreements or other use or occupancy agreements pursuant to which Executive or its Subsidiaries lease to or from any other party any real property, including all renewals, extensions, modifications or supplements to any of the foregoing or substitutions for any of the foregoing (collectively, the "LEASES"), and, if applicable, identifies each of the municipal airports to which they relate (collectively, the "AIRPORTS"). Executive and its Subsidiaries do not own any real property.

            (b) Schedule 3.20 identifies, as of the date reflected thereon all tangible personal property and assets (other than inventory) owned or leased by Executive or its Subsidiaries. Except as set forth in Schedule 3.20, each of Executive and its Subsidiaries has good and marketable title to all, of tangible and intangible property and assets owned by it, free of liens except for statutory mechanics' and materialmen's liens and liens for Taxes (as defined in Section 3.21(b) below) not yet due and payable (such items described therein bring referred to as "PERMITTED LIENS") of any nature whatsoever. Executive and its Subsidiaries own or lease all assets and properties that are used in or necessary to the operation of the Business.

            (c)   Except as set forth in Schedule 3.20:

                  (i) All Leases are valid and in full force and effect, and have not been assigned, modified, supplemented or amended. Executive has provided Purchaser with true and complete copies of all of the Leases and all amendments thereto, and has made available to Purchaser all material correspondence related thereto. Except as set forth in Schedule 3.20, Executive's and its Subsidiaries' interests under the Leases are held free of all mortgages, liens, charges, claims, restrictions, pledges, security interests, impositions, covenants, conditions and other encumbrances.

                  (ii) Executive and its Subsidiaries have received no notice of threatened condemnation proceedings, lawsuits or administrative actions relating to any of the real property or any other matters which do or may adversely effect the current use, occupancy or value thereof and there an no pending or, to the Shareholders' Knowledge, threatened condemnation proceedings, lawsuits or administrative actions relating to any of the real property or any other matters which do or may adversely effect the current use, occupancy or value thereof.

                  (iii) All facilities, buildings, improvements and other
                        structures located on the leased real property and all present uses and operations of the leased real property and the structures by Executive and its Subsidiaries, comply in all material respects to the Knowledge of the Shareholders with all applicable zoning, land-use, building, fire, labor, safety, subdivision and other governmental requirements and all deed or other title covenants or restrictions applicable thereto. Neither Executive nor any of its Subsidiaries has received any notice that any of the leased real property or any of the structures, or the use, occupancy or operation thereof by Executive or its Subsidiaries, violate any governmental requirements or deed or other title, covenants or restrictions, except for any violations which do not have a material effect.

                  (iv) Each of Executive and its Subsidiaries has obtained all approvals of governmental authorities (including certificates of use and occupancy, licenses and permits) required in connection with the construction, ownership, use, occupation and operation of the leased real property and the structures thereon, and all equipment owned or used by Executive or its Subsidiaries. To the Knowledge of the Shareholders, none of the leased real property or any of the structures thereon are dependent upon or benefit from any "nonconforming use" or similar zoning classification.

                  (v) Other than in the ordinary course of business, there are no parties other than Executive or its Subsidiaries in possession of any of the leased real property or any portion thereof, and, other than in the ordinary course of business, there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any of the leased real property or any portion thereof.

                  (vi) To the Knowledge of the Shareholders, the legal descriptions for the real property contained in the Leases adequately describe the leased real property subject thereto. To the Knowledge of the Shareholders, all structures on the leased real property are located within the boundary lines of the leased real property and no structures, facilities or other improvements on any parcel adjacent to any of the leased real property encroach onto any of the leased real property. To the Knowledge of the Shareholders, all structural, mechanical and other physical systems related to the leased real property are in good operating condition and repair, reasonable wear and tear excepted, in all material respects.

                  (vii) Neither Executive nor its Subsidiaries nor their
                        respective landlords are in default under any of the Leases, nor are there any state of facts which with notice, the passage of time or both would constitute a default by Executive or any of its Subsidiaries under any of the Leases. Neither Executive nor any of its Subsidiaries has received any notice of default or claim of default by any landlord under any of the Leases.

                  (viii) Neither Executive nor any of its Subsidiaries is required to make any capital expenditure under the terms of the Leases.

      3.21  Taxes.

            (a) Executive and its Subsidiaries have timely filed with the appropriate federal, state, local or foreign governmental authorities (each a "TAXING AUTHORITY") any and all declarations, returns, reports, estimates, information returns, schedules, statements or other documents filed or required to be filed with any Taxing Authority, ("TAX RETURNS") on or before the date hereof (taking into account any extension of time obtained or allowed for filing such Tax Returns) (and will file all such Tax Returns required to be filed after the date hereof through the Closing Date), and such Tax Returns are (or will be) true, correct and complete in all material respects. Executive and its Subsidiaries have made available to Purchaser true and complete copies of all their Tax Returns for all periods ending on or after December 31, 2000, and all material examination reports issued since such date by Taxing Authorities with respect to Taxes of Executive and its Subsidiaries and statements of material Taxes assessed since such date against Executive or its Subsidiaries that were not shown, but were required to have been shown, on Tax Returns filed by them.

            (b) Executive and its Subsidiaries have paid in full all federal, state and local or foreign income, estimated, payroll, withholding, excise, sales, use, real and personal property, use and occupancy, business and occupation, mercantile, transfer, capital stock and franchise or other taxes of any kind whatsoever (all the foregoing taxes, including interest, additions and penalties thereon, being hereinafter collectively called ("TAXES") required to have been paid by Executive and its Subsidiaries (whether or not shown on any Tax Return).

            (c) Except as set forth in Schedule 3.21, Executive and its Subsidiaries have made adequate provision in the Executive Balance Sheet and will make adequate provision in the estimated statement of Net Working Capital described in Section 1.7(c), in accordance with GAAP, for payment of all Taxes payable by Executive and its Subsidiaries for any taxable period or portion thereof ending on or before the effective date of such statement, and any Tax attribute reflected on its Tax Returns is correctly reflected in all material respects.

            (d) Except as set forth in Schedule 3.21, none of Executive or its Subsidiaries is delinquent in the payment of any Tax or has requested or been granted any extension of time within which to file any Tax Return which Tax Return has not since been filed.

            (e) Except as set forth in Schedule 3.21, there are no outstanding requests for rulings or determinations in respect of any Tax or Tax attribute pending between Executive or any of its Subsidiaries and any Taxing Authority.

            (f) None of Executive or its Subsidiaries has granted any extension or waiver of the statute of limitations period applicable to assessment or collection of any Tax, which period (after, giving effect to such extension or waiver) has not expired.

            (g) For purposes of filing income Tax Returns and calculating income Taxes, except as set forth in Schedule 3.21, neither Executive nor its Subsidiaries have been a member of an affiliated, consolidated, combined or unitary group other than one of which Executive was the common parent. Except as set forth in Schedule 3.21, Executive and Subsidiaries are not and have not been a party to any Tax allocation, Tax sharing or similar agreement or arrangement, have no liability for or with respect to Taxes of another Person pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

            (h) Executive and its Subsidiaries have not received any written notice of deficiency or assessment from any Taxing Authority with respect to liabilities for income Taxes or any other Taxes which have not been fully paid or finally settled. There are no mortgages, pledges, security interests, encumbrances, liens or charges of any kind with respect to Taxes upon any of the properties or assets of Executive or its Subsidiaries, other than liens for Taxes not yet due and payable or that are being contested in good faith.

            (i) Except as set forth in Schedule 3.21, there are no ongoing audits relating to Taxes of Executive or any of its Subsidiaries or examinations of any Tax Return which includes Executive or any of its Subsidiaries and no notice of such audit or examination has been received by Executive or any of its Subsidiaries in respect of any such future audit or examination.

            (j) Executive and its Subsidiaries have not entered into nor has there been entered into on their behalf any closing or similar agreement with any Taxing Authority, and have not obtained any ruling or determination relating to Taxes, that remains in effect (including, without limitation, any requirement, incident to a change in method of accounting, to include an amount in income for any taxable period ending after the Closing Date pursuant to
Section 481(a) of the Code or any similar provision).

            (k) Executive and its Subsidiaries have received no notice of any claims, actions, suits, proceedings, or investigations, and there are no pending claims, actions, suits, proceedings, or investigations, with respect to Executive or any of its Subsidiaries in respect of any Tax or Tax attribute.

            (l) All monies which Executive or its Subsidiaries are required by law to withhold from employees or other third parties have been withheld and either timely paid to the proper governmental authority or set aside in accounting for payment when due and accrued in the books of Executive or its Subsidiaries. Executive and its Subsidiaries have complied with all information reporting and backup withholding requirements.

            (m) Except as set forth in Schedule 3.21, neither Executive nor any Subsidiary is a party to any contract, agreement, plan or arrangement covering any employee or former employee of either Executive or any of its Subsidiaries that, individually or collectively, would obligate Executive or any of its Subsidiaries to make a payment of any amount (or portion thereof) that would not be deductible pursuant to Sections 280G, 404 or 162 of the Code; provided that for purposes of determining compliance with this representation, payments made after the Closing other than payments made pursuant to contracts, agreements, plans or arrangements described above that are in effect as of the time of the Closing shall not be taken into account, and the law in effect as of the Closing Date shall be applied.

            (n) Neither Executive nor its Subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by any of them.

            (o) Neither Executive nor any of its Subsidiaries is, and has not been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

            (p) Neither Executive nor its Subsidiaries have taken any action not in accordance with past practice that would have the effect of deferring a measure of Tax from a period (or portion thereof) ending on or before the Closing Date to a period (or portion thereof) beginning after the Closing Date. Neither Executive nor its Subsidiaries have any deferred income or Tax Liability arising out of any transaction, including without limitation, any (i) intercompany transaction (as defined in Treasury Regulation Section 1.1502-13), or (ii) the disposal of any property in a transaction accounted for under the installment method pursuant to Section 453 of the Code, except to the extent adequately reserved for on the Interim Balance Sheet.

            (q) No property owned by Executive or its Subsidiaries is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986,
(ii) "tax-exempt use property" within the meaning of Section 168(h)(1) of the Code or (iii) is "tax-exempt bond financed property" within the meaning of
Section 168(g) of the Code.

            (r) None of Executive or its Subsidiaries have, in the two years prior to the date of this Agreement, constituted either a "distributing corporation" or a "controlled corporation" within the meaning of Section 355(a)(1)(A) of the Code in a distribution qualifying (or intended to qualify) under Section 355 of the Code (or so much of Section 356 as relates to Section
355).

      3.22  Environmental Matters.

            (a)   Except as set forth in Schedule 3.22:

                  (i) To the Knowledge of the Shareholders, Executive and each of its Subsidiaries hold, and are in compliance in all material respects with, all Permits, and with all applicable federal, state and local laws, regulations, orders, requirements, and common law relating to pollution or protection of the environment, health, or safety (including, without limitation, ambient air, surface water, groundwater, land, or surface or subsurface strata) including, without limitation, all federal, state or local laws, regulations, orders, requirements, and common law relating to emissions, discharges, releases or threatened releases of petroleum and petroleum-derived products, pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes (collectively, "HAZARDOUS SUBSTANCES"), and all federal, state or local laws, regulations, orders, requirements, and common law relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Substances including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901
                        et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq., and the rules and regulations promulgated thereunder, all as amended and supplemented from time to time, and together with any successors thereto (all the foregoing collectively, "ENVIRONMENTAL LAWS"), and, to the Shareholders' Knowledge, there are no circumstances that will prevent such compliance in the future.

                  (ii) Neither Executive nor any of its Subsidiaries has received any written request for information, or has been notified that it is a potentially responsible party, under the CERCLA, or any similar state law with respect to any on-site or offsite location.

                  (iii) No notice, notification, demand, request for
                        information, citation, summons, complaint or order has been issued, no complaint has been filed, no penalty has been assessed, no claim has been made, and no investigation or review (collectively, "ENVIRONMENTAL NOTICES") is pending or, to the Shareholders' Knowledge, threatened by any Governmental Entity or other Person with respect to any (1) alleged violation by Executive or any of its Subsidiaries of any Environmental Law or liability thereunder or (2) alleged failure by Executive or any of its Subsidiaries to have any required Permit.

                  (iv) Other than those listed in Schedule 3.22, to the Knowledge of the Shareholders, there have been no discharges, emissions, spilling, leaking, pouring, emptying, or other releases of Hazardous Substances which are or were reportable by Executive or its Subsidiaries under any Environmental Law.

            (b) Except as set forth in Schedule 3.22, there has been no investigation, study, audit, test, review or other analysis (including any Phase I environmental assessments) conducted by, for, or provided to Executive or its Subsidiaries in relation to any real property or the Business.

            (c) Neither Executive nor any of its Subsidiaries is subject to any judgment, decree, order, or consent agreement relating to compliance with any Environmental Law, or the cleanup of Hazardous Substances under any Environmental Law.

      3.23  Permits.

            (a) Executive and each of its Subsidiaries has obtained and holds in full force, and Schedule 3.23 sets forth a complete and accurate list of, all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises, rights, orders, qualifications and similar rights or approvals granted or issued by any governmental or regulatory authority relating to the Business of Executive or any of its Subsidiaries (each, a "PERMIT" and collectively, "PERMITS") that are necessary or advisable for the operation of the Business or of any real property or equipment used therein. Executive, its Subsidiaries and each of their employees, independent contractors or agents is in compliance with the material terms of any such Permit.

            (b) Neither Executive nor any of its Subsidiaries (1) hold any Permit issued by the FAA or by the U.S. Department of Transportation or (2) own or lease aircraft or (3) operate aircraft for a third party under a management agreement or other similar arrangement.

            (c) Neither Executive nor any of its Subsidiaries provide aircraft repair or maintenance services to third parties or operate aircraft for compensation or hire and the failure to provide aircraft repair or maintenance service to third parties or to operate aircraft for compensation or hire does not contravene any provision in any contract, license, permit, order, lease, or agreement with any party and does not form the basis for termination of any contract, license, permit, lease or agreement.

            (d) Except as set forth in Schedule 3.23, neither the execution, delivery and performance of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) result in or give to any person any right of termination, non-renewal, cancellation, acceleration or modification in or with respect to any such Permit, (ii) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under any such Permit or (iii) result in the creation or imposition of any adverse claim upon Executive, any of its Subsidiaries or any of their respective assets under the terms of any Permit.

            (e) Except as set forth in Schedule 3.23, there is no order, notice, rule, or directive, outstanding or, to the Knowledge of Shareholders, any proposed order, rule notice or directive, issued by any governmental authority against Executive or any of its Subsidiaries, nor is there now pending, or to the Knowledge of the Shareholders, threatened, any legal or regulatory proceeding, which could adversely affect the business or assets of Executive or any of its Subsidiaries, or any Permit required to be obtained and maintained by Executive or any of its Subsidiaries.

      3.24 Transactions with Affiliates. Except as set forth in Schedule 3.24 since January 1, 2000 there have been no transactions, contracts, understanding or agreements of any kind between Executive or any of its Subsidiaries and any of their respective Affiliates (as defined below) which require disclosure in audited financial statements prepared in accordance with GAAP and were not disclosed. For purposes of this Agreement, "AFFILIATE" shall mean, with respect to any Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the first mentioned Person.

      3.25 Intellectual Property. Schedule 3.25 contains an accurate and complete list of (a) all patents, patent applications, registered trademarks and service marks, trademark and service mark applications, registered copyrights and copyright registration applications owned or filed by Executive or any of its Subsidiaries and (b) all material licenses and other agreements relating to technology, know-how, software or processes used in or otherwise necessary to the Business of Executive or any of its Subsidiaries, whether proprietary to Executive or any of its Subsidiaries or licenses or otherwise authorized to use by others (the items set forth in clauses (a) and (b) above are collectively referred to herein as the "INTELLECTUAL PROPERTY"). Except as set forth in
Schedule 3.25, the patents, trademarks and the copyrights that constitute Intellectual Property are valid, subsisting and enforceable in accordance with their terms and conditions (subject to (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, moratorium, reorganization, receivership and similar laws relating to or affecting the enforcement of the rights and remedies of creditors generally and (ii) principles of equity (regardless of whether considered and applied in a proceeding in equity or at law)), and the patents, registered trademarks and services marks, and registered copyrights are duly recorded in the name of Executive or its Subsidiaries. Except as set forth in
Schedule 3.25, no claims have been asserted by any entity or person with respect to challenging the ownership, validity, enforceability or use of the Intellectual Property, nor to the Shareholders' Knowledge, is there any valid grounds for any such bona fide claims. The use or other exploitation of such Intellectual Property by Executive and its Subsidiaries do not infringe the rights of any other entity or person. Schedule 3.25 sets forth a true and complete list of all license agreements between any of Executive or any of its Subsidiaries and third-parties with respect to the use of the Intellectual Property. To the extent Executive or any of its Subsidiaries uses any Intellectual Property owned by a third party, Executive or Subsidiary has a license with such third party for the use of such Intellectual Property and, to the Knowledge of the Shareholders, is not in default under any such license.

      3.26 Absence of Certain Changes or Events. From December 31, 2003 to the date hereof, except as disclosed in Schedule 3.26 or in the Financial Statements, or as otherwise expressly consented to in writing by Purchaser, Executive's and its Subsidiaries' Business have been operated only in the ordinary course of business (except as expressly contemplated by this Agreement), and there has not been any:

            (a) Change in the financial condition, assets, liabilities, prospects, or net worth of Executive or its Subsidiaries, except changes in the ordinary course of business, none of which, individually or in the aggregate has been or is reasonably likely to be materially adverse to Executive or its Subsidiaries;

            (b) Sale, assignment or transfer, other than in the ordinary course of business and consistent with past practice, of any assets of Executive or any of its Subsidiaries;

            (c) Acquisition by merger, consolidation with, purchase of substantially all of the assets or capital stock of, or any other acquisition of any material assets or business of, any corporation, partnership, association or other business organization or division thereof;

            (d) Change in accounting methods or practices by Executive or any of its Subsidiaries, except as required by GAAP;

            (e) Entry into, or termination, amendment or modification of, any material contract, agreement, commitment, transaction, license, permit or other instrument (including, without limitation, any borrowing, capital expenditure, capital contribution or capital financing).

            (f) Increase in salary, bonuses or other compensation payable or to become payable to, or any advance or loan to any officer or employee of Executive or its Subsidiaries, except in the ordinary course of business, consistent with past practice, and neither Executive nor its Subsidiaries have
(i) entered into any Benefit Plan or Benefit Agreement, employment, severance, or other agreements relating to compensation or fringe benefits or (ii) adopted or changed any existing Benefit Plan or Benefit Arrangement;

            (g) Casualty involving material assets of Executive's or any of its Subsidiaries' Business, not covered by insurance, in excess of $15,000;

            (h) Strike, walkout, labor trouble or any other new or continued event, development or condition of any character which has or could materially adversely affect the Business, properties, assets of Executive or its Subsidiaries;

            (i) Declaration, setting aside or payment of a dividend or other distribution in respect of any of the capital stock of Executive or its Subsidiaries, or any direct or indirect redemption, purchase or other acquisition of any capital stock of Executive or its Subsidiaries or any rights to purchase such capital stock or securities convertible into or exchangeable for such capital stock;

            (j) Cancellation or waiver of any right material to the operation of Executive's or its Subsidiaries' Business or any cancellation or waiver of any debts or claims of substantial value or any cancellation or waiver of any debts or claims against any officer, director or employee of Executive or its Subsidiaries;

            (k) Payment, discharge or satisfaction of any liability or obligation (whether accrued, absolute, contingent or otherwise) by Executive or any of its Subsidiaries, other than the payment, discharge or satisfaction, in the ordinary course of business, of liabilities or obligations shown or reflected on the Financial Statements or incurred in the ordinary course of business since the Interim Balance Sheet Date;

            (l) Adverse change, or, to the Knowledge of the Shareholders, threat of any adverse change, in Executive's or any of its Subsidiaries' relations with, or any loss, or, to the Knowledge of the Shareholders, threat of loss of, Executive's or any of its Subsidiaries' landlords, suppliers, clients or customers, including any party to the FBO Leases or any Governmental Entity, which, individually or in the aggregate, has been or will be materially adverse to Executive or any of its Subsidiaries as a whole;

            (m) Write-offs as uncollectible of any notes or accounts receivable of Executive or its Subsidiaries or write-downs of the value of any asset or inventory by Executive other than in immaterial amounts or in the ordinary course of business consistent with past practice and at a rate no greater than the during the six months ended on the Interim Balance Sheet Date;

            (n) Creation, incurrence, assumption or guarantee by Executive or its Subsidiaries of any obligations or liabilities (whether absolute, accrued, contingent or otherwise and whether due or to become due), except in the ordinary course of business, or any creation, incurrence, assumption or guarantee by Executive or its Subsidiaries of any indebtedness for borrowed money;

            (o) Disposition of or failure to keep in effect any rights in, or for the use of any patent, trademark, service mark, trade name or copyright, or any disclosure to any person not an employee or other disposal of any trade secret, process or know-how;

            (p) Transaction, agreement or event (i) outside the ordinary course of business for Executive's or any of its Subsidiaries' Business, or (ii) inconsistent with past practice and which could have a material adverse affect on Executive, any of its Subsidiaries or the Business; or

            (q)   Agreement by Executive to do any of the foregoing.

      3.27 Brokerage. Executive has not made any agreement or taken any other action which might cause anyone to become entitled to a broker's fee or commission as a result of the transactions contemplated hereby.

      3.28 Fuel Flowage. True and correct copies of Executive's and its Subsidiaries' fuel flowage and gross receipt statements as filed with the relevant Airport authorities for the period from January 1, 2003 through December 31, 2003, reflecting the gallons of fuel sold by Executive and its Subsidiaries, and revenues on which Executive and its Subsidiaries paid a percentage fee, during such period are attached to Schedule 3.28. Such statements accurately reflect the gallons of fuel sold and revenues earned by Executive and its Subsidiaries during such period and were prepared in accordance with Executive's books and records. Executive's and its Subsidiaries' fuel sales records for each customer who purchased fuel during the period January 1, 2004 through March 31, 2004 are also attached to Schedule 3.28. Such fuel sales records accurately reflect the actual number of gallons sold to each customer of Executive and its Subsidiaries during such period and the actual prices charged by Executive and its Subsidiaries to each customer during such period.

                                    ARTICLE 4
                   REPRESENTATION AND WARRANTIES OF PURCHASER

      Purchaser represents and warrants to Executive as follows:

      4.1 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

      4.2 Authorization. Purchaser has the full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Purchaser of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by the Purchaser and constitutes a valid, legal and binding obligation of Purchaser, enforceable in accordance with its terms and conditions, subject to (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, moratorium reorganization, receivership and similar laws relating to or affecting the enforcement of the rights and remedies of creditors generally and (ii) principles of equity (regardless of whether considered and applied in a proceeding in equity or at law).

      4.3 No Violations. The execution, delivery and performance of this Agreement by Purchaser, and the consummation by Purchaser of the transactions contemplated hereby, will not (a) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of Purchaser, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of amendment, termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Purchaser is a party or by which it is bound, or (c) assuming compliance with the HSR Act, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser, or its properties or assets.

      4.4 Brokerage. Purchaser has not made any agreement or taken any other action which might cause anyone to become entitled to a broker's fee or commission from Executive or the Shareholders as a result of the transactions contemplated hereunder.

                                    ARTICLE 5
                                OTHER OBLIGATIONS

      5.1 Conduct of Business Pending Closing. From and after the date hereof and pending Closing, and unless Purchaser shall otherwise consent or agree in writing, Executive and the Shareholders covenant and agree that:

            (a) Ordinary Course. The Business of Executive and its Subsidiaries will be conducted only in the ordinary course and consistent with past practice, including billing and collection practices and payment of accounts payable.

            (b) Preservation of Business. Executive and the Shareholders will use commercial best efforts to preserve the business organization of Executive and its Subsidiaries intact, to keep available the services of the present officers and employees of Executive and its Subsidiaries, and to preserve the goodwill of the suppliers, customers and others having business relations with Executive and its Subsidiaries.

            (c) Material Transactions. Executive will not, and will not permit its Subsidiaries to:

                  (i) amend its certificate of incorporation, bylaws, or other organizational documents;

                  (ii) change its authorized or issued capital stock, or other equity interest or issue any rights or options to acquire shares of its capital stock or other equity interest;

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

                  (iii) enter into any contract or commitment the performance of which may extend beyond the Closing, except those made in the ordinary course of business, the terms of which are consistent with past practice and reasonable in light of current conditions;

                  (iv) enter into any employment or consulting contract or arrangement with any person which is not terminable at will, without penalty or continuing obligation;

                  (v) incur, create, assume or suffer to exist any mortgage, pledge, lien, restriction, encumbrance, tenancy, encroachment, covenant, condition, right-of-way, easement, claim, security interest, charge or other matter affecting title on any of its assets or other property, except Permitted Liens;

                  (vi) make, change or revoke any Tax election or make any agreement or settlement with any Taxing Authority;

                  (vii) incur any debt or other obligation for money borrowed;

                  (viii) loan, advance funds or make an investment in or capital contribution to any person other than Executive;

                  (ix) except as expressly contemplated in this Agreement, take any action or permit to occur any event described in Section 3.26;

                  (x) take any action or omit to take any action which will result in a violation of any applicable law or cause a breach of any agreements, contracts or commitments; or

                  (xi) enter into any agreement, or otherwise commit, to do any of the foregoing.

It is expressly understood, however, that Executive, at its discretion, may elect at any time prior to the Closing to resolve its pending claim for indemnification under the indemnification insurance policy obtained in connection with the acquisition of Atlantic Aviation Corporation by Executive.

            (d) Interim Financial Statements. Executive will deliver to Purchaser as soon as practicable after the end of each month and the end of each calendar quarter prior to the Closing Date, commencing with the month ended March 31, 2004, an unaudited consolidated balance sheet as of such date and related unaudited consolidated statements of income and cash flows for the periods then ended for Executive and its Subsidiaries (the "INTERIM FINANCIAL STATEMENTS"), which Interim Financial Statements shall fairly present Executive and its Subsidiaries' financial condition, results of operations and cash flows for the periods then ended in accordance with GAAP. Notwithstanding anything to the contrary contained in this Agreement or the Confidentiality Agreement, the Purchaser (and its permitted assigns) shall have the right to use and disclose the Interim Financial Statements and related documents, together with such information about Executive and its Subsidiaries as Purchaser (or its permitted assign) reasonably believes is required or advisable to be included therewith, in connection with any debt or equity financing to be done by the Purchaser or any of its Affiliates.

            (e) Maintenance of Employees. Executive will use, and cause each of its Subsidiaries to use, commercially reasonable efforts to retain all existing employees of Executive and its Subsidiaries and will promptly notify Purchaser of the termination of employment of any existing employee or the receipt by Executive or any of its Subsidiaries of notice of termination of employment of any existing employee.

            (f) Insurance. Executive and its Subsidiaries shall maintain and shall cause its Subsidiaries to maintain in full force and effect the policies of insurance listed in Schedule 3.16, subject only to variations required by the ordinary operations of the Business, or else will obtain, prior to the lapse of any such policy, substantially similar coverage with insurers of recognized standing and approved in writing by the Purchaser which approval shall not be unreasonably withheld or delayed. Executive shall promptly advise Purchaser in writing of any change of insurer or type of coverage in respect of the policies listed in Schedule 3.16.

      5.2 Access, Information and Documents. Executive and its Subsidiaries will give to Purchaser and to Purchaser's counsel, accountants and other representatives reasonable access during normal business hours to all of Executive's and its Subsidiaries' properties, books, Tax Returns, contracts, commitments, records, officers, personnel, accountants, customers and suppliers and will furnish to Purchaser all such documents and copies of documents (certified to be true copies if requested) and all information with respect to the affairs of Executive and its Subsidiaries as Purchaser may reasonably request. No investigation or receipt of information by Purchaser pursuant to this Agreement shall diminish or obviate any of the representations, warranties, covenants or agreements of Executive under this Agreement or the conditions to the obligations of Purchaser under this Agreement.

      5.3 Acquisition Proposals. From the date hereof through the Closing, the Shareholders shall not sell or otherwise transfer any of the Shares to any other person, and neither Executive nor its Subsidiaries, or any of their Affiliates, officers, directors, employees, representatives or agents, shall, directly or indirectly, solicit, initiate or participate in any way in discussions or negotiations with, or provide any information or assistance to, any person or group of persons (other than Purchaser) concerning any acquisition of an equity interest in, or in a merger, consolidation, liquidation, dissolution, disposition of assets (other than in the ordinary course of business and as specifically permitted pursuant to this Agreement) of Executive or any of its Subsidiaries, or any disposition of any of the Shares (other than pursuant to the transactions contemplated by this Agreement), or assist or participate in, facilitate or encourage any effort or attempt by any other person to do or seek to do any of the foregoing.

      5.4   HSR Filing; Further Assurances.

            (a) Each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated hereby as soon as practicable. Without limiting the foregoing, Executive and Purchaser will as promptly as practicable, but in no event later than ten (10) days following the execution and delivery of this Agreement, file with the Federal Trade Commission and the Department of Justice the notification and report form, if any, required for the transactions contemplated hereby pursuant to the HSR Act. Any such notification and report will be in substantial compliance with the requirements of the HSR Act. Executive and Purchaser shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary under the HSR Act. Executive and Purchaser shall keep each other apprised of the status of any communications with, and inquiries or requests for additional information from, the Federal Trade Commission and Department of Justice. Purchaser shall be responsible for the payment of all filing or other fees applicable to the Notification and Report Form filed pursuant to the HSR Act.

            (b) Each party shall promptly give the other party written notice of the existence or occurrence of any condition which would make any representation or warranty herein contained of either party untrue as of the date of this Agreement or any subsequent date as if made on and as of such subsequent date (except for those representations and warranties which address matters only as of a particular date) or which might reasonably be expected to prevent the consummation of the transactions contemplated hereby.

            (c) From and after the date hereof, Executive covenants and agrees to cooperate with the Purchaser and shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do or cause to be done, all things necessary or desirable, including the making of any applicable disclosures, under applicable law and regulation as the Purchaser may reasonably request to take or do in connection with any restructuring or equity or debt financing done by the Purchaser or any of its Affiliates; provided, however, that Executive shall not be obligated to incur or pay any costs or expenses in connection with providing such cooperation or taking or doing any such actions or things.

                                    ARTICLE 6
                       CONDITIONS TO CLOSING; TERMINATION

      6.1 Conditions Precedent to Obligations of Purchaser. The obligations of Purchaser to proceed with the Closing under this Agreement are subject to the fulfillment prior to or at Closing of the following conditions (any one or more of which may be waived in whole or in part by Purchaser in Purchaser's sole discretion):

            (a) Bringdown of Representations and Warranties. The representations and warranties of the Shareholders contained in this Agreement shall be true and correct in all material respects on and as of the time of Closing, with the same force and effect as though such representations and warranties had been made on, as of and with reference to such time, and Purchaser shall have received a certificate to such effect as to the representations and warranties contained in Article 3 of this Agreement signed by an officer of Executive and the Shareholder Representative in form reasonably acceptable to Purchaser.

            (b) Performance and Compliance. The Shareholders and Executive shall have performed, in all material respects, all of the covenants and complied, with all of the provisions required by this Agreement to be performed or complied with by them on or before the Closing, and Purchaser shall have received a certificate to such effect signed by an officer of Executive and the Shareholder Representative in form reasonably acceptable to Purchaser.

            (c) Opinion of Counsel. Purchaser shall have received from counsel for the Shareholders and Executive an opinion dated the date of the Closing substantially in the form set forth in Exhibit D.

            (d) Satisfactory Instruments. All instruments and documents reasonably required on the part of the Shareholders or Executive to effectuate and consummate the transactions contemplated hereby shall be delivered to Purchaser and shall be in form and substance reasonably satisfactory to Purchaser and its counsel. Purchaser shall have received the original certificates representing all of the Shares and the Canterbury Warrant, duly endorsed in blank or with duly executed stock powers attached, and certificates of good standing of Executive and each of its Subsidiaries, issued not earlier than ten (10) days prior to the Closing Date, by the appropriate Governmental Entity for the jurisdiction of its incorporation or formation.

            (e) Required Consents. All required consents and approvals of third parties, including, without limitation, all governmental departments, agencies, authorities and commissions to the transactions contemplated hereby shall have been obtained and no such consent or approval shall have been conditioned upon the modification in any material respect, cancellation or termination of any material lease, commitment, agreement, easement, right, license, permit or authorization of Executive or any of its Subsidiaries or shall impose on Purchaser, Executive or any of its Subsidiaries any material condition, provision or requirement not presently imposed upon any of them or any condition that would be materially more restrictive after the Closing than the conditions presently imposed on Executive or any of its Subsidiaries, as the case may be.

            (f) HSR. All waiting periods applicable under the HSR Act shall have expired and no action shall have been taken or threatened by the Federal Trade Commission or the Department of Justice seeking to prohibit the transactions contemplated hereby.

            (g) Litigation. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby or which would limit or adversely affect Purchaser's ownership or control of Executive, any or its Subsidiaries or the Business of Executive or any of its Subsidiaries, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any court or governmental agency or other regulatory or administrative agency or commission: (i) challenging any of the transactions contemplated by this Agreement or seeking monetary relief by reason of the consummation of such transactions; (ii) by any present or former owner of any capital stock or equity interest in Executive of any of its Subsidiaries (whether through a derivative action or otherwise) against Executive or any of its Subsidiaries or any officer, director or shareholder of Executive or any of its Subsidiaries in his or her capacity as such; or (iii) which could reasonably be expected to have a material adverse effect on the business or condition (financial or otherwise) of Executive or any of its Subsidiaries.

            (h) No Material Adverse Change. No material adverse change in its business, operations, properties, assets, income, cash flow, liabilities, working capital or condition (financial or otherwise) of Executive and its Subsidiaries, as a whole, shall have occurred since December 31, 2003.

            (i) Stock Options. As of the Closing, all of the Options and Warrants (other than the Canterbury Warrant) shall have been cancelled pursuant to Cancellation Agreements for the consideration specified in the Cancellation Agreements. Simultaneously with the Closing, the holders of such Options and Warrants shall have paid to Executive the amount of all required withholding Taxes due as a result of the cancellation of such Options and Warrants.

            (j) Convertible Notes. On or before ten (10) days after date of this Agreement, either (i) Executive and the holder of that certain Subordinated Convertible Note dated November 7, 2000 in the original principal amount of $100,000 payable to Susan B. Sullivan and that certain Subordinated Convertible Note dated November 7, 2000 in the original principal amount of $250,000 payable to Timothy M. Bannon (collectively, the "CONVERTIBLE NOTES") have entered into irrevocable agreements for the payment in full of the Convertible Notes prior to the Effective Time or (ii) the holders of the Convertible Notes have converted the Convertible Notes in full and executed an agreement by which the holder has become a party to this Agreement as a Shareholder.

            (k) Affiliate Loans. All loans by Executive or any of its Subsidiaries to any Affiliate, if any, shall have been repaid in full, and there shall be no outstanding debts or obligations due from any Affiliate of Executive, Shareholder or holder of Options or Warrants to Executive or any of its Subsidiaries.

            (l) Releases. Each of the Shareholders shall have executed and delivered to Purchaser a release in substantially the form of Exhibit E to this Agreement.

            (m) Estoppel Letters. Purchaser shall have received duly executed estoppel letters from the third parties to the FBO Leases addressed to Purchaser, dated not earlier than thirty (30) days prior to the Closing Date, stating the following: (i) the copy of the contract with such third party attached to the estoppel letter is a true, correct and complete copy of such FBO Lease and represents the entire agreement between the third party and Executive or its Subsidiary, as the case may be, (ii) to the knowledge of such third party neither the third party nor Executive or its Subsidiary, as the case may be, is in breach or default under such FBO Lease, and, to the knowledge of such third party, no event has occurred which, with notice or the passage of time, or both, would constitute a breach or default, or permit termination or modification of such FBO Lease, (iii) the third party has not repudiated any provision of such FBO Lease, (iv) to the third party's knowledge, there are no disputes or forbearance programs in effect as to such FBO Lease, (v) if listed in Schedule 6.1(m) or if otherwise required, the consent of the third party to the transaction contemplated by this Agreement, including any subsequent assignment of the capital stock of Executive to any Affiliate of Purchaser, and (vi) the third party's current notice address.

            (n) Resignations. Purchaser shall have received the written resignations, effective as of the Closing Date, of such of the directors and officers of Executive and its

Subsidiaries as are designated by Purchaser to resign, which resignations shall include releases of liability for the benefit of Executive, its Subsidiaries, and their respective successors and assigns.

            (o) Tax Certificates. Purchaser shall have received: (i) a properly executed Foreign Investment and Real Property Tax Act of 1980 Notification Letter, which states that Shares do not constitute "United States real property interests" under Section 897(c) of the Code, for purposes of satisfying Purchaser's obligations under Treasury Regulation Section 1.1445-2(c)(3) and a form of notice to the IRS in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), along with written authorization for Purchaser to deliver such notice to the IRS on behalf of Executive; and (ii) all clearance certificates or similar types of documents which may be required by any Taxing Authority in order to relieve the Purchaser of any obligation to withhold any portion of the Purchase Price or any transferee liability.

            (p) Additional Cancellation Agreements. On or before ten (10) days after the date of this Agreement, the Shareholders shall have delivered to the Purchaser Cancellation Agreements in the form of Exhibit C signed by each holder of a stock option whose name was not marked with an asterisk in Schedule 3.5.

      6.2 Conditions Precedent to the Obligations of the Shareholders. The obligations of the Shareholders to proceed with the Closing hereunder are subject to the fulfillment prior to or at Closing of the following conditions (any one or more of which may be waived in whole or in part by the Shareholder Representative in its sole discretion):

            (a) Bringdown of Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects on and as of the time of Closing, with the same force and effect as though such representations and warranties had been made on, as of and with reference to such time and Purchaser shall have delivered to the Shareholders a certificate to such effect.

            (b) Performance and Compliance. Purchaser shall have performed all of the covenants and complied, in all material respects, with all the provisions required by this Agreement to be performed or complied with by it on or before the Closing, and Purchaser shall have delivered to the Shareholders a certificate to such effect.

            (c) Opinion of Counsel. The Shareholders shall have received from counsel for Purchaser an opinion dated the date of Closing substantially in the form set forth in Exhibit F.

            (d) Litigation. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any court or governmental agency or other regulatory or administrative agency or commission challenging any of the transactions contemplated by this Agreement or seeking monetary relief by reason of the consummation of such transactions.

            (e) Satisfactory Instruments. All instruments and documents required on the part of Purchaser to effectuate and consummate the transactions contemplated hereby shall be delivered to the Shareholders.

            (f) HSR. All waiting periods applicable under the HSR Act shall have expired and no action shall have been taken or threatened by the Federal Trade Commission or the Department of Justice seeking to prohibit the transactions contemplated hereby.

      6.3   Termination.

            (a) When Agreement May Be Terminated. This Agreement may be terminated at any time prior to Closing:

                  (i) By mutual consent of Purchaser and the Shareholder Representative;

                  (ii) By Purchaser if there has been a material misrepresentation by the Shareholders or a material breach by the Shareholders of any of their warranties or covenants, and such breach shall not have been cured within 10 days after notice thereof has been delivered by Purchaser to the Shareholder Representative (or in any event prior to the date of Closing), or if any of the conditions specified in Section 6.1 hereof shall not have been fulfilled by the time required and shall not have been waived by Purchaser;

                  (iii) By the Shareholder Representative, if there has been a material misrepresentation by Purchaser, or a material breach by Purchaser of any of its warranties or covenants, and such breach shall not have been cured within 10 days after notice thereof has been delivered by the Shareholder Representative to Purchaser (or in any event prior to the date of Closing), or if any of the conditions specified in Section 6.2 hereof shall not have been fulfilled by the time required and shall not have been waived by the Shareholder Representative;

                  (iv) By Purchaser or the Shareholder Representative if Closing shall not have occurred prior to August 15, 2004; provided, however, that Purchaser or the Shareholder Representative may terminate this Agreement pursuant to this subparagraph (iv) only if Closing shall not have occurred by such date for a reason other than a failure by such party to satisfy the conditions to Closing of the other party set forth in Sections 6.1 or
                        6.2 hereof, as applicable that are within the control of such party.

            (b) Effect of Termination. In the event of termination of this Agreement by either the Shareholder Representative or Purchaser, as provided above, this Agreement shall forthwith terminate; provided, however, that the obligations of the parties set forth in Sections 7.1 and 8.5 hereof shall survive such termination; and, provided further, that no such termination will relieve Purchaser, Executive or the Shareholders from liability for any breach of any representation or warranty or the failure to perform any covenant or agreement set forth in this Agreement prior to such termination, and, in the event of such breach or failure to perform, the parties hereto shall be entitled to exercise any and all remedies available under law or equity in accordance with this Agreement, subject to the limitation that, in the event such breach or failure is not the result of a knowingly or intentional breach or failure by Executive or the Shareholders the maximum amount of damages that Purchaser may recover as a result of any such breach by the Shareholders or Executive shall be a total of not more than $2,000,000 and the Purchaser shall only have recourse against Executive with respect to any such Damages.

                                    ARTICLE 7
                          CERTAIN ADDITIONAL COVENANTS

      7.1 Costs, Expenses. Except as may be specified elsewhere in this Agreement, Purchaser shall pay all costs and expenses, including legal fees and the fees of any broker, relating to or resulting from Purchaser's negotiation, performance of and compliance with this Agreement by Purchaser. The Shareholders shall pay all costs and expenses, including legal fees and the fees of any broker relating to or resulting from the negotiations, performance of, and compliance with this Agreement by Executive and the Shareholders but only to the extent that such cost and expense either has not been paid by Executive prior to the Effective Time or is not included in the calculation of Net Working Capital pursuant to Section 1.7 of this Agreement. For the purposes of this Section 7.1, the consulting fee listed in Schedule 3.18(e) shall constitute an expense of the Shareholders relating to this Agreement.

      7.2 Public Announcement. No party hereto shall make or issue, or cause to be made or issued, any public announcement or written statement concerning this Agreement or the transactions contemplated hereby without the prior written consent of the other party, except to the extent required by law or in accordance with the rules, regulations and orders of any Governmental Entity.

      7.3 Mutual Covenants. The parties mutually covenant from the date of this Agreement to the Closing Date:

            (a) to cooperate with each other in determining whether filings are required to be made or consents required to be obtained in any jurisdiction in connection with the consummation of the transactions contemplated by this Agreement and in making or causing to be made any such filings promptly and in seeking to obtain timely any such consents;

            (b) to use all reasonable efforts in good faith to obtain promptly the satisfaction of the conditions to the Closing of the transactions contemplated herein, including, without limitation, the obtaining of all required consents and approvals;

            (c) to furnish to the other and to the other's counsel all such information as may be reasonably required in order to effectuate the foregoing actions; and

            (d) to advise the other party promptly if such party determines that any condition precedent to its obligations hereunder will not be satisfied in a timely manner.

      7.4   Tax Matters.

            (a) Purchaser shall be responsible for preparing or causing to be prepared Tax Returns for Executive and its Subsidiaries that are required to be filed after the Effective Time.

            (b) Notwithstanding any other provision of this Agreement, the Shareholders shall not be considered to be in breach of any of their representations or warranties under this Agreement if and to the extent any such representation or warranty is rendered inaccurate as a result of, and the Shareholders shall not be obligated to provide indemnification with respect to, any Taxes or other Damages arising from, either:

                  (i) the filing of Tax Returns after the Effective Time prepared in a manner that is not consistent with past practice of Executive and its Subsidiaries (to the extent applicable), except to the extent that treating a specific item in a manner consistent with past practice would not have sufficient legal support to avoid the imposition of penalties (assuming that such treatment were not specifically disclosed or identified in such Tax Return in a Treasury Form 8275 or similar disclosure statement);

                  (ii) the filing, after the Closing, of an amended Tax Return amending a Tax Return filed by or with respect to Executive or any of its Subsidiaries prior to the Effective Time without the consent of the Shareholder Representative, such consent not to be unreasonably withheld, or unless such filing is required by applicable law, or is an appropriate correlative adjustment to a final determination of a Taxing Authority relating to another taxable period; or

                  (iii) any election under Section 338 of the Code (or any
                        comparable provision of state, local or foreign Tax law) made with respect to the transactions contemplated by this Agreement.

            (c) In the event that the parties disagree as to (i) whether any Tax Return has been prepared in a manner consistent with past practice, (ii) whether preparation of any Tax Return in a manner consistent with past practice would have insufficient legal support to avoid the imposition of penalties, or
(iii) whether applicable law requires the filing of an amended Tax Return, the parties shall submit the matter to the Accounting Firm, which shall resolve the dispute. The Accounting Firm shall, within forty-five (45) days after submission, make a determination with respect to the dispute and report such determination to the parties in writing. The determination of the Accounting Firm shall be conclusive and binding on the parties. The fees and expenses of the Accounting Firm shall be borne equally by Purchaser and the Shareholders.

      7.5 Indemnification of Directors and Officers. Nothing contained herein shall be deemed or construed to waive, discharge, release or limit in any respect whatever indemnification rights (including rights to advancement of expenses) any present or former director, officer or employee of Executive and its Subsidiaries in office prior to the Effective Time have under the Certificate of Incorporation and Bylaws of Executive and any such Subsidiary in effect on the date hereof with respect to all acts or omissions by such persons in such respective capacity on or prior to the Effective Time; provided, however that such indemnification rights shall not apply with respect to any liability with respect to which any such person is obligated as a Shareholder to indemnify Purchaser under Section 8.2 of this Agreement.

      7.6 Shareholder Agreement. Each of the Shareholders and Executive hereby consents to the transfer of the Shares by the other Shareholders pursuant to the terms of this Agreement and hereby waives and releases any rights of first refusal or comparable rights that such Shareholder or Executive may have with respect to such transfer under that certain Shareholders Agreement, dated as of March 14, 2000, as amended, by and between Executive and certain shareholders of Executive.

      7.7 Subsequent Transaction. In the event that, within twelve (12) months of the Closing Date, the Purchaser enters into a binding agreement with an unaffiliated third party that, as of the date of this Agreement, owns or operates general aviation fixed base operations, at multiple locations in the United States pursuant to which the Purchaser, directly or indirectly, will sell, transfer or convey all the equity ownership interests in Executive or all or substantially all of the assets of Executive to such unaffiliated third party (a "SUBSEQUENT TRANSACTION"), then Purchaser shall pay to the Shareholders an amount equal to fifty percent (50%) of the difference between the aggregate consideration, including the assumption of any indebtedness for borrowed money, paid to Purchaser for the Subsequent Transaction and the Purchase Price, net of fees, costs and expenses (other than taxes), Purchaser incurs or otherwise pays in connection with the transactions contemplated hereby and the Subsequent Transaction. If such aggregate consideration for the Subsequent Transaction is less than the Purchase Price, then no payment shall be due from the Purchaser to the Shareholders. Such payment, if any, shall be made to the Disbursement Agent upon the closing of the Subsequent Transaction. For purposes of this Agreement, any third party that is managed by an entity that is owned or controlled, directly or indirectly, by Macquarie Bank Limited shall be deemed affiliated with Purchaser.

      7.8 Updating of Disclosure Schedules. The Shareholders shall notify Purchaser of any changes, additions, or events which cause any material change in or addition to the Schedules promptly after the Shareholders become aware of the same by delivery of appropriate updates to all such Schedules to Purchaser. No notification of a change or addition to a Schedule made pursuant to this
Section 7.8 shall be deemed to cure any breach of any representation or warranty resulting from such change or addition unless Purchaser specifically agrees thereto in writing or consummates the Closing under this Agreement after receipt of such written notification, nor shall any such notification be considered to constitute or give rise to a waiver by Purchaser of any condition set forth in this Agreement, unless Purchaser specifically agrees thereto in writing or consummates the Closing under this Agreement after receipt of such written notification.

      7.9 Atlantic Indemnification Claim. In the event that the pending indemnification claim by Executive under the indemnification insurance policy obtained in connection with the acquisition of Atlantic Aviation Corporation is not settled and paid prior to the Effective Time but is thereafter resolved and a payment made to Executive as a result thereof, Purchaser shall cause Executive to pay to the Disbursement Agent fifty percent (50%) of the amount of such payment after deduction of all out-of-pocket expenses incurred by Executive after the Effective Time in connection with resolving such claim.

      7.10 Additional Covenant of Certain Shareholders. Each Shareholder that is not a natural person covenants and agrees that, for a period of eighteen (18) months from the Effective Time, such Shareholder shall not dissolve, liquidate or otherwise distribute its assets without creating and maintaining a reserve fund for satisfaction of the indemnity obligation of such Shareholder pursuant to Section 8.2 of this Agreement in an amount equal to the maximum individual liability of such Shareholder under Section 8.2(b)(iv) of this Agreement (without consideration of any exception to such limitation); provided, however, the Shareholder shall not be obligated to maintain such reserve fund, if the Shareholder provides to Purchaser a guaranty in form satisfactory to Purchaser of such obligation up to such dollar amount executed by a financially viable person or entity reasonably satisfactory to Purchaser.

                                    ARTICLE 8
                            SURVIVAL/INDEMNIFICATION

      8.1 Nature and Survival of Representations and Agreements. The representations, warranties, covenants and agreements of Purchaser, Shareholders and Executive contained in this Agreement, and all statements contained in this Agreement or any Exhibit or Schedule hereto or any certificate, financial statement or report or other document delivered pursuant to this Agreement or in connection with the transactions contemplated hereby, shall be deemed to constitute representations, warranties, covenants and agreements of the respective party delivering the same. All such representations, warranties, covenants and agreements, including the indemnification obligations for breaches or failures with respect thereto, other than such representations, warranties, covenants and agreements specifically identified in the following clause, shall survive the Closing for a period of eighteen (18) months after the Effective Time; provided, that, (A) the representations and warranties made in Section 2.2 (Title to Stock) and Section 3.5 (Capitalization), and Section 3.21 (Taxes), (B) any claims based on fraud, willful misconduct or intentional misrepresentation and (C) any matter set forth in Schedule 8.2(b)(ii) shall survive the Closing for a period of (a) sixty (60) days after the expiration of the applicable federal or state statute of limitations, whichever is longer, or (b) the fifth
(5th) anniversary of the Closing Date, whichever is later, and that the representations and warranties made in Section 3.18 (Employees; Employee Benefit Plans) and Section 3.19 (Labor Matters) shall survive for a period of three (3) years after the Effective Time. Notwithstanding the foregoing, any matter as to which an indemnification notice (including, without limitation, a notice relating to a potential or contingent claim) shall have been asserted during the applicable survival period shall continue in effect with respect to such claim until such claim shall have been finally resolved or settled.

      8.2   Indemnification by Shareholders.

            (a) Extent of Indemnity. Subject to the provisions of Section 8.2(b) hereof, the Shareholders hereby agree, jointly and severally, except as noted below, to indemnify and hold harmless Purchaser, Executive and its Subsidiaries, and their officers, directors, shareholders, and employees (the "PURCHASER INDEMNIFIED PARTIES") from and against: any and all Damages (as defined below) of or to any Purchaser Indemnified Parties arising out of or resulting from (i) any misrepresentation, breach of warranty or nonfulfillment of any agreement on the part of the Shareholders or, at or before the Effective Time, Executive, contained in this Agreement or in any statement or certificate furnished or to be furnished to Purchaser pursuant hereto, and (ii) any of the matters disclosed on Schedule 8.2(b)(ii). Provided, however, notwithstanding the foregoing or any other provision of this Agreement to the contrary, such indemnity and hold harmless obligations of the Shareholders in favor of the Purchaser Indemnified Parties based on or arising out of a breach of the representations and warranties of each Shareholder contained in Article 2 of this Agreement shall be several but not joint.

      For purposes of this Agreement, "DAMAGES" shall mean any and all losses, liabilities, claims, demands, damages (including any governmental penalty or punitive damages), deficiencies, diminution in value, interest, costs and expenses and any actions, judgments, costs and expenses (including attorneys' fees and all other reasonable expenses incurred in investigating, preparing or defending any litigation or proceeding commenced incident to the enforcement of this Agreement). For purposes of calculating the amount of Damages incurred by a party arising out of or resulting from, any breach of a representation, warranty, covenant or agreement by the other party, the references to materiality (or other correlative terms) shall be disregarded.

            (b)   Limitations.

                  (i) Notwithstanding anything else contained herein to the contrary, the Shareholders' obligation to indemnify Purchaser pursuant to Section 8.2(a) shall be Purchaser's sole and exclusive remedy for breaches of all matters (including breaches of representations and warranties) relating to this Agreement and shall be limited in amount as set forth below.

                  (ii) Subject to the exceptions in Section 8.2(b)(vii), Purchaser shall not be entitled to indemnification for any Damages pursuant to Section 8.2(a) hereof unless (x) in the case of an individual claim, the Damages relating to such claim exceed Twenty-Five Thousand Dollars ($25,000) (for these purposes, the parties acknowledge and agree that any claim for Damages arising from a single event or series of related circumstances or transactions shall be deemed to be an individual claim) and (y) the cumulative total of Damages for all claims asserted pursuant to Section 8.2(a) exceeds One Million Dollars ($1,000,000) in the aggregate; and in such case the amount of Damages that may be recovered shall only be the amount that such Damages exceed One Million Dollars ($1,000,000); provided, however, that such cumulative indemnification threshold shall not be applicable to (A) breaches of the representations or warranties set forth in Section 3.18 (Employees; Employee Benefit Plans) and Section 3.21 (Taxes) and (B) any of the matters listed in Schedule 8.2(b)(ii).

                  (iii) Subject to the exceptions in Section 8.2(b)(vii),
                        subject to the separate individual limitations applicable to each Shareholder as set forth below, and subject to the several and not joint nature of the representations and warranties of each Shareholder contained in Article 2 hereof, the aggregate amount of Damages recoverable from all Shareholders shall be Twenty Million Dollars ($20,000,000).

                  (iv) With respect to the amount of Damages that may be recovered against a Shareholder with respect to each indemnification claim, (1) the amount of each such claim against a Shareholder shall be limited to the total amount of such Damages of such claim multiplied by a fraction equal to the amount of the Purchase Price less the amount of the Fund Indebtedness that is distributed to the Shareholder for the Shares and Option Equivalent Stock owned by such Shareholder divided by the total aggregate Purchase Price less the amount of the Fund Indebtedness distributed to all Shareholders for the Shares and Option Equivalent Stock and (2), subject to the exceptions in Section 8.2(b)(vii), the total aggregate liability of each Shareholder for all indemnification claims shall be limited to Twenty Million Dollars ($20,000,000) multiplied by the same fraction (such percentage and the maximum indemnification liability of each Shareholder shall be set forth on the Closing Statement);.

                  (v) The amount payable by the Shareholders with respect to any Damages for which they have an indemnification obligation under this Section 8.2 shall be reduced by the amount of any insurance proceeds received by Purchaser Indemnified Parties. Purchaser, Executive and each of its Subsidiaries shall fully pursue all potential claims against applicable policies with respect to Damages before recovering any portion of such Damages from the Escrow Funds or the Shareholders;

                  (vi) Any Damages shall be calculated and determined net of any tax benefit to the Purchaser or Executive resulting from the indemnifiable event or matter; and

                  (vii) Notwithstanding the foregoing, the Shareholders shall be liable for all Damages incurred by the Purchaser Indemnified Parties arising from: (A) breaches of the representations or warranties set forth in Section 2.2 (Title to Stock), but only on several and not joint basis, Section 3.5 (Capitalization) and Section 3.21 (Taxes), and (B) any claims based on fraud, willful misconduct or intentional misrepresentation without regard to the cumulative indemnification threshold set forth in clause (y) of Section 8.2(b)(ii), or the aggregate limitation on indemnification set forth in
                        Section 8.2(b)(iii); provided, however, that, in any such case, the total amount of Damages for which a Shareholder shall be liable shall be the amount of the Purchase Price distributed to the Shareholder for the Shares and Option Equivalent Stock owned by such Shareholder, and provided, further, however that the provisions of

                        Subsection (1) of Section 8.2(b)(iv) shall still be applicable in each such case.

      8.3   Indemnification by Purchaser.

            (a) Extent of Indemnity. Purchaser hereby agrees to indemnify and hold harmless the Shareholders and their respective shareholders, partners, directors, officers and employees from and against any and all damages of or to the Shareholders arising out of or resulting from any misrepresentation, breach of warranty or nonfulfillment of any agreement on the part of Purchaser contained in this Agreement or in any statement or certificate furnished or to be furnished to Executive pursuant hereto or in connection with the transactions contemplated hereby.

            (b)   Limitations. Notwithstanding any provisions of this Section
8.3 to the contrary, the aggregate amount of Damages recoverable by the Shareholders under this Section 8.3 shall be Twenty Million Dollars ($20,000,000); provided, however, that the Purchaser shall be liable for all Damages incurred by the Shareholders arising from any claims based on fraud, willful misconduct or intentional misrepresentation of the Purchaser without regard to such indemnification Damages limitation.

      8.4   Indemnity Procedures.

            (a) Third Party Claims. In case any claim, demand or action shall be brought by any third party including, without limitation, any governmental authority, against a party entitled to indemnity under Section 8.2 or 8.3 above, such party shall promptly notify the other party or parties, as the case may be, from whom indemnity is or may be sought in writing and the indemnifying party or parties shall assume the defense thereof, including the employment of counsel. In addition, in case a party hereto shall become aware of any facts which could reasonably be expected to result in any such claim, demand or action, such party shall promptly notify the other party or parties who would be obligated to provide indemnity hereunder with respect to such claim, demand or action, and such other party or parties shall have the right to take such action as it or they may deem appropriate to resolve such matter. The indemnifying party shall have fifteen (15) days from the receipt of notice of a third party claim for which an indemnified party is seeking indemnification under Section 8.2 or 8.3 above to notify the indemnified party (i) whether or not the indemnifying party disputes liability to the indemnified party hereunder with respect to Damages attributable to such third party claim and (ii) whether or not the indemnifying party desires, at its sole cost and expense, to defend against such third party claim. In the event that the indemnifying party timely notifies the indemnified party that the indemnifying party does not dispute its obligation to indemnify hereunder and desires to defend the indemnified party against such third party claim and except as hereinafter provided, the indemnifying party shall have the right to defend by appropriate proceedings, which proceedings shall be promptly settled or prosecuted by the indemnifying party to a final conclusion; provided that, unless the indemnified party otherwise agrees in writing, the indemnifying party may not settle any matter (in whole or in part) unless such settlement includes a complete and unconditional release of the indemnified party with respect to claims raised in such proceeding. The indemnified party or parties shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party or parties, unless the employment of such counsel has been specifically authorized by the indemnifying party or parties. If requested by the indemnifying party, the indemnified party shall cooperate with the indemnifying party and its counsel and use its best efforts in contesting any such claim or, if appropriate, in making any counter-claim or cross-complaint against the party asserting the claim, provided that the indemnifying party will reimburse the indemnified party for reasonable expenses incurred in so cooperating upon presentation of receipts or other evidence of such expense. The indemnifying party and its representatives shall have full and complete access during reasonable hours to all books, records and files of the indemnified party expressly related to the defense of any claim undertaken by the indemnifying party pursuant to this Section 8.4(a); provided, that, the indemnifying party shall safeguard and maintain the confidentiality of all such books, records and files. Notwithstanding the foregoing, if at any time, in the reasonable opinion of the indemnified party, notice of which shall be given in writing to the indemnifying party, any such third party claim seeks relief which could have a material adverse effect on any indemnified party, the indemnified party shall have the right to control or assume (as the case may be) the defense of any such claim and the amount of any judgment or settlement and the reasonable costs and expenses of defense shall be included as part of the indemnification obligations of the indemnifying party hereunder. If the indemnified party should elect to exercise such right, the indemnifying party shall have the right to participate in, but not control, the defense of such claim at the sole cost and expense of the indemnifying party. If the indemnifying party elects not to defend the indemnified party against such third party claim, whether by failure of the indemnifying party to give the indemnified party timely notice as provided above or otherwise, then the indemnified party, without waiving any rights against the indemnifying party, may settle or defend against any such claim in the indemnified party's sole discretion and the indemnified party shall be entitled to recover from the indemnifying party the amount of any settlement or judgment and, on an ongoing basis, all costs and expenses of the indemnified party with respect thereto, including interest from the date such costs and expenses were incurred, subject to the provisions of Section 8.2 or 8.3, as the case may be.

            (b) Other Claims. With respect to any other claim as to which a party shall seek indemnity from the other party, such party shall promptly notify the other party from whom indemnity is or may be sought in writing of the claim. The notice of claim (i) shall state in reasonable detail the nature of the alleged liability, (ii) shall state the amount of the loss that the party claims it is entitled to be indemnified including, if appropriate, the estimate of the potential loss, and (iii) shall further provide a particular statement explaining the basis of the claim and of the amount or estimate of the loss. The indemnifying party shall have the right to take such action as it may deem appropriate to resolve such matter; provided, however, that the indemnified party shall have the right to participate in such matter. In the event that the parties are ultimately unable to resolve in good faith the claim or the amount of the loss, then the parties will arbitrate the claim.

            (c) The indemnified party's failure to give reasonably prompt notice to the indemnifying party of any actual, threatened or possible claim or demand which may give rise to a right of indemnification hereunder, shall not relieve the indemnifying party of any liability which it may have to the indemnified party unless, and solely to the extent that, the failure to give such notice materially and adversely prejudiced the indemnifying party.

      8.5 Exclusive Remedy. The indemnification obligations of the Shareholders and Purchaser contained in this Article 8 shall, if the Closing occurs, be the sole and exclusive remedy of the parties hereto, their Affiliates, successors and assigns with respect to any and all claims for Damages sustained or incurred arising out of or relating to this Agreement or the transactions contemplated hereby.

      8.6 Adjustments to Purchase Price. Amounts payable in respect of the indemnification obligations under Sections 8.2 and 8.3 hereof shall be treated by the Shareholders and Purchaser as adjustments to the Purchase Price to the extent such amounts may be properly so treated for Tax Purposes.

                                    ARTICLE 9
                                  MISCELLANEOUS

      9.1 Entire Agreement. This Agreement and the Schedules and Exhibits hereto, each of which is hereby incorporated herein, set forth all of the promises, covenants, agreements, conditions, undertakings, representations and warranties between the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written.

      9.2 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered, telefaxed (with confirmation of transmission) or, if mailed, when mailed by United States first-class, certified or registered mail, postage prepaid, or by any national overnight delivery service, to the other party at the following addresses (or at such other address as shall be given in writing by any party to the other):

            (a)   if to Purchaser, to:

                  Macquarie Investment Holdings, Inc.
                  800 Fifth Avenue
                  20th Floor
                  New York, New York 10020
                  Attention: Mr. Murray Bleach, President
                  Fax: 212-399-8931

                  With a required copy to:

                  Shaw Pittman LLP
                  1650 Tysons Blvd., Suite 1400
                  McLean, Virginia 22102
                  Attention: Craig E. Chason, Esq.
                  Fax: (703) 770-7901

            (b)   If to Executive to:

                  Executive Air Support, Inc.
                  6504 International Parkway
                  Suite 1100
                  Plano, Texas 75093
                  Attention: Louis T. Pepper
                  Fax: (972) 447-4229

                  With a required copy to:

                  Strasburger & Price, LLP
                  901 Main Street
                  Suite 4300
                  Dallas, Texas 75202
                  Attention: David K. Meyercord, Esq.
                  Fax: (214) 651-4330

            (c)   If to the Shareholder Representative to:

                  ABS Capital Partners, III, LLC
                  400 Pratt Street, Suite 910
                  Baltimore, Maryland 21202-3116
                  Attention: Don Hebb
                  Fax: 410-246-5606

                  with a required copy to:

                  Strasburger & Price, LLP
                  901 Main Street
                  Suite 4300
                  Dallas, Texas 75202
                  Attention: David K. Meyercord, Esq.
                  Fax: (214)-651-4330

      9.3 Successors and Assigns. Purchaser may assign this Agreement in whole or in part to any of its Subsidiaries, to any Affiliate of Purchaser or Macquarie Bank Limited or to any person or entity which becomes a successor in interest (by purchase of assets or stock, or by merger or otherwise) to Purchaser, although no such assignment shall relieve Purchaser of its obligations hereunder. Subject to the foregoing, this Agreement, and all rights and powers granted hereby, will bind and inure to the benefit of the parties hereto and their respective successors and assigns.

      9.4 Arbitration. All disputes under this Agreement may at the election of the Indemnified Party, be settled by arbitration in Wilmington, Delaware, pursuant to the rules of the American Arbitration Association (the "ASSOCIATION") before a panel of three (3) arbitrators. Arbitration may be commenced at any time by a party hereto giving written notice to all other parties hereto that such dispute has been referred to arbitration. The party (or parties) initiating the arbitration shall be entitled to select one arbitrator, the other party (or parties) shall be entitled to select one arbitrator, and the two arbitrators so selected shall select the third arbitrator; provided, that, all three of the arbitrators shall be selected from a list of arbitrators with expertise in commercial disputes and/or contract interpretation maintained by the Association. Any award rendered by the arbitrators shall be conclusive and binding upon the parties hereto; provided, however, that any such award shall be accompanied by a written opinion of the arbitrators giving the reasons for the award. This provision for arbitration shall be specifically enforceable by the parties and the decision of the arbitrator in accordance herewith shall be final and binding and there shall be no right of appeal therefrom. Each party shall pay its own expense of arbitration and the expenses of the arbitrators shall be equally shared; provided, however, that if in the opinion of the arbitrators any claim made was unreasonable, the arbitrators may assess, as part of their award, all or any part of the arbitration expenses of the other party (including reasonable attorneys' fees) and of the arbitrators against the party raising such unreasonable claim, defense or objection. To the extent that arbitration may not be legally permitted hereunder or the parties to any dispute hereunder may not at the time of such dispute mutually agree to submit such dispute to arbitration any party may commence a civil action in the federal district courts in Wilmington, Delaware, and the parties agree to submit to the personal jurisdiction of such court. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any proceeding brought in the federal district courts in Wilmington, Delaware, any claim that any proceeding brought in such a court has been brought in an inconvenient forum, and any right to which it may be entitled on account of its place of residence or domicile.

      9.5 Headings; Interpretation. The headings preceding the text of the sections and subsections hereof are inserted solely for convenience of reference and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect. The parties agree that any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.

      9.6 Knowledge. For purposes of this Agreement, "KNOWLEDGE OF THE SHAREHOLDERS" "SHAREHOLDERS' KNOWLEDGE" or words of similar import, shall mean the actual knowledge of the individuals listed in Schedule 9.6 and the knowledge that such individuals should have acquired in performing their respective duties as officers and/or employees of Executive and its Subsidiaries, as the case maybe.

      9.7 Further Assurances. Each party shall cooperate and take such action as may be reasonably requested by another party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

      9.8 Amendment and Waiver. The parties may by mutual agreement amend this Agreement in any respect, and any party, as to such party, may (a) extend the time for the performance of any of the obligations of any other party, (b) waive any inaccuracies in representations by any other party, (c) waive compliance by any other party with any of the agreements contained herein and performance of any obligations by such other party, and (d) waive the fulfillment of any condition that is precedent to the performance by such party of any of its obligations under this Agreement. To be effective, any such amendment or waiver, must be in writing and be signed by the party against whom enforcement of the same is sought.

      9.9 No Other Beneficiaries. This Agreement is being made and entered into solely for the benefit of Purchaser and the Shareholders, and neither Purchaser nor the Shareholders intend hereby to create any rights in favor of any other person as a third party beneficiary of this Agreement or otherwise.

      9.10 Governing Law. This Agreement shall be governed by the laws of the State of Delaware without regard to its principles of conflict of laws.

      9.11 Schedules. References to a Schedule shall include any disclosure expressly set forth on the face of any other Schedule which a reasonable person would conclude is, by its terms, applicable to another Schedule, even if not specifically cross-referenced to such other Schedule; provided, however, that the representations and warranties of a party set forth in this Agreement shall not be affected or deemed modified, waived or limited in any respect by the information contained in any agreement or document listed or referenced in a Schedule unless the reference on the face of the Schedule expressly indicates how the agreement or document modifies or limits the scope of a representation or warranty.

      9.12 Additional Matters Regarding Canterbury Warrant. Canterbury hereby discloses to Purchaser that it has assigned to Argosy Investment Partners, L.P. ("ARGOSY"), a Shareholder, a portion of the Canterbury Warrant representing the right to acquire 31,553 shares of Common Stock of Executive and retained the right to acquire the remaining 1,077,801 shares of Common Stock of Executive subject to the Canterbury Warrant. Canterbury and Argosy have not as of the date hereof surrendered the original certificate representing the Canterbury Warrant and requested Executive to issue replacement warrant certificates to effectuate such assignment. Argosy hereby agrees that Canterbury is authorized to bind its beneficial interest in the Canterbury Warrant to be sold to the Purchaser as provided in this Agreement and such assignment of Canterbury contained in this Agreement shall be fully binding upon and enforceable against Argosy to the extent of the beneficial interest of Argosy in the Canterbury Warrant. Argosy hereby makes and hereby agrees that it shall be deemed and considered to have made for the purposes of Article 2 of this Agreement, the same representations and warranties as are contained in Section 2.2 of this Agreement with respect to its beneficial interest in the right to acquire 31,553 shares of Common Stock of Executive under the Canterbury Warrant that has been assigned to it by Canterbury.

      9.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument. A facsimile of this Agreement may be executed by one or more parties hereto and an executed copy of this Agreement may be delivered by one or more parties hereto by facsimile pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes.

                            [SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement as of the day and year first above written.

PURCHASER                                      EXECUTIVE

MACQUARIE INVESTMENT HOLDINGS, INC.            EXECUTIVE AIR SUPPORT, INC.

By: /s/ Oliver Yates  /s/ Murray Bleach      By: /s/ Louis T. Pepper
    ----------------------------------------     ----------------------------

     Oliver Yates, President                     Louis T. Pepper, President
Its:
    ----------------------------------------
    Murray Bleach, Executive Director

                                    GUARANTY

      Macquarie Bank Limited ("GUARANTOR"), a __________, guarantees the full and complete performance of all of the payment obligations of the Purchaser to the Shareholders under and pursuant to the foregoing Stock Purchase Agreement, dated as of April ____, 2004 (the "PURCHASE AGREEMENT") of whatsoever nature (collectively, the "GUARANTEED OBLIGATIONS"); provided, that, Guarantor's liability hereunder shall not exceed, and in no event shall Guarantor be obligated to expend more than, the Purchase Price pursuant to this Guaranty and this Guaranty shall terminate on August 31, 2004 or immediately following the Closing, whichever occurs first, except as to any demand for performance of this Guaranty which has been made prior to such date as to which this Guaranty shall remain applicable. In addition, upon payment of the Purchase Price by Purchaser, this Guaranty shall terminate. The Shareholders may waive, exchange, subordinate, release, surrender or in any other manner deal with Purchaser without affecting Guarantor's obligations hereunder. Guarantor waives all notices, including notice of (i) Shareholders' acceptance of this Guaranty, Shareholders' intention to act or any Shareholders' action hereunder; (ii) the existence or creation of or any alteration in any of the Guaranteed Obligations;
(iii) any default by Purchaser; and (iv) the obtaining, enforcing or releasing of any other guaranty or of any pledge, assignment or security for any of the Guaranteed Obligations and all other notices related to the Guaranteed Obligations. Shareholders may proceed against Guarantor without first proceeding against Purchaser for performance of the Guaranteed Obligations and is not required to join Purchaser in any such proceeding against Guarantor; provided, however, as a condition precedent to the commencement of any action against Guarantor, Shareholders shall first comply with all procedures specified in the Purchase Agreement with respect to actions taken by the Shareholders against Purchaser.

     EXECUTED as of the 28th day of April, 2004.

                                   Macquarie Bank Limited

                                       /s/ Murray Bleach
                                   By:
                                      ----------------------------------------

                                         MURRAY BLEACH
                                   Name:
                                        --------------------------------------

                                          EXECUTIVE DIRECTOR
                                   Title:
                                         -------------------------------------

                    [SIGNATURE PAGES OF SHAREHOLDERS FOLLOW]

                          SIGNATURE PAGE OF SHAREHOLDER

      IN WITNESS WHEREOF, the undersigned Shareholder has executed this Stock Purchase Agreement as of the day and year first above written.

                                   /s/ Susan C. Sommers
                                   --------------------------------------------
                                   Shareholder
                                   Name: SUSAN C. SOMMERS
                                        ---------------------------------------

                          SIGNATURE PAGE OF SHAREHOLDER

      IN WITNESS WHEREOF, the undersigned Shareholder has executed this Stock Purchase Agreement as of the day and year first above written.

                                   /s/ Louis T. Pepper
                                   ----------------------------------
                                   Shareholder
                                   Name: LOUIS T. PEPPER
                                        -----------------------------

                          SIGNATURE PAGE OF SHAREHOLDER

      IN WITNESS WHEREOF, the undersigned Shareholder has executed this Stock Purchase Agreement as of the day and year first above written.

                             Argosy Investment Partners, L.P.
                             By:  Argosy Associates, L.P., its general partner
                             By:  Argosy Associates, Inc., its general partner

                             By: /s/ Kirk B. Griswold
                                -----------------------------------------------
                                        Kirk B. Griswold, Vice President

                          SIGNATURE PAGE OF SHAREHOLDER

      IN WITNESS WHEREOF, the undersigned Shareholder has executed this Stock Purchase Agreement as of the day and year first above written.


                                   /s/ Gregory S. Campbell, President,
                                       CD Ventures, LLC, Its General Partner
                                   ---------------------------------------------
                                   Shareholder
                                   Name: CD Ventures, V, L.P.

                          SIGNATURE PAGE OF SHAREHOLDER

      IN WITNESS WHEREOF, the undersigned Shareholder has executed this Stock Purchase Agreement as of the day and year first above written.

                         Bermuda Trust (Limited) as Trustee for Trident Private Equity Fund, L.P.


                         By:  /s/ Illegible
                            -------------------------------------------------
                         Shareholder
                         Name:
                              -----------------------------------------------

                          SIGNATURE PAGE OF SHAREHOLDER

      IN WITNESS WHEREOF, the undersigned Shareholder has executed this Stock Purchase Agreement as of the day and year first above written.

                                   /s/ Gregory S. Campbell
                                   --------------------------------------------
                                   Shareholder

                                         Gregory S. Campbell as
                                   Name:
                                        ---------------------------------------
                                         Attorney-in-Fact for
                                         Brian G. Campbell

                                POWER OF ATTORNEY

            KNOW ALL MEN BY THESE PRESENTS That I, Brian G. Campbell have made, constituted and appointed, and by these presents do make, constitute and appoint, Gregory S. Campbell (hereinafter "my Attorney"), my true and lawful attorney for me and in my name and on my behalf generally to do and perform all matters and things, transact all business, make, execute and acknowledge the Agreement and Plan of Merger by and between EAS Acquisition, Inc. and Executive Air Support, Inc. and all other documents and instruments which may be requisite or proper regarding the sale of my stock in Executive Air Support, Inc., with the same powers and to all intents and purposes with the same validity as I could, if personally present, hereby ratifying and confirming whatsoever my Attorney shall or may do by virtue hereof.

            This Power of Attorney shall not be affected by my later disability or incapacity at law and shall expire on April 30, 2004.

            IN WITNESS WHEREOF, I have hereunto set my hand and seal this 16th day of April, 2004.

WITNESS:

/s/ Illegible                             /s/ Brian G. Campbell
----------------------------------        -------------------------------------
                                          Brian G. Campbell

COMMONWEALTH OF PENNSYLVANIA     :
                                 : SS
COUNTY OF CHESTER                :

            On this, the 16th day of April, 2004, before me, the undersigned officer, personally appeared Brian G. Campbell known to me (or satisfactorily proven) to be the person whose name is subscribed to the within instrument and acknowledged that he executed the same for the purposes therein contained.

            IN WITNESS WHEREOF, I hereunto set my hand and official seal.

                                /s/ Kay W. Myers
                                -----------------------------------------
                                Notary Public

                                My Commission Expires:







                                              Notarial Seal

                                Kay W. Myers, Notary Public
                                West Sadsbury Twp., Chester County
                                My Commission Expires Mar. 18, 2006


                                -------------------------------------------
                                Member Pennsylvania Association of Notaries

                          SIGNATURE PAGE OF SHAREHOLDER

      IN WITNESS WHEREOF, the undersigned Shareholder has executed this Stock Purchase Agreement as of the day and year first above written.

                                   CD Venture Partners LLC


                                   /s/ Gregory S. Campbell, President,
                                       CD Ventures LLC, Its General Partner
                                   --------------------------------------------
                                   Shareholder
                                   Name:  CDV Equity Associates, L.P.

                          SIGNATURE PAGE OF SHAREHOLDER

      IN WITNESS WHEREOF, the undersigned Shareholder has executed this Stock Purchase Agreement as of the day and year first above written.


                        ABS Capital Partners III, L.P.
                        --------------------------------------------------------
                        Shareholder
                        Name: /s/ Donald B. Hebb, Jr.
                              --------------------------------------------------
                              Donald B. Hebb, Jr.
                              Managing Member of ABS Partners III, L.L.C.
                              General Partner of ABS Capital Partners, III, L.P.

                          SIGNATURE PAGE OF SHAREHOLDER

      IN WITNESS WHEREOF, the undersigned Shareholder has executed this Stock Purchase Agreement as of the day and year first above written.

                                   /s/ Gordon G. Cohen
                                   -------------------------------------------
                                   Merchants Capital Partners, LP

                                   Name:   Gordon G. Cohen
                                         ---------------------------------------
                                   Title:  Principal
                                         --------------------------------------

                          SIGNATURE PAGE OF SHAREHOLDER

      IN WITNESS WHEREOF, the undersigned Shareholder has executed this Stock Purchase Agreement as of the day and year first above written.


                                     /s/ Jason Le Roux  /s/ Gillian Newton
                                --------------------------------------------
                                Shareholder

                                Name:  Jason Le Roux        Gillian Newton
                                     ---------------------------------------
                                   Authorized Signatory   Authorized Signatory

                                      FOR AND ON BEHALF OF BANC OF BERMUDA.
                                      (illegible) LIMITED AS CUSTODIAN FOR
                                      (illegible) INTERNATIONAL GROWTH FUND.

                          SIGNATURE PAGE OF SHAREHOLDER

      IN WITNESS WHEREOF, the undersigned Shareholder has executed this Stock Purchase Agreement as of the day and year first above written.

                                   Hare & Co.
                                   Signature Guaranteed
                                   Medallion Guaranteed
                                   The Bank of New York
                                   --------------------------------------------
                                   Shareholder
                                   Name: /s/ Illegible
                                        ---------------------------------------
                                        (SG510)        Executive Vice President
                                        SECURITIES TRANSFER            X0809012
                                        AGENTS MEDALLION PROGRAM

                          SIGNATURE PAGE OF SHAREHOLDER

      IN WITNESS WHEREOF, the undersigned Shareholder has executed this Stock Purchase Agreement as of the day and year first above written.

                                   /s/ Illegible
                                   --------------------------------------------
                                   Shareholder
                                   Name: Illegible
                                        ---------------------------------------

                          SIGNATURE PAGE OF SHAREHOLDER

      IN WITNESS WHEREOF, the undersigned Shareholder has executed this Stock Purchase Agreement as of the day and year first above written.

                                   PNC VENTURE CORP
                                   BY PETER V DEL PRESTO PARTNER
                                   --------------------------------------------
                                   Shareholder
                                   Name: /s/ Illegible
                                        ---------------------------------------

                          SIGNATURE PAGE OF SHAREHOLDER

      IN WITNESS WHEREOF, the undersigned Shareholder has executed this Stock Purchase Agreement as of the day and year first above written.

                           CANTERBURY MEZZANINE CAPITAL II,
                           L.P., as Agent and as a Lender,

                               By: Canterbury Capital II, L.L.C., its general partner,

                                    By:    /s/ Nicholas B. Dunphy
                                           ------------------------------------
                                    Name:  Nicholas B. Dunphy
                                    Title: Manager

                          SIGNATURE PAGE OF SHAREHOLDER

      IN WITNESS WHEREOF, the undersigned Shareholder has executed this Stock Purchase Agreement as of the day and year first above written.


                                   DAVIS PARTNERS LP
                                   --------------------------------------------
                                   Shareholder

                                   Name: /s/ Illegible
                                        ---------------------------------------

                          SIGNATURE PAGE OF SHAREHOLDER

      IN WITNESS WHEREOF, the undersigned Shareholder has executed this Stock Purchase Agreement as of the day and year first above written.

                         /s/ Gregory S. Campbell, President, CD Ventures, LLC
                         ----------------------------------------------------
                         Shareholder

                         Name: CD Venture Partners V, L.P. its General Partner
                                AP. 18
                               -----------------------------------------------

                          SIGNATURE PAGE OF SHAREHOLDER

      IN WITNESS WHEREOF, the undersigned Shareholder has executed this Stock Purchase Agreement as of the day and year first above written.

                                   BancBoston Capital, Inc.
                                   /s/ Maia D. Heymann
                                   --------------------------------------------
                                   Shareholder

                                   Name: Maia D. Heymann
                                         ---------------------------------------
                                         Managing Director

                                                                   EXHIBIT 10.13

                           USE AND OCCUPANCY AGREEMENT

                                     BETWEEN

                        PAN AMERICAN WORLD AIRWAYS, INC.

                                       AND

                                  TEXACO, INC.

                                TETERBORO AIRPORT

                                TABLE OF CONTENTS

Section
Number                                         Title                                          Page
------                                         -----                                          ----
1.         Term..........................................................................       1

2.         Rights of User................................................................       1

3.         Fees to Pan American..........................................................       2

4.         Time of Payment and Computation of Amounts....................................       2

5.         Obstruction Lights............................................................       2

6.         Care, Maintenance and Repair..................................................       3

7.         Insurance.....................................................................       3

8.         Indemnity, Liability Insurance................................................       5

9.         Ingress and Egress............................................................       6

10.        Various Obligations of the User...............................................       6

11.        Prohibited Acts...............................................................       9

12.        Rules and Regulations.........................................................      11

13.        Signs.........................................................................      12

14.        Construction by the User......................................................      12

15.        Assignment and Sub-Use........................................................      12

16.        Condemnation..................................................................      13

17.        Non-Discrimination............................................................      14

18.        Governmental Requirements.....................................................      15

19.        Rights of Entry Reserved......................................................      16

20.        Basic Agreement...............................................................      17

21.        Patents, Trademarks...........................................................      17

22.        Additional Fees and Charges...................................................      17

23.        Right of Re-Entry.............................................................      18

24.        Surrender.....................................................................      18

25.        Termination by Pan American...................................................      18

26.        Survival of the Obligations of the User.......................................      20

27.        Use Subsequent to Cancellation or Termination.................................      21

28.        Remedies to be Non-Exclusive..................................................      21

29.        Limitation of Rights and Privileges Granted...................................      22

30.        Option for Renewal............................................................      22

31.        Removal of Personal Property..................................................      23

32.        Brokerage.....................................................................      23

33.        Notices.......................................................................      23

34.        Construction and Application of Terms.........................................      24

35.        Non-Liability of Individuals..................................................      24

36.        Abatement.....................................................................      24

37.        Port Authority Consent........................................................      24

38.        Entire Agreement..............................................................      24

           Exhibit A
           Consent Agreement.............................................................     1-4

                                                     Teterboro Airport
                                                     Use and Occupancy Agreement
                                                     TA 191

                           USE AND OCCUPANCY AGREEMENT

         THIS AGREEMENT, made as of January 1, 1986, by and between PAN AMERICAN WORLD AIRWAYS, INC. (hereinafter called "Pan American"), a New York Corporation, and TEXACO, INC. (hereinafter called the "User"), a Delaware Corporation.

                                WITNESSETH THAT:

         WHEREAS, the Port Authority of New York and New Jersey (hereinafter called "the Port Authority") is the owner of Teterboro Airport located in the Boroughs of Teterboro, Moonachie and Hasbrouck Heights and in the Township of Lyndhurst, County of Bergen in the State of New Jersey (hereinafter called "the Airport"); and,

         WHEREAS, Pan American is the operator of the Airport and has the right to operate and use the Airport under an agreement between Pan American and the Port Authority dated September 19, 1967 (hereinafter called the "Basic Agreement"); and

         WHEREAS, User by a Use and Occupancy Agreement, dated January 1, 1976, bearing file designation TA-107, used and occupied certain premises at the Airport; and

         WHEREAS, User desires to continue to use and occupy the area at the Airport as hereinafter described;

         NOW, THEREFORE, for and in consideration of the respective promises and mutual agreements made by the parties hereto hereinafter set forth Pan American hereby grants to the User the right to use and occupy the areas at the Airport shown in diagonal hatching on Exhibit A attached hereto, which exhibit is hereby made a part hereof, together with all buildings, structures, improvements, additions and permanent installations existing therein or thereon and constructed and installed therein or thereon during the term of this Agreement (hereinafter referred to as the "Space") upon the following terms and conditions and it is hereby mutually agreed as follows:

1.       Term

         The term of this Agreement shall commence upon January 1, 1986 ("effective date"), and, unless so terminated or extended, shall expire on December 31, 1990.

2.       Rights of User

2.1 The User shall use the Space for the storage and maintenance of aircraft owned, leased by or operated for the User and for private aircraft owned or leased by the elected officers and directors of the User and for no other purpose whatsoever.

2.2 Nothing contained in this Agreement shall give or shall be construed or deemed to give to the User any right to sell aviation fuel at the Airport except under a separate agreement with Pan American for bulk fuel storage and sale to authorized Permittees at the Airport.

2.2.1 The User shall be permitted to acquire its own petroleum products for purposes authorized hereunder from authorized Permittees at the Airport.

2.2.2 If at such time no Permittee at the Airport is able to supply the User with Texaco, Inc., petroleum products then the User may supply itself with its requirements for such petroleum products for its own use only, provided that the User shall pay to Pan American whatever fuel fees are applicable at the Airport at such time.

3.       Fees to Pan American

3.1 The User shall pay to Pan American a basic annual fee of Two Hundred Thousand Twenty-Two Dollars and Eighty Four Cents ($200,022.84) in monthly installments of Sixteen Thousand Six Hundred Sixty Eight Dollars and Fifty Seven Cents ($16,668.57) throughout the term of this Agreement.

4.       Time of Payment and Computation of Amounts

4.1 User shall pay to Pan American the monthly installments of the basic annual fee specified in Section 3.1 in advance on the first (1st) day of each and every month of this Agreement, provided, however, that if this Agreement is terminated on other than the last day of a month the last payment shall be the then effective monthly installment of the basic annual fee prorated in the same proportion the number of days the Agreement was effective in the last month bears to the actual number of days in said month.

4.2 The fees specified herein shall be payable at the office of the Manager of Teterboro Airport, 399 Industrial Avenue, Teterboro, New Jersey 07608, or at such other location as may from time to time be substituted therefor.

5.       Obstruction Lights

         The User shall furnish such obstruction lights as Pan American shall direct, of the type and design approved by Pan American, and shall install said lights in the locations on the Space designated by Pan American and shall maintain them in first class operating condition at all times. The User shall furnish and install the bulbs and furnish the electricity necessary for the operation of the said lights, and shall operate the same in accordance with the directions of Pan American. Pan American hereby directs that all said obstruction lights shall, until further notice, be operated daily for a period commencing thirty (30) minutes before sunset and ending thirty (30) minutes after sunrise and for such other periods as may be directed or requested by the Control Tower of the Airport.

6.       Care, Maintenance and Repair

6.1 The User shall at its own expense at all times keep the Space and all the User's fixtures, equipment and personal property which are located in any parts of the Space which are open to or visible by the general public, in a clean and orderly condition and appearance.

6.2 The User shall at its own expense repair, replace or rebuild all or any part of the Space which may be damaged or destroyed by the acts or omissions of the User or by those of its employees, customers, guests or invitees or of other persons doing business with the User.

6.3 Further, the User at its own expense shall take good care of the Space, including without limitation paved areas, fences, roofs, skylights, steelwork, walls, partitions, floors, foundations, ceilings, columns, windows, doors, glass of every kind, plumbing, heating, lights, fire-protection, fire-alarm, sewerage, drainage, water-supply and electrical systems, including all pipes, wires, lines, conduits, equipment and fixtures and shall make all necessary structural and nonstructural repairs and replacements and do all necessary rebuilding and repainting, regardless of the cause or the condition requiring the same.

6.4 In the event the User fails to commence to so repair, replace, rebuild or paint as required above within a period of ten (10) days after notice from Pan American so to do, or fails diligently to continue to complete the repair, rebuilding, replacement, or painting of all the Space required to be repaired, replaced, rebuilt or painted by the User under the terms of this Agreement, Pan American may, at its option, and in addition to any other remedies which may be available to it, repair, replace, rebuild or paint all or any part of the Space included in the said notice, and charge the cost thereof to the User, the amount of such charge to constitute an item of additional fee.

7.       Insurance

7.1 During the term of this Agreement the User shall, insure and keep insured to the extent of One Hundred Percent (100%) of the replacement value thereof, all buildings, structures, improvements, installations, facilities, and fixtures now or in the future located on the Space against such hazards and risks as may now or in the future be included under the standard form of fire insurance policy of the State of New Jersey and also against damage or loss by windstorm, cyclone, tornado, hail, explosion, riot, civil commotion, aircraft, vehicles and smoke, under the standard form of fire insurance policy of New Jersey, and the form of extended coverage endorsement prescribed as of the effective date of the said insurance by the rating organization having jurisdiction, and also covering boiler and machinery hazards and risks and also, subject to the availability thereof, covering nuclear property losses and contamination hazards and risks in a separate insurance policy or policies or as an additional coverage endorsement to the aforesaid policies in the form as may now or in the future be prescribed as of the effective date of said insurance by the rating organization having jurisdiction.

7.2 The aforesaid insurance coverages and renewals thereof shall insure the Port Authority and Pan American as their interests may appear and shall provide that the loss, if any, shall be adjusted with Pan American and the Port Authority and shall be payable to the Port Authority or Pan American as their interests may appear.

7.3 In the event the Space or any part thereof shall be damaged by any casualty against which insurance is carried pursuant to this Section, the User shall promptly notify Pan American of such casualty, and shall thereafter furnish to Pan American such information and data as shall enable the parties to adjust the loss.

7.4 At least seven (7) days prior to the beginning of the term of this Agreement, the policies or certificates representing said insurance shall be delivered by the User to Pan American and each policy or certificate delivered shall bear an endorsement obligating the insurance company to furnish the Port Authority and Pan American twenty
         (20) days' advance notice of the cancellation of the insurance evidenced by said policy or certificates or of any changes or endorsements which may be made thereon. Renewal policies or certificates shall be delivered to Pan American at least twenty (20) days before the expiration of the insurance which such policies are to renew.

7.5 The aforesaid insurance shall be written by a company or companies approved by Pan American.

7.6 To the extent that any loss is recouped by actual payment to the Port Authority or Pan American of the proceeds of the insurance herein referred to above, such proceeds will be paid to the User to cover its costs of rebuilding or repairing the portion or all of the Space which has been damaged or destroyed. Such payment will be made by Pan American to the User in installments if requested by the User and as work progresses provided that as to each request for payment the User shall certify by a responsible officer or authorized representative thereof that the amounts requested are due and payable to its contractor for work completed. Upon completion of all the work, the User shall certify by a responsible officer or authorized representative that such rebuilding and repairs have been completed, that all costs in connection therewith have been paid by the User and said costs are fair and reasonable and said certification shall also include an itemization of costs. Nothing herein contained shall be deemed to release the User from any of its repair, maintenance or rebuilding obligations under the Agreement. If the proceeds of any such insurance paid to Pan American exceed the User's costs of rebuilding or repair, the excess of such proceeds shall be retained by Pan American.

7.7 If there is damage or destruction to the Space covered by insurance under this Section, the User shall promptly repair, rebuild or replace the damaged or destroyed portion of the Space.

7.8 If the User does not so properly proceed then Pan American may repair or rebuild and may apply such proceeds of such insurance towards such repair, replacement and rebuilding, but no such application shall relieve the User of its obligations under this

         Agreement, or Pan American in its discretion may elect to relieve the User of its obligations under this Agreement to repair, replace and rebuild the damaged or destroyed property, and not to have said property repaired, replaced or rebuilt and in such latter event the entire proceeds of the insurance shall be retained by Pan American.

7.9 If, moreover, there is damage or destruction to the property covered under this Section which occurs within the last three years of the term of the Agreement, the obligations of the User to repair, replace or rebuild such damaged or destroyed property shall be discharged (provided that the insurance applicable thereto has been maintained in full force and effect) and the entire proceeds of the insurance applicable thereto small be retained by Pan American.

8.       Indemnity, Liability Insurance

8.1 The User shall indemnify and hold harmless the Port Authority, its Commissioners, officers, employees and representatives; and Pan American, its subsidiaries and affiliates, their Directors, officers, employees and agents (to include reasonable attorney and other professional fees) from and against all claims and demands of third persons, including, but not limited to, claims and demands for death or personal injury or for property damage arising out of the use and occupancy of the Space by the User or out of any other acts or omissions of the User, its officers, employees on the Space or out of the acts or omissions of others on the Space with the consent of the User whether or not such claims, demands, causes of action, liabilities, etc., are made or asserted before or against termination or expiration of this Agreement.

8.2 In addition to the obligations set forth in the Subsection immediately above, the User, in its own name as assured, shall maintain and pay the premiums or the following described policies of comprehensive general including aircraft liability insurance and automobile liability insurance which shall cover its operations hereunder and shall be effective throughout the term in limits not lower than the following:

8.2.1 Combined single limit of $100,000,000 for bodily injury and property damage.

8.3 Neither the Port Authority nor Pan American shall be named as an insured in any policy of insurance required by this Agreement, unless the Port Authority or Pan American shall, at any time during the effective period of this Agreement, direct otherwise in writing, in which case the User shall cause the Port Authority and/or Pan American to be so named.

8.4 As to any insurance required by the provisions of this Agreement to be obtained by or at the direction of the User, a certified copy of each of the policies or certificates evidencing the existence thereof, or binders, together with evidence of the payment of the premium thereon, shall be delivered to Pan American within fifteen (15) days prior to occupancy by User of the Space. In the event any binder is delivered, it shall be replaced within thirty (30) days by a certified copy of the policy or a certificate. Each such copy or certificate shall contain a valid provision or endorsement that the policy may not be cancelled, terminated, changed or modified without giving twenty (20) days' written advance notice thereof to Pan American. A renewal policy shall be delivered to Pan American at least twenty (20) days prior to the expiration date of each expiring policy, except for any policy expiring after the date of expiration of the term. If at any time any of the policies shall be or become unsatisfactory to Pan American as to form or substance or if any of the carriers issuing such policies shall be or become unsatisfactory to Pan American, the User shall promptly obtain a new and satisfactory policy in replacement.

9.       Ingress and Egress

9.1 The User, its customers, its contractors, suppliers of material and furnishers of services shall have the right of ingress and egress between the Space and the city streets or public ways outside the Airport by means of such pedestrian or vehicular roadways to be used in common with others having rights of passage within the Airport, as may from time to time be designated by Pan American for the use of the public.

9.2 The User shall have the right of ingress and egress between the Space and the public landing areas at the Airport by means of connecting taxiways, to be used in common with others having rights of passage thereon.

9.3 The use of any such roadway or taxiway shall be subject to the Rules and Regulations of the Airport which are now in effect or which may hereafter be promulgated for the safe and efficient operation of the Airport. Pan American may, at any time, temporarily or permanently, close or consent to or request the closing of, any such roadway or taxiway and any other way at, in or near the Space presently or hereafter used as such, so long as a reasonable means of ingress and egress as provided above remains available to the User. The User hereby releases and discharges the Port Authority, its Commissioners, officers, employees and agents; Pan American, its subsidiaries, their Directors, officers, employees and agents and all municipalities and other governmental authorities and their respective successors and assigns, of and from any and all claims, demands, or causes of action which the User may now or at any time hereafter have against any of the foregoing, arising or alleged to arise out of the closing of any street, roadway or other area, whether within or outside the Space. The User shall not do or permit anything to be done which will interfere with the free access and passage of others to space adjacent to the Space or in any streets or roadways near the Space.

10.      Various Obligations of the User

10.1 The User shall conduct its operations in an orderly and proper manner and so as not to annoy, disturb or be offensive to others at the Space on the Airport. The User shall take all reasonable measures:

10.1.1 to eliminate vibrations tending to damage any equipment, structure, building or portion of a building which is on the Space, or is a part thereof, or is located elsewhere on the Airport, and

10.1.2   to keep the sound level of its operations as low as possible.

10.2 The User shall control the conduct, demeanor and appearance of its employees and invitees and of those doing business with it, and upon objection from Pan American concerning the conduct, demeanor or appearance of any such shall immediately take all lawful steps necessary to remove the cause of the objection. If Pan American shall so request, the User agrees to supply and require its employees to wear or carry badges or other suitable means of identification, which shall be subject to the prior and continuing approval of the Manager of the Airport.

10.3 It is the intent of the parties hereto that noise caused by aircraft engine operation shall be held to a minimum. To this end the User will conduct its operations in such a manner as to keep the noise produced by aircraft engines and component parts thereof to a minimum by such methods as are practicable, considering the extent and type of the operations of the User. In addition, the User will employ the maximum amount of noise arresting and noise reducing devices that are available and economically practicable, considering the extent of the operations of the User. In its use of the Space, the User shall take all possible care, caution and precaution and shall use its best efforts to minimize prop or jet blast interference to aircraft operating on or to buildings, structures and roadways, now located on or which in the future may be located on areas adjacent to the Space. In the event Pan American determines that the User has not curbed the prop or jet blast interference, the User hereby covenants and agrees to erect and maintain at its own expense such structure or structures as may be necessary to prevent prop or jet blast interference subject, however, to the prior written approval of Pan American as to type, manner and method of construction.

10.4 The User shall daily remove from the Space by means of facilities provided by User all garbage, debris and other waste materials arising out of or in correction with its operations hereunder, and any such not immediately removed shall be temporarily stored in a clean and sanitary condition in suitable garbage and waste receptacles, the same to be made of metal and equipped with tight-fitting covers, and to be of a design safely and properly to contain whatever material may be placed therein, said receptacles being provided and maintained by the User. The receptacles shall be kept covered except when filling or emptying the same. The User shall exercise extreme care in removing such garbage, debris and other waste materials from the Space. The manner of such storage and removal shall be subject in all respects to the continual approval of Pan American. No facilities of the Airport shall be used for such removal unless with Pan American's prior consent in writing. No such garbage, debris or other waste materials shall be or be permitted to be thrown, discharged or disposed into or upon the waters at or bounding the Space.

10.5 It is intended that the standards and obligations imposed by this Section shall be maintained or complied with by the User in addition to its compliance with all applicable Federal, State and Municipal laws, ordinances and regulations, and in the event that any of said laws, ordinances and regulations shall be more stringent than such standards and obligations, the User agrees that it will comply with such laws, ordinances and regulations in its operations hereunder. Changes in such laws or regulations are not grounds for termination of this Agreement.

10.6 The User shall promptly observe, comply with and execute the provisions of any and all present and future rules and regulations, requirements, orders and directions of the National Fire Protection Association and the Fire Insurance Organization of New Jersey or of any other board or organization exercising or which may exercise similar functions which may pertain or apply to the operations of the User on the Space and the User shall, subject to and in accordance with the provisions of this Agreement relating to construction by the User, make any and all structural or nonstructural improvements, alterations or repairs of the Space that may be required at any time hereafter by any such present or future rule, regulation, requirement, order or direction. If by reason of any failure on the part of the User to comply with the provisions of this Section, any fire insurance, extended coverage or other insurance rate on the Space or any part thereof, or on the Airport or any part thereof, shall at any time be higher than it otherwise would be, then the User shall pay to Pan American that part of all premiums paid by Pan American which shall have been charged because of such violation or failure by the User.

10.7 In addition to compliance by the User with all laws, ordinances, governmental rules, regulations and orders now or at any time in effect during the term of the use hereunder which as a matter of law are applicable to the operation, use or maintenance by the User of the Space or the operations of the User under this Agreement (the foregoing not to be construed as a submission by Pan American or the Port Authority to the application to itself of such requirements or any of them), the User agrees that it shall conduct all its operations under the Agreement and shall operate, use and maintain the Space in accordance with a high standard and in such manner that there will be at all times a minimum of air pollution, water pollution or any other type of pollution and a minimum of noise emanating from, arising out of or resulting from the operation, use or maintenance of the Space by the User and from the operations of the User under this Agreement. Pan American hereby reserves the right from time to time and at any time during the term of the Agreement to require the User, and the User agrees to design and construct at its sole cost and expense such reasonable structures, fences, equipment, devices and other facilities as may be necessary or appropriate to accomplish the objectives as set forth in the first sentence of this paragraph. All locations, the manner, type and method of construction and the size of any of the foregoing shall be determined by Pan American. The User shall submit for Pan American approval a Construction Application together with its plans and specifications covering the required work and upon receiving such approval shall proceed diligently to construct the same.

10.8 The obligations assumed by the User under the above paragraph shall continue throughout the term of this Agreement and shall not be limited, affected, impaired or in any manner modified by the fact that Pan American or the Port Authority shall have approved any Construction Application and supporting plans, specifications and contracts covering construction work and notwithstanding the incorporation therein of Pan American's or the Port Authority's recommendations or requirements and notwithstanding that Pan American and the Port Authority may have at any time during the term of the Agreement consented to or approved any particular procedure or method of operation which the User may have proposed, or Pan American or the Port Authority may have itself prescribed the use of any procedure or method. The agreement of the User to assume the obligations under the above paragraph is a special inducement and consideration to Pan American in entering into this Agreement with the User.

10.9 The Port Authority has applied for and received a grant or grants of money from the Administrator of the Federal Aviation Administration pursuant to the Federal Airport Act of 1946 and pursuant to the Airport and Airway Development Act of 1970 (49 U.S.C. 1701), as the same have been amended and supplemented, and the Port Authority may in the future apply for and receive further such grants. Pan American under its Operating Agreement with the Port Authority for Teterboro Airport, Dated September 19, 1967, has assumed certain obligations of the Port Authority under the Grant Agreement and in connection therewith, the Port Authority and Pan American may in the future undertake certain additional obligations respecting the operation of the Airport and the activities of contractors, lessees and permittees thereon. The performance by the User of the promises and obligations contained in this Agreement is therefore a special consideration and inducement to Pan American to enter into this Agreement and the User further covenants and agrees that if the Administrator of the Federal Aviation Administration or any other governmental officer or body having jurisdiction over the enforcement of the obligations of the Port Authority and/or Pan American in connection with Federal Airport Aid, shall make any orders, recommendations or suggestions respecting the performance by the User will promptly comply therewith, at the time or times when and to the extent that Pan American may direct.

10.10 The User shall be solely responsible for compliance with the provisions of this Section and no act or omission of Pan American shall relieve the User of such responsibility.

11.      Prohibited Acts

11.1 The User shall not install, maintain, operate or permit the installation, maintenance or operation of any restaurant, kitchen, stand or other establishment of any type for the sale of food or of any vending machines or device designed to dispense or sell merchandise or services of any kind to the public, except that User may, for the benefit of its employees, customers, guests and visitors install coin operated vending machines or services for the dispensing and sale of the following:

11.1.1   Hot and cold packaged foods;

11.1.2   Hot and cold beverages;

11.1.3   Candy and chewing gum;

11.1.4   Tobacco and tobacco products;

11.1.5   Newspapers and periodicals;

11.1.6   Telephone services (pay stations)

         (hereinafter called "vending machines").

11.2 If User, installs or causes to be installed vending machines on the Space for the limited sale of merchandise or services permitted hereunder, User shall have the right to retain the revenues derived therefrom, provided, however, that:

11.2.1 The User shall itself, and shall also require its contractors, to indemnify and hold harmless Pan American, its subsidiaries, their Directors, officers, agents and employees and the Port Authority, its Commissioners, officers, agents and employees (to include reasonable attorney's and other professional fees) from and against all claims and demands of third persons (including employees, (to include reasonable attorney and other professional fees) officers and agents of Pan American and the Port Authority) arising or alleged to arise out of the installation, operation or maintenance of the vending machines (or consumable obtained therefrom) or arising or alleged to arise out of any actual or alleged infringement of any patent, trademark or copyright or any alleged or actual unfair competition in any wise connected with the operation of the vending machines whether or not such claims, demands, causes of action, liabilities, etc. are made or asserted before or after termination or expiration of this agreement.

11.3 The limited right to install, operate and maintain vending machines granted to User herein may be terminated by Pan American at any time during the term of this Agreement upon ninety (90) days' notice to the User and Pan American, at any time thereafter, may substitute for the User's vending machines other machines selling similar merchandise or services operated by Pan American or by its permittee or concessionaire and thereupon User shall remove its machines.

11.4 Upon installation by Pan American or by its permittee or concessionaire of vending machines in substitution of User's vending machines, all revenues derived therefrom shall be retained by Pan American.

11.5 Upon rendering of notice to User of termination of the right to operate vending machines, Pan American may elect to permit User's vending machines to remain, but in such case, User shall pay or cause to be paid to Pan American each month for each machine upon the same basis for the preceding month as any permittee or concessionaire of Pan American then operating machines at the Airport for sale to the general public of similar merchandise or rendering of similar services.

11.6 The termination by Pan American of the limited right of User to install vending machines at the Space shall be nondiscriminatory in that similar rights granted to other Users at the Airport shall be terminated concurrently therewith, and in the exercise of such right by Pan American User shall not be entitled to assert any claim or institute any action or proceeding at law or in equity to assert any claim on account thereof whether for loss, damages or loss of revenue, consequential or otherwise.

11.7 The User shall nor overload any floor or paved area on the Space and shall repair any floor including supporting members and any paved area damaged by overloading.

11.8 The User shall not do or permit to be done anything which may interfere with the effectiveness or accessibility of the utility, mechanical, electrical, drainage and sewer systems, fire-protection system and other systems installed or located on or in the Space.

11.9 The User shall not commit any nuisance or permit its employees or others on the Space with its consent to commit or create or continue or tend to create any nuisance on the Space or in or near the Airport.

11.10 The User shall not cause or permit to be caused or produced upon the Space, to permeate the same or to emanate therefrom, any unusual, noxious or objectionable smokes, gases, vapor or odors.

11.11.1 The User shall not do or permit to be done any act or thing upon the Space which:

11.11.2 will invalidate or conflict with any fire insurance policies covering the Space or any part thereof, or the Airport or any part thereof; or

11.11.3 which, in the opinion of Pan American, may constitute an extra hazardous condition so as to increase the risks normally attendant upon the operations permitted by this Agreement; or

11.11.4 which will increase the rate of any fire insurance, extended coverage or other insurance on the Airport or any part thereof or upon the contents of any building or structure thereon.

12.      Rules and Regulations

12.1 User shall observe and obey and shall compel others on the Space and those doing business with it with respect to the Space to observe and obey such Rules and Regulations of the Airport as are now in effect or as may be promulgated from time to time for the government and conduct of operations of the Airport for reasons of safety, health or preservation of property, for the good and orderly appearance of the Space and for the safe and efficient operation and use of the Space. If a copy of the Rules and Regulations is not attached, then Pan American will make a copy thereof available to the User at the office of the Manager of Teterboro Airport.

13.      Signs

13.1 Except with the prior written approval of Pan American, the User shall not erect, maintain or display any advertising, signs, posters or similar devices at or on the Space.

13.2 Upon demand by Pan American, the User shall remove, obliterate or paint out any and all advertising, signs, posters and similar devices placed by the User on the Space or elsewhere on the Airport without the prior approval of Pan American. In the event of a failure on the part of the User so to remove, obliterate or paint out each and every sign or piece of advertising and so to restore the Space and the Airport, Pan American may perform the necessary work and the User shall pay the costs thereof to Pan American on demand.

14.      Construction by the User

14.1 The User shall not erect any structures, make any improvements or do any construction work on the Space, or install any fixtures (other than trade fixtures, removable without material damage to the Space, any such damage to be immediately repaired by the User) without the prior written approval of Pan American through the medium of a construction or alteration application and in the event any construction, improvement, alteration, modification, addition, repair or replacement is made without such approval, then upon reasonable notice so to do, the User will remove the same or at the option of Pan American, cause the same to be changed to the satisfaction of Pan American. In case of any failure on the part of the User to comply with such notice, Pan American may effect the removal or change and User shall pay the cost thereof to Pan American.

14.2 Title to any construction, improvement, alteration, modification or addition performed by User at or on the Space in accordance with a Pan American approved construction or alteration application shall vest in the Port Authority immediately upon completion without any further action or notice of any kind.

15.      Assignment

15.1 The User agrees that it will not grant the right of sub-use, sell, convey, transfer, assign, mortgage or pledge this Agreement or any part thereof or any rights granted thereby in the Agreement hereunder or any part hereof without the prior written consent of Pan American, which consent shall not be unreasonable withheld.

15.1.1 In the event that such right of sub-use is granted by Pan American, the User agrees to pay to Pan American an amount equal to Fifty Percent (50%) of any fees paid by the sub-user to the User in excess of the fees due to Pan American under Section 3 of the Agreement.

15.2 Notwithstanding the provisions of the foregoing subsection, the User may assign this Agreement in its entirety to any successor in interest to the User with or into which the User may be merged or consolidated or to any entity to whom the User has sold all or substantially all of its assets, provided that each such succeeding entity or purchaser shall execute and deliver an instrument to Pan American in a form satisfactory to Pan American assuming the obligations of the User under this Agreement, and provided, further, that the User shall execute and deliver to Pan American a statement to the effect the User's guarantee of the obligations hereunder shall cover hereunder the obligations of each succeeding entity or purchaser.

15.3 Nothing contained herein nor the privileges of assignment or granting the right of sub-use as set forth in Section 15.1.1 and 15.2 above shall be or be deemed to constitute a waiver or release of liability of the User and the User agrees that it shall at all time remain primarily liable for all of the obligations imposed upon it as User under this Agreement as if no assignment of or granting of right of sub-use under this Agreement was ever made or attempted.

15.4 If the User assigns, sells, conveys, transfers, mortgages, pledges or grants the right of sub-use under this Agreement in violation of the foregoing provisions of this Section 15, Pan American may collect from any assignee, sub-user or anyone who claims a right to this Agreement or who occupies the Space or any part thereof, and shall apply the net amount collected to the fees herein reserved; and no such collection shall be deemed a waiver by Pan American of the covenants contained in this Section 15 nor of acceptance by Pan American of any assignee, sub-user, claimant or occupant nor a release of the User by Pan American from the further performance by the User of the covenants contained herein.

16.      Condemnation

16.1 The User, in any action or proceeding instituted by any governmental agency or agencies for the taking for a public use of any interest in all or any part of the Space, shall not be entitled to assert any claim to any compensation or award or part thereof made or to be made therein or therefor, or to institute any action or proceeding or to assert any claim against such agency or agencies or against the Port Authority or Pan American, or its subsidiaries and affiliates for or on account of any such taking (except the possible claim to an award for loss of the User's removable fixtures), it being understood and agreed between Pan American and the User that Pan American shall be entitled to all the compensation or awards made or to be made or paid for in such taking, free of any claim or right of the User.

16.2 In the event of a taking of the entire Space by any governmental agency or agencies, then this Agreement shall be cancelled as of the date possession is taken from the Port Authority by the agency or agencies, and shall cease and expire in the same manner and with the same effect as if the Agreement had on that date expired.

16.3 In the event that all or any portion of the Space is required by the Port Authority to comply with any present or future governmental law, rules, regulation, requirement, order or direction, Pan American may by notice given to the User terminate the Agreement with respect to all or such portion of the Space so required. Such termination shall be effective on the date specified in the notice. The User hereby agrees to deliver possession of all or such portion of Space so required upon the effective date of such termination.

16.4 No taking by or conveyance to any governmental authority as described above nor any delivery by the User nor taking by the Port Authority pursuant to this subsection shall be or be construed to be a breach of this Agreement or be made the basis of any claim by the User against the Port Authority or Pan American or its subsidiaries and affiliates for damages, consequential or otherwise.

16.5 In the event of a taking by any governmental agency or agencies or by the Port Authority of a part of the Space, then use of such part only shall, as of the date possession thereof is taken, cease and determine, and the Fees thereafter to be paid by the User to Pan American shall be abated as hereinafter provided from and after the date of such taking. In the event that a substantial part shall be taken, which shall be deemed to mean a taking so extensive that the User is unable to use or operate the Space for the purposes expressed in this Agreement, then the User shall have the right to be exercised within thirty (30) days of the taking to terminate this Agreement, such termination to have the same effect as expiration.

17.      Non-Discrimination

17.1 Without limiting the generality of any of the provisions of this Agreement, the User, for itself, its successors in interest, and assigns, as a part of the consideration hereof, does hereby covenant and agree as a covenant running with the land that (1) no person on the grounds of sex, race, color, or national origin shall be excluded from participation in, denied the benefits of, or be otherwise subjected to discrimination in the use of the Space, (2) that in the construction of any improvement on, over, or under the Space and the furnishing of services thereon, no person on the grounds of race, color, or national origin shall be excluded from participation in, denied the benefits of, or otherwise subjected to discrimination, (3) that the User shall use the Space in compliance with all other requirements imposed by or pursuant to Title 49, Code of Federal Regulations, Department of Transportation, Subtitle A, Office of the Secretary, Part 21, nondiscrimination in Federally-assisted programs of the Department of Transportation-Effectuation of Title VI of the Civil Rights Act of 1964, and as said Regulations may be amended, and any other present or future laws, rules, regulations, orders or directions of the United States of America with respect thereto which from tine to time may be applicable to the User's operations thereat, whether by reason of agreement between Pan American and the United States Government or otherwise.

17.2 The User assures that it will undertake an affirmative action program as required by 14 CFR Part 152, Subpart E, to insure that no person shall on the grounds of race, creed, color, national origin, or sex be excluded from participating in any employment activities covered in 14 CFR Part 152, Subpart E. The User assures that no person shall be excluded on these grounds from participating in or receiving the services or benefits of any program or activity covered by this subpart. The User assures that it will require that its covered suborganization provide assurances to the

         User that they similarly will undertake affirmative action programs and that they will require assurances from their suborganizations, as required by 14 CFR Part 152, Subpart E, to the same effect.

17.3 The User shall include the provisions of the above subsections in every agreement or concession pursuant to which any person or persons, other than the User, operates any business or facility in or at the Space providing services to the public and shall also include therein a provision granting Pan American a right to take such action as the United States may direct to enforce such covenant.

17.4 The User's noncompliance with the provisions of this Section shall constitute a material breach of the Agreement. In the event of the breach by the User of any of the above nondiscrimination provisions, Pan American may take any appropriate action to enforce compliance; or in the event such noncompliance shall continue for a period of twenty
         (20) days after receipt of written notice from Pan American, Pan American shall have the right to terminate this Agreement with the same force and effect as a termination under the Section of the Agreement providing for termination for default by the User in the performance or observance of any other term or provision of the Agreement; or may pursue such other remedies as may be provided by law; and as to any or all of the foregoing, Pan American may take such action as the United States may direct.

17.5 The User shall indemnify and hold harmless Pan American, its subsidiaries and affiliates and the Port Authority (to include reasonable attorney's and other professional fees) from any claims and demands of third persons including the United States of America resulting from the User's noncompliance with any of the provisions of this Section and the User shall reimburse Pan American and the Port Authority for any loss or expense incurred by reason of such noncompliance, whether or not such claims, demands, causes of action, liability, etc., are made or asserted before or after termination or expiration of this agreement.

17.6 Nothing contained in this Section shall grant or shall be deemed to grant to the User the right to transfer or assign the Agreement, to make any agreement or concession of the type mentioned in this Section, or any right to perform any construction on the Space.

18.      Governmental Requirements

18.1 The User shall procure all licenses, certificates, permits or other authorization from all governmental authorities, if any, having jurisdiction over the User's operations at the Space which may be necessary for the User's operations thereat.

18.2 The User shall pay all taxes, license, certification, permit and examination fees and excise which may be assessed, levied, exacted or imposed on the Space or operation hereunder or on the gross receipts or income to User therefrom, and shall make all applications, reports and returns required in connection therewith.

18.3 Pan American has agreed by a provision in its agreement with the Port Authority covering the Airport to conform to the enactments, ordinances, resolutions and regulations of various governmental authorities having jurisdiction of the airport and of their various departments, boards and bureaus in regard to construction and maintenance of buildings and structures and in regard to health and fire protection. The User shall, within forty-eight (48) hours after its receipt of any notice of violation, warning notice, summons or other legal process for the enforcement of any such enactment, ordinance, resolution or regulation, deliver the same to Pan American. Unless otherwise directed in writing by Pan American because the same is inapplicable, the User shall conform to such enactments, ordinances, resolutions and regulations insofar as they relate to the operations of the User at the Space. In the event of compliance with any such enactment, ordinance, resolution or regulation on the part of the User, acting in good faith, commenced after such delivery to Pan American but prior to the receipt by the User of a written direction from Pan American, such compliance shall not constitute a breach of this Agreement, although Pan American thereafter notifies the User to refrain from such compliance.

18.4 The User shall promptly observe, comply with and execute the provisions of any and all present and future governmental laws, rules, regulations, requirements, orders and directions which may pertain or apply to the User's operations at the Space.

18.5 The User's obligations to comply with governmental requirements are provided herein for the purpose of assuring proper safeguards for the protection of persons and property at the Space.

19.      Rights of Entry Reserved

19.1 The Port Authority, by its officers, employees, agents, representatives and contractors and Pan American and its subsidiaries and affiliates by its officers, employees, agents, representatives and contractors shall have the right at all reasonable times to enter upon the Space for the purpose of inspecting the same, for observing the performance by the User of its obligations under this Agreement and for the doing of any act or thing which the Port Authority or Pan American nay be obligated or have the right to do under this Agreement, or otherwise.

19.2 Without limiting the generality of the foregoing, Pan American, by its officers, employees, agents, representatives and contractors and by the employees, agents, representatives and contractors of any furnisher of utility services in the vicinity, shall have the right, for its own benefit, for the benefit of the User, or for the benefit of others than the User at the Airport, to maintain existing and future utilities systems or portions thereof on the Space, including therein, without limitation thereto, systems for the supply of heat, water, gas, fuel, electricity and for the furnishing of fire-alarm, fire-protection, sprinkler, sewerage, drainage, telegraph and telephone services, including all lines, pipes, mains, wires, conduits and equipment connected with or appurtenant to such systems, and to enter upon the Space at all reasonable times to make such repairs, replacements or alterations as may, in the opinion of Pan American, be deemed necessary or advisable and, from time to time to construct or install over, in or under the Space new systems or parts thereof, including lines, pipes, mains, wires, conduits and equipment; provided, however, that in the exercise of such rights of repair, alteration or new construction Pan American shall not unreasonably interfere with the use and occupancy of the Space by the User.

19.3 The exercise of any or all of the foregoing rights by the Port Authority, Pan American or others shall not be or be construed to be an eviction of the User nor be made the grounds for any abatement of fees, nor any claim or demand for damages, consequential or otherwise.

19.4 Nothing in this Section shall impose or shall be construed to impose upon Pan American or the Port Authority any obligation so to construct or maintain or to make repairs, replacements, alterations or additions, or shall create any liability for any failure so to do.

20.      Basic Agreement

20.1 In the event the Basic Agreement is terminated, revoked, cancelled or expires, this Agreement shall terminate on the day preceding such date the same as if such preceding date were the expiration date of the term of this Agreement and such termination, revocation, cancellation or expiration of the Basic Agreement shall not be deemed a breach of this Agreement.

21.      Patents, Trademarks

21.1 The User represents that it is the owner of or fully authorized to use any and all services, processes, machines, articles, marks, names or slogans used by it in its operations under or in anywise connected with this Agreement. The User agrees to indemnify and to save and hold the Port Authority, Pan American, its subsidiaries and affiliates, their Commissioners, Directors, officers, employees, agents and representatives free and harmless of and from any loss, liability, expense, suit or claim for damages in connection with any actual or infringement of any patent, trademark or copyright, or arising from any alleged or actual unfair competition or other similar claim arising out of the operations of the User under or in anywise connected with this Agreement, whether or not such claims, demands, causes of action, liabilities, etc., are made or asserted before or after termination or expiration of this Agreement and to include reasonable attorney's and other professional fees.

22.      Additional Fees and Charges

22.1 If Pan American is required or elects to pay any sum or sums or incurs any obligations or expense by reason of the failure, neglect or refusal of the User to perform or fulfill any one or more of the conditions or agreements contained in this Agreement, or as a result of an act or omission of the User contrary to the said conditions and agreements, the User agrees to pay the sum or sums so paid or the expense so incurred, including all interest, costs, damages and penalties, and the same may be added to any installment of Fees thereafter due hereunder, and each and every part of the same shall be and become additional Fees, recoverable by Pan American in the same manner and with like remedies as if they were originally a part of the Fees as set forth in the Section entitled "Fees to Pan American" hereof.

23.      Right of Re-Entry

23.1 Pan American shall, as an additional remedy upon the giving of a notice of termination as provided in the Section entitled "Termination by Pan American" hereof, have the right to re-enter the Space and every part thereof upon the effective date of termination without further notice of any kind, and may regain and resume possession either with or without the institution of summary or any other legal proceedings or otherwise. Such re-entry or regaining or resumption of possession, however, shall not in any manner affect, alter or diminish any of the obligations of the User under this Agreement, and shall in no event constitute an acceptance of surrender.

24.      Surrender

24.1 The User covenants and agrees to yield and deliver peaceably to Pan American, possession of the Space on the date of cessation of the Agreement, whether such cessation be by termination, expiration or otherwise, promptly and in good condition, except for reasonable wear which does not cause or tend to cause deterioration of the improvements or adversely affect the efficiency or proper utilization thereof.

25.      Termination by Pan American

25.1 Upon the occurrence of any of the following events or at any time thereafter during the continuance thereof, Pan American may terminate the rights of the User under this Agreement upon five (5) days' written notice, such termination to be effective upon the date specified in such notice:

25.1.1 The User shall become insolvent or shall take the benefit of any present or future insolvency statute, or shall make a general assignment for the benefit of creditors, or file a voluntary petition in bankruptcy or a petition or an answer seeking an arrangement or its reorganization or the readjustment of its indebtedness under the federal bankruptcy laws or under any other law or statute of the United States or of any State thereof, or consent to the appointment of a receiver, trustee or liquidator of all or substantially all of its property; or

25.1.2 By order of decree of a court, the User shall be adjudged bankrupt or an order shall be made approving a petition filed by any of the creditors or, if the User is a corporation, by any of the stockholders of the user, seeking its reorganization or the readjustment of its indebtedness under the federal bankruptcy laws or under any law or statute of the United States or of any State thereof; or

25.1.3 A petition under any part of the federal bankruptcy laws or an action under any present or future insolvency law or statute shall be filed against the User and shall not be dismissed within thirty (30) days after the filing thereof; or

25.1.4 Except as may be provided in the Section of this Agreement entitled "Assignment," the interest of User under this Agreement shall be transferred to, pass to or devolve upon, by operation of law or otherwise, any other person, firm or corporation; or

25.1.5 The User, if a corporation, shall, without the prior written approval of Pan American, become a successor or merged corporation in a merger, a constituent corporation in a consolidation, or a corporation in dissolution; or

25.1.6 By or pursuant to, or under authority of any legislative act, resolution or rule, or any order or decree of any court or governmental board, agency or officer having jurisdiction, a receiver, trustee, or liquidator shall take possession or control of all or substantially all of the Space of the User and such possession or control shall continue in effect for a period of twenty (20) working days; or

25.1.7 The User shall voluntarily abandon, desert or vacate the Space or discontinue its operations at the Airport, or, after exhausting or abandoning any right of further appeal, the User shall be prevented for a period of sixty (60) days by action of any governmental agency having jurisdiction thereof, from conducting its operations at the Airport, regardless of the fault of the User; or

25.1.8 Any lien is filed against the Space because of any act or omission of the User and is not removed within forty-five (45) days after notice to the User thereof; or

25.1.9 The User shall fail duly and punctually to pay the Fees or to make any other payment required hereunder when due to Pan American and shall persist in its failure for a period of ten (10) days following the receipt of written notice of such default from Pan American; or

25.1.10 The User shall fail to keep, perform and observe each and every other promise and agreement set forth in this Agreement on its part to be kept, performed, or observed, within ten (10) days after receipt of notice of default thereunder from Pan American (except where fulfillment or its obligation requires activity over a period of time, and the User shall have commenced substantially to perform whatever may be required for fulfillment within ten (10) days after receipt of notice and continues diligently such substantial performance without interruption except for causes beyond its control); or

25.1.11 There shall be an occurrence of any of the events of default resulting in termination of any other use and occupancy agreements or permits between the User and Pan American at the Airport.

25.2 If any of the events enumerated in the above subsections of this Section shall occur prior to the effective date of this Agreement, the User shall not be entitled to enter into possession of the Space, and Pan American upon the occurrence of any such event, or at any time thereafter during the continuance thereof by twenty-four (24) hours' notice may cancel this Agreement, such cancellation to be effective upon the date specified in such notice.

25.3 No acceptance by Pan American of fees, charges, or other payments in whole or in part for any period or periods after a default of any of the terms, agreements and conditions hereof to be performed, kept or observed by the User shall be deemed a waiver of any right on the part of Pan American to terminate this Agreement.

25.4 No waiver by Pan American of any default on the part of the User in performance of any of the terms, covenants or conditions hereof to be performed, kept or observed by the User shall be or be construed to be a waiver by Pan American, of any other or subsequent default in performance of any of the valid terms, agreements and conditions.

25.5 The rights of termination described above shall be in addition to any other rights of termination provided in this Agreement and in addition to any rights and remedies that Pan American would have at law or in equity consequent upon any breach of this Agreement by the User, and the exercise by Pan American of any right of termination shall be without prejudice to any other such rights and remedies, except that in the event of termination pursuant to the portion of the subsection above of this Section reading "after exhausting or abandoning any right of further appeal, the User shall be prevented for a period of sixty
         (60) days by action of any governmental agency having jurisdiction thereof, from conducting its operations at the Airport, regardless of the fault of the User," the sole right of Pan American shall be a right of termination.

26.      Survival of the Obligations of the User

26.1 In the event that the Agreement shall have been terminated in accordance with a notice of termination as provided in the Section entitled "Termination by Pan American" hereof, or in the event that Pan American has re-entered, regained or resumed possession of the Space in accordance with the provisions of the Section entitled "Right of Re-Entry" hereof, all the obligations of the User under this Agreement shall survive such termination or cancellation, re-entry, regaining or resumption of possession and shall remain in full force and effect for the full term of this Agreement, and the amount or amounts of damages or deficiency shall become due and payable to Pan American to the same extent, at the same time or times, and in the same manner as if no termination, cancellation, re-entry, regaining or resumption of possession had taken place. Pan American may maintain separate actions each month to recover the damage or deficiency then due or at its option and at any time may sue to recover the full deficiency, for the entire unexpired term of the Agreement.

26.2 The amount of damages for the period of time subsequent to termination or cancellation (or re-entry, regaining or resumption of possession) on account of the User's Fee obligations, shall be the sum of the following:

26.2.1 The amount of the total of all installments of fees pursuant to the Section entitled "Fees to Pan American" hereof, less the installments thereof payable prior to the effective date of termination except that the credit to be allowed for the installment payable on the first (1st) day of the month in which the termination is effective shall be prorated for the part of the month the Agreement remains in effect on the basis of the total days in the month; and an amount equal to all expenses incurred by Pan American in connection with regaining possession, restoring the Space, acquiring a User for the Space, legal expenses (including but not limited to attorneys' fees), putting the Space in order including, without limitation to, cleaning, redecorating (on failure of the User to restore), maintenance and brokerage fees.

27.      Use Subsequent to Cancellation or Termination

27.1 Pan American, upon termination or cancellation pursuant to the Section entitled "Termination by Pan American" of this Agreement, or upon any re-entry, regaining or resumption of possession pursuant to the Section entitled "Right of Re-Entry" of this Agreement, may occupy the Space or may enter into an agreement with another User and shall have the right to permit any person, firm or corporation to enter upon the Space and use the same. Such use may be part only of the Space or of the entire Space or a part thereof, together with other space, and for a period of time the same as or different from the balance of the term hereunder remaining, and on terms and conditions the same as or different from those set forth in this Agreement. Pan American shall also, upon said termination or cancellation, or upon said re-entry, regaining or resumption of possession, have the right to repair and to make structural or other changes in the Space, including changes which alter the character of the Space and the suitability thereof for the purposes of the User under this Agreement, without affecting, altering or diminishing the obligations of the User hereunder.

27.2 In the event either of use by others or of any actual use and occupancy by Pan American, there shall be credited to the account of the User against its survived obligations hereunder any net amount remaining after deducting from the amount actually received from any User, licensee, permittee or other occupier in connection with the use of the said Space or portion thereof during the balance of the term of use and occupancy as the same is originally stated in this Agreement, or from the market value of the occupancy of such portion of the Space as Pan American may itself during such period actually use and occupy, less all expenses, costs and disbursements incurred or paid by Pan American in connection therewith.

27.3 No such use and occupancy shall be or be construed to be an acceptance of a surrender of the Space, nor shall such use and occupancy constitute a waiver of any rights of Pan American hereunder. Pan American will use its best efforts to minimize damages to User under this Section commensurate with its obligations under the Basic Agreement.

28.      Remedies to be Non-Exclusive

28.1 Except where otherwise specifically provided, all remedies provided in this Agreement shall be deemed cumulative and additional and not in lieu of or exclusive of each other or of any other remedy available to either party at law or in equity.

29.      Limitation of Rights and Privileges Granted

29.1 No exclusive rights at the Airport are granted by this Agreement and no greater rights or privileges with respect to the use of the Space or any part thereof are granted or intended to be granted to the User by this Agreement, or by any provision thereof, than the rights and privileges expressly and specifically granted hereby.

30.      Option for Renewal

30.1 The User shall have the right to extend this Agreement for an additional period of (5) years ("extended term") on the same terms and conditions except for fees and this option, upon condition that:

30.1.1 The User shall notify Pan American of its desire to so extend this Agreement on or before December 31, 1989; and

30.1.2 At both the date of receipt of notice to Pan American and on January 1, 1991:

30.1.3 the User shall be in possession of and occupying the Space under this Agreement,

30.1.4 the User shall not be under notice of termination from Pan American, and

30.1.5 the User shall not be in default in the performance of any of the terms, covenants and agreements contained herein and to be performed by the User.

30.2 Upon the date the option shall have become effective and throughout the extended term User shall pay to Pan American the following fees:

30.2.1 A basic annual fee of Two Hundred Thousand Twenty Two Dollars and Eighty Four Cents ($200,022.84) multiplied by a fraction the numerator of which shall be all Urban Consumers of the Bureau of Labor Statistics of the United States Department of Labor, all items, Selected Large Cities for the New York - Northeastern New Jersey area (hereinafter called "the CPI") as published for the month of December 1990 and the denominator of which shall be the CPI published for the month of June 1985.

30.2.2 In computing the basic annual fee for the extended term, in no event shall the basic annual fee be less than Two Hundred Thousand Twenty Two Dollars and Eight Four Cents ($200,022.84).

30.2.3   The basic annual fee for the extended term as computed in Section
         30.2.1 above shall be payable in equal monthly installments each and every month throughout the extended term.

31.      Removal of Personal Property

31.1 The User shall have the right at any time during the term of this Agreement to remove its equipment, inventories, removable fixtures and other personal property from the Space.

31.2 If the User shall fail to remove its property on or before the termination or expiration of the term, Pan American may remove such property to a public warehouse for deposit or retain the same in its own possession, all without insurance, and sell the same at public auction, the proceeds of which shall be applied first, to the expense of removal, storage and sale; second, to any sums owed by the User to Pan American, with any balance remaining to be paid to the User, but if the expenses of such removal, storage and sale shall exceed the proceeds of sale, the User shall pay such excess to Pan American upon demand.

32.      Brokerage

32.1 The User represents and warrants that no broker has been concerned on its behalf in the negotiation of this Agreement and that there is no such broker who is or may be entitled to be paid a commission in connection therewith. The User shall indemnify and save harmless Pan American its subsidiaries and affiliates of and from any claim for commission or brokerage made by any such broker when such claim is based in whole or in part upon any act or omission of the User, whether or not such claims, demands, causes of action, liabilities, etc., are made or asserted before or after termination or expiration of this Agreement (to include reasonable attorney's and other professional fees).

33.      Notices

33.1 Except where expressly required or permitted herein to be oral, all notices, requests, consents and approvals required to be given to or by either party shall be in writing, and all such notices and requests shall be personally delivered to the duly designated officer or representative of such party or delivered to the office of such officer or representative during regular business hours, or forwarded to him or to the party at such address by certified mail.

         Notices to Pan American shall be directed to:

                  J. Scott Piper
                  Authorized Representative
                  Pan Am World Services
                  Pan Am Building
                  Teterboro Airport, New Jersey  07608
         with copy to:

                  Airport Manager
                  399 Industrial Avenue
                  Teterboro Airport, New Jersey 07608

         Notices to User shall be directed to:

                  Manager, Aviation Transportation
                  Texaco, Inc.
                  177 Industrial Avenue
                  Teterboro Airport
                  Teterboro, New Jersey 07608

34.      Construction and Application of Terms

34.1 The Section and subsection headings, if any, in this Agreement, are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of intent of any provision hereof.

35.      Non-Liability of Individuals

35.1 Neither the Directors of Pan American, its subsidiaries and affiliates, or User nor any officers, agents or employees thereof, shall be charged personally by the other with any liability or held liable to the other under any term or provision of this Agreement, or because of its execution or attempted execution, or because of any breach or attempted or alleged breach thereof.

36.      Abatement

36.1 If at any time the User shall become entitled to abatement of Fees by the provisions of this Agreement or otherwise, the abatement of Fees shall be made on an equitable basis giving effect to the amount and character of the Space, the use of which is denied the User as compared with the entire Space.

37.      Port Authority Consent

37.1 This Agreement shall become effective upon the execution hereof by all parties hereto and the execution of a Consent Agreement between and among the Port Authority, Pan American, and User.

38.      Entire Agreement

38.1     This Agreement consists of the following:

         Sections 1 through 38 and Exhibit A.

38.2 The foregoing constitutes the entire Agreement of the parties on the subject matter hereof. It may not be changed, modified, discharged or extended except by written instrument duly executed by Pan American and the User. The User agrees that no representations or warranties shall be binding upon Pan American unless expressed in writing in this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed these presents as of the day and year first above written.

                                            PAN AMERICAN WORLD AIRWAYS, INC.
ATTEST:

/s/ Illegible
-------------------------------             By /s/ Linda B. Young
                                              ----------------------------------

                                            Title: Authorized Representative
                                                  ------------------------------

                                            TEXACO INC.

                                            /s/ G. Marshall
                                            ------------------------------------
                                                           (User)

ATTEST:

/s/ R. Koch
-------------------------------             By General Manager
     Assistant Secretary                      ----------------------------------
                                            Title: Corporate Real Estate
                                                   Department

                                                  ------------------------------

                                                            Assignment Agreement
                                                                          TA-191

                                CONSENT AGREEMENT

THIS AGREEMENT, dated as of       , 1988, by and among THE PORT AUTHORITY OF NEW
YORK AND NEW JERSEY (hereinafter called "the Port Authority") and PAN AMERICAN WORLD AIRWAYS, INC. (hereinafter called "the Airport Operator"), and TEXACO INC, a Delaware corporation (hereinafter called "the Assignor") and ATLANTIC AVIATION CORPORATION, a Delaware corporation (hereinafter called "the Assignee"),

WITNESSETH, THAT:

WHEREAS, the Port Authority and the Airport Operator have heretofore entered into an agreement dated September 19, 1967 (which agreement, as the same has been or may be supplemented and amended, is hereinafter called "the Main Agreement") pursuant to which the Airport Operator is operating and using Teterboro Airport (hereinafter called "the Airport"); and

WHEREAS, the Airport Operator entered into a Use and Occupancy Agreement with the Assignor dated January 1, 1986 designated TA-191 and the Consent Agreement in connection therewith (which Use and Occupancy Agreement as heretofore supplemented and amended, is hereinafter referred to as "the Agreement" and together with the said Consent Agreement, collectively hereinafter referred to as the "Assigned Agreements").

WHEREAS, the Assignor proposes to assign the Agreement to the Assignee in accordance with an "Assignment Agreement", a copy of which is attached hereto and made a part hereof and hereafter referred to as "the Assignment Agreement", subject to the consent of the Airport Operator and the Port Authority, and the execution of a Consent Agreement by and among the Airport Operator, the Assignor, the Assignee and the Port Authority pursuant to and in accordance with the terms of the Main Agreement.

NOW, THEREFORE, for and in consideration of the mutual agreements herein contained, the Port Authority, the Airport Operator, the Assignor and the Assignee hereby agree effective as of June 1, 1988 as follows:

1. On the terms and conditions hereinafter set forth, the Port Authority and the Airport Operator consent to the Assignment Agreement.

2. The execution of this instrument by the Airport Operator and the Port Authority does not constitute a representation by them that the Assignor has performed or fulfilled every obligation required by the Agreement; as to such matters the Assignee agrees to rely solely upon the representations of the Assignor.

3. The Agreement shall terminate, without notice to the Assignee, on the day preceding the date of expiration or earlier termination of the Main Agreement, or on such earlier date as may be provided for in the Agreement.

4. Neither this Consent Agreement, nor anything contained herein nor the consent granted hereunder shall constitute or be deemed to constitute a consent to nor shall they create an inference or implication that there has been consent to any enlargement, variation or change in the rights, powers and privileges granted to the Airport Operator under the Main Agreement, nor consent to the granting or conferring of any rights, powers or privileges to the Assignee as may be provided by the Agreement if not granted to the Airport Operator under the Main Agreement, nor shall the same impair or change any of the duties, liabilities and obligations imposed on the Airport Operator under the Main Agreement. The Assignment Agreement is an agreement between the Assignor and the Assignee with respect to the various matters set forth therein. Neither this Consent Agreement nor anything contained herein nor the consent granted hereunder shall apply and pertain as between the Airport Operator and the Port Authority, it being understood that the terms, provisions, covenants, conditions and agreements of the Main Agreement shall, in all respects, be controlling, effective and determinative. The specific mention of or reference to the Port Authority in any part of the Agreement or the Assignment Agreement including, without limitation thereto, any mention of any consent or approval of the Port Authority now or hereafter to be obtained, shall not be or be deemed to create an inference that the Port Authority has granted its consent or approval thereto under this Consent Agreement or shall thereafter grant its consent or approval thereto or that the subject matter as to which the consent or approval applies has been or shall be approved or consented to in principle or in fact or that the Port Authority's discretion pursuant to the Main Agreement as to any such consents or approvals shall in any way be affected or impaired. The lack of any specific reference in any provisions of the Assignment Agreement to Port Authority approval or consent shall not be deemed to imply that no such approval or consent is required and the Main Agreement shall in all respects be controlling, effective and determinative.

         No provision of the Assigned Agreements including, but not limited to, those imposing obligations on the Assignee with respect to laws, rules, regulations, taxes, assessments and liens, shall be construed as a submission or admission by the Port Authority that the same could or does lawfully apply to the Port Authority, nor shall the existence of any provision of the Assigned Agreements covering actions which shall or may be undertaken by the Assignee or the Airport Operator be deemed to imply or infer that Port Authority consent or approval thereto pursuant to the Main Agreement will be given or that Port Authority discretion with respect thereto will in any way be affected or impaired. References in this paragraph to specific matters and provisions shall not be construed as indicating any limitation upon the rights of the Port Authority with respect to its discretion as to the granting or withholding approvals or consents as to other matters and provisions in the Assigned Agreements or the Assignment Agreement which are not specifically referred to herein.

5. The Assignee, in its operations under or in connection with the Assigned Agreements shall be subject to the applicable terms, provisions, covenants and conditions of the Main Agreement. Without in any way affecting the obligations of the Airport Operator under the Main Agreement and under this Consent Agreement, all acts and omissions of the Assignee shall be deemed to be acts and omissions of the Airport Operator under the Main Agreement, but notwithstanding the foregoing shall not constitute a breach thereof if, except for causes beyond the control of the Airport Operator, it shall have commenced to remedy said default within twenty (20) days after receipt of notice thereof from the Port Authority and continues diligently to pursue such remedy.

6. Neither the Assigned Agreements nor the Assignment Agreement shall be changed, modified, discharged or extended except by written instrument duly executed by the parties thereto and only with the express prior written consent of the Port Authority.

7. If the Airport Operator shall at any time be in default of its obligations under the Main Agreement to make payments to the Port Authority, or if there shall occur at any time an event involving insolvency, bankruptcy, arrangement or reorganization of the Airport Operator which under the terms of the Main Agreement would constitute an event the occurrence of which grants the Port Authority the right to terminate the Main Agreement, and provided the same has not been cured within the time granted therefor, if any, under the Main Agreement, the Assignee shall on demand of the Port Authority pay directly to the Port Authority any fee or other amount due to the Airport Operator. No such payment shall relieve the Airport Operator from any obligations under the Main Agreement or under this Consent Agreement but all such payments shall be credited against the obligations of the Airport Operator and of the Assignee for each payment or part thereof.

8. The granting of the consent hereunder by the Port Authority shall not be or be deemed to operate as a waiver of consent to any subsequent agreement with respect to privileges at the Airport (by the Airport Operator or by the Assignee) or to any assignment of the Main Agreement or the Assigned Agreements or of any rights under either of them, whether in whole or in part.

9. In the event of any substantial default by the Assignee under any of the provisions of this Consent Agreement and said default has not been cured within thirty (30) days after the Port Authority has served a notice of such default upon the Airport Operator and the Assignee, the Port Authority shall have the right to revoke the consent granted hereunder upon thirty (30) days' written notice to the Airport Operator and the Assignee, but no such revocation shall be deemed to affect the Main Agreement and the continuance thereof, it being understood, moreover, that the foregoing shall not be deemed to affect or limit any rights of the Port Authority under the Main Agreement or the Assigned Agreements. In the event of the revocation of the consent hereunder as hereinabove provided, the Airport Operator shall immediately terminate the Agreement.

10. Reference herein to the Assignee shall mean and include the Assignee, its officers, agents, employees and also others on the space covered by the Agreement or on the Airport with the consent of the Assignee.

11. Neither the Commissioners of the Port Authority nor any of them, nor any officer, agent or employee thereof shall be held personally liable to the Airport Operator, to the Assignor or to the Assignee under any term or provision of this Consent Agreement or because of its execution or because of any breach or alleged breach hereof.

12. Neither the Directors of the Airport Operator, nor any of them, nor any officer, agent or employee thereof shall be personally liable to the Assignor or the Assignee under any term or provision of this Consent Agreement or because of its execution or because of any breach or alleged breach thereof.

                            CERTIFICATE OF SECRETARY

         I, Franklin S. Eyster, II, certify that I am the Secretary of the corporation named in the attached agreement; that Donald R. Romano, who signed said authorized agreement on behalf of the corporation was then the Senior Vice President and Treasurer of said corporation; that said agreement was duly signed for and in behalf of said corporation by authority of its governing body, and is within the scope of its corporate powers.

                                     /s/ Franklin S. Eyster, II
                                     -------------------------------------------
                                               Franklin S. Eyster, II

                                                  (Corporate Seal)

STATE OF DELAWARE    )
                     ) SS.
NEW CASTLE COUNTY    )

         On this 8th day of July, One Thousand Nine Hundred and Eighty Eight before me, Victoria A. Tait, a Notary Public in and for the County of New Castle, State of Delaware, duly commissioned and qualified, personally appeared Franklin S. Eyster, II, known to me to be the person described in and whose name is subscribed to the attached instrument, and acknowledged to me that he executed the instrument for the purposes and consideration therein stated.

         IN WITNESS WHEREOF, I have hereunto set my hand and affixed my office seal, at my office the day and year in this certificate first written above.

                                     /s/ Victoria A. Tait
                                     -------------------------------------------
                                                    Notary Public

My Commission Expires:
August 27, 1990

I, Catherine Doherty, certify that I am the Assistant Secretary of the corporation named in the attached agreement; that Les Gertach who signed said authorized agreement on behalf of the corporation was then the __________________ of said corporation; that said agreement was duly signed for and in behalf of said corporation by authority of its governing body, and is within the scope of its corporate powers.

                                     /s/ Catherine Doherty
                                     -------------------------------------------
                                                    (Signature)

                                                  (Corporate Seal)

STATE OF NEW YORK

COUNTY OF WESTCHESTER

         On this 2nd day of August, One Thousand Nine Hundred and Eighty Eight before me, Lerodie A. Robertson, a Notary Public in and for the County of Westchester, State of New York, duly commissioned and qualified, personally appeared Catherine Doherty, known to me to be the person described in and whose name is subscribed to the attached instrument, and acknowledged to me that he executed the instrument for the purposes and consideration therein stated.

         IN WITNESS WHEREOF, I have hereunto set my hand and affixed my office seal, at my office the day and year in this certificate first written above.

                                     By: /s/ Lerodie A. Robertson
                                         ---------------------------------------

My Commission Expires:

March 30, 1989

                              ASSIGNMENT AGREEMENT

         This Assignment Agreement made this 8th day of July, 1988, between ATLANTIC AVIATION CORPORATION a Delaware corporation, with its principal place of business at 153 North DuPont Highway, Greater Wilmington Airport, New Castle, Delaware 19720 ("Atlantic") and TEXACO INC., a Delaware corporation, with an office at 2000 Westchester Avenue, White Plains, New York 10650 ("Texaco").

         A. Texaco uses and occupies space at Teterboro Airport located in Bergen County, New Jersey, pursuant to a Use and Occupancy Agreement with Pan American World Airways, Inc. bearing file designation TA 191, and the Consent Agreement in connection with the foregoing, which Use and Occupancy Agreement, together with said Consent Agreement, are hereafter collectively referred to as (the "Agreement").

         B. Atlantic uses and occupies space at the Airport adjacent to the space occupied by Texaco and wishes to expand the area occupied by it.

         C. Texaco and Atlantic have agreed to an assignment of the Agreement.

         NOW, THEREFORE, Texaco and Atlantic agree as follows:

         1. Texaco assigns to Atlantic all of its right, title and interest in and to the Agreement, a true, correct and complete copy of which with all amendments thereto is attached to this Assignment Agreement as Exhibit A.

         2. Atlantic accepts the assignment and agrees to perform and observe all the terms, conditions and obligations in the Agreement which were imposed on Texaco, as though Atlantic were the original signatory to the Agreement, and to hold harmless and indemnify Texaco from any claims, demands or actions brought against it by reason of the failure of Atlantic to observe and perform the terms, conditions and obligations of the Agreement.

         3. Texaco warrants that as of the date Atlantic occupies the space that the Agreement is in full force and effect; it is not in default; Texaco has committed no act or omission that could give rise to a default and that all fees required to be paid have been paid through April 30, 1988.

         4. This Assignment Agreement is subject to the approval of Pan American World Airways, Inc. ("Pan American") and The Port Authority of New York and New Jersey ("Port Authority"). Atlantic will submit the Assignment Agreement to Pan Am for approval.

         5. Texaco shall use its best efforts to vacate the space on or prior to June 1, 1988, but Texaco shall incur no liability if for any reason it is unable to do so.

         IN WITNESS WHEREOF, the parties have executed this Assignment Agreement as of the date first above written.

                                               TEXACO INC.

ATTEST:                                        By: /s/ Les Gerlach
                                                  ------------------------------
/s/ Catherine Doherty
-------------------------------                Title: Manager Aviation Transport
                                                     ---------------------------
            Secretary

                                               ATLANTIC AVIATION CORPORATION

ATTEST:                                        By: /s/ Illegible
                                                  ------------------------------
/s/ Franklin S. Eyster, II
-------------------------------                Title: Illegible
            Secretary                                ---------------------------

                            CERTIFICATE OF SECRETARY

         I, Franklin S. Eyster, II, certify that I am the Secretary of the corporation named in the attached agreement; that Donald R. Romano, who signed said authorized agreement on behalf of the corporation was then the Senior Vice President and Treasurer of said corporation; that said agreement was duly signed for and in behalf of said corporation by authority of its governing body, and is within the scope of its corporate powers.

                                            /s/ Franklin S. Eyster, II
                                     -------------------------------------------
                                                Franklin S. Eyster, II

                                                   (Corporate Seal)

STATE OF DELAWARE    )
                     )   SS.
NEW CASTLE COUNTY    )

         On this 8th day of July, One Thousand Nine Hundred and Eighty Eight before me, Victoria A. Tait, a Notary Public in and for the County of New Castle, State of Delaware, duly commissioned and qualified, personally appeared Franklin S. Eyster, II, known to me to be the person described in and whose name is subscribed to the attached instrument, and acknowledged to me that he executed the instrument for the purposes and consideration therein stated.

         IN WITNESS WHEREOF, I have hereunto set my hand and affixed my office seal, at my office the day and year in this certificate first written above.

                                             /s/ Victoria A. Tait
                                     -------------------------------------------
                                                  Notary Public

My Commission Expires:
August 27, 1990

I, Catherine Doherty, certify that I am the Assistant Secretary of the corporation named in the attached agreement ("Texaco Inc."); that Les Gerlach who signed said authorized agreement on behalf of the corporation was then the Manager of Aviation Transport of said corporation; that said agreement was duly signed for and in behalf of said corporation by authority of its governing body, and is within the scope of its corporate powers.

                                               /s/ Catherine Doherty
                                     -------------------------------------------
                                                     (Signature)

                                                   (Corporate Seal)

STATE OF NEW YORK

COUNTY OF WESTCHESTER

         On this 2nd day of August, One Thousand Nine Hundred and Eighty Eight before me, _____ A. Robertson, a Notary Public in and for the County of Westchester; State of New York, duly commissioned and qualified, personally appeared Catherine Doherty, known to me to be the person described in and whose name is subscribed to the attached instrument, and acknowledged to me that he executed the instrument for the purposes and consideration therein stated.

         IN WITNESS WHEREOF, I have hereunto set my hand and affixed my office seal, at my office the day and year in this certificate first written above.

                                     By:  /s/ Lerodie A. Robertson
                                        ----------------------------------------

My Commission Expires:

March 30, 1989

                                                       Teterboro Airport
                                                       Use & Occupancy Agreement
                                                       Agreement TA-191
                                                       Supplement No. 1

                              Supplement Agreement

                  THIS AGREEMENT, made this 23rd day of January, 1995 by and between JOHNSON CONTROLS WORLD SERVICES INC. (hereinafter called "Johnson Controls"), a Florida State Corporation, and ATLANTIC AVIATION CORPORATION, a Delaware corporation (hereinafter called "the User").

                  WITNESSETH, THAT:

                  WHEREAS, The Port Authority of New York and New Jersey (hereinafter called "the Port Authority"), is the owner of Teterboro Airport located in the Boroughs of Teterboro, Moonachie and Hasbrouck Heights and in the Township of Lyndhurst, County of Bergen in the State of New Jersey; and

                  WHEREAS, Johnson Controls is the operator of Teterboro Airport and has the right to operate and use the Airport as successor - assignee to an agreement between Pan American World Airways, Inc ("Pan American") and the Port Authority dated September 19, 1967 (Basic Agreement") ; and

                  WHEREAS, Pan American entered into a Use and Occupancy Agreement with Texaco, Inc. dated as of January 1, 1986 designated TA-191 and a Consent Agreement in connection therewith (which Use and Occupancy Agreement is hereinafter referred to as the "the Agreement"); and

                  WHEREAS, the Agreement was assigned to Atlantic Aviation Corporation pursuant to an Assignment Agreement (hereinafter called the "Assignment Agreement") between Texaco Inc. and Atlantic Aviation Corporation dated July 8, 1988; and

                  WHEREAS, the User and Johnson Controls desire to amend and extend the term of the Agreement as hereinafter provided.

                  NOW, THEREFORE, in consideration of the mutual agreements and respective promises herein contained, and made by the parties hereto, it is mutually agreed as follows:

         1. Section 1 "Term: The expiration date of December 31, 1990, as revised by Letter Renewal Notice dated September 29, 1989, which revised the expiration date to December 31, 1995 is now changed to read "December 30, 1999".

         2. Section 3 "Fees" shall be amended by adding a new subparagraphs 3.2 as follows:

                  "3.2 Beginning January 1, 1996, and continuing until December 30, 1999, the User shall pay to Johnson Controls a monthly fee whichever is the greater of:

                           (i) Twenty Five Thousand Dollars and Zero Cents ($25,000.00); or

                           (ii) Sixteen Thousand Six Hundred Sixty Eight Dollars and Fifty Cents ($16,668.50) multiplied by a fraction, the numerator of which shall be the CPI (as hereinafter defined) published for the month of December, 1995 and the denominator shall be the CPI published for the month of June, 1985.

         3. Except as provided herein, all the terms, covenants and conditions of the Agreement remain and shall be in full force and effect.

         4. Neither the Directors of Johnson Controls, its subsidiaries and affiliates, nor any officer or employee thereof shall be charged personally by the user with any liability or held liable to it under any term or provision of this Supplement, or because of its execution or attempted execution, or because of any breach or attempted or alleged breach thereof.

IN WITNESS WHEREOF, the parties hereto have executed these presents as of the day and year first above written.

ATTEST:                                   JOHNSON CONTROLS WORLD SERVICES INC.

/s/ Illegible                             By: /s/ Illegible
----------------------------------           -----------------------------------

Title: Illegible                          Title: Vice President
      ----------------------------

ATTEST:                                   ATLANTIC AVIATION CORPORATION

/s/ H.J. Esposito                         By: /s/ Franklin S. Eyster, II
----------------------------------           -----------------------------------

Title: Illegible                          Title: Sr. VP
      ----------------------------              --------------------------------

                                CONSENT AGREEMENT

                  THIS AGREEMENT, dated as of January 23, 1995 by and among THE PORT AUTHORITY OF NEW YORK AND NEW JERSEY (herein after called "The Port Authority") and JOHNSON CONTROLS WORLD SERVICES INC. (hereinafter called "the Airport Operator") and ATLANTIC AVIATION CORPORATION (hereinafter called "the User"),

                  WITNESSETH, THAT:

                  WHEREAS, the Port Authority and the Airport operator have heretofore entered into an agreement dated September 19, 1967 (which agreement, as the same has been or may hereafter be supplemented and amended, is hereinafter called "the Main Agreement"), pursuant to which the Airport Operator is operating and using Teterboro Airport (hereinafter called "the Airport"); and

                  WHEREAS, pursuant to and in accordance with the terms of the Main Agreement, the Airport Operator and the User, have entered into a Use and Occupancy Agreement dated January 1, 1986 with the consent of the Port Authority which Use and Occupancy Agreement has been designated TA-191; and

                  WHEREAS, the Port Authority, the Airport Operator and the User entered into a Consent Agreement dated as of January 1, 1986 (hereinafter called "the Use and Occupancy Consent Agreement"), wherein the Port Authority gave its consent to the Use and Occupancy Agreement; and

                  WHEREAS, the Airport Operator and the User desire to supplement the above referenced Use and Occupancy Agreement, a copy of which Supplement is attached hereto, made a part hereof and hereafter called "the supplement", subject to the consent of the Port Authority and the execution of a Consent Agreement by and among the Airport Operator, the User and the Port Authority.

                  NOW, THEREFORE, for and in consideration of the covenants and mutual agreements contained, the Port Authority, the Airport Operator and the User hereby agree effective as of the effective date of the Supplement as follows:

         1. On the terms and condition hereinafter set forth, the Port Authority consents to the Supplement.

         2. It is hereby specifically agreed that all of the terms and provisions of the Use and Occupancy Consent Agreement shall apply with like effect to this consent to the Supplement as though each and every such term and such provision were incorporated herein.

         3. Neither the Commissioner of the Port Authority nor any of them, nor any officer, agent or employee thereof shall be held personally liable to the Airport Operator or to the User under any term or provision of this Consent Agreement to the Supplement or because of its execution or because of any breach or alleged breach hereof.

IN WITNESS WHEREOF, the Port Authority, the Airport Operator and the User have executed these presents.

                                          PORT AUTHORITY OF NEW YORK AND
                                            NEW JERSEY

ATTEST:

/s/ Lysa C. Meduri                        By: /s/ Illegible
----------------------------------           -----------------------------------

Title: Acting Secretary                   Title: /s/ Illegible
      ----------------------------              --------------------------------

                                          JOHNSON CONTROLS WORLD SERVICES INC.

ATTEST:

/s/ Illegible                             By: /s/ Illegible
----------------------------------           -----------------------------------

Title: Illegible                          Title: Vice President
      ----------------------------              --------------------------------

                                          ATLANTIC AVIATION CORPORATION
                                                     (User)

ATTEST:

/s/ H.J. Esposito                         By: /s/ Franklin S. Eyster, II
----------------------------------           -----------------------------------

Title: Illegible                          Title: Sr. VP
      ----------------------------             --------------------------------

                                                       Teterboro Airport
                                                       Use & Occupancy Agreement
                                                       Agreement TA-191
                                                       Supplement No. 2

                              Supplement Agreement

                  THIS AGREEMENT, dated this 27 day of May, 1999 by and between JOHNSON CONTROLS WORLD SERVICES INC. (hereinafter called "Johnson Controls"), a Florida Corporation, and ATLANTIC AVIATION CORPORATION, a Delaware corporation (hereinafter called "the User").

                  WITNESSETH, THAT:

                  WHEREAS, The Port Authority of New York and New Jersey (hereinafter called "the Port Authority"), is the owner of Teterboro Airport located in the Boroughs of Teterboro, Moonachie and Hasbrouck Heights and in the Township of Lyndhurst, County of Bergen in the State of New Jersey; and

                  WHEREAS, Johnson Controls is the operator of Teterboro Airport and has the right to operate and use the Airport as successor - assignee to an agreement between Pan American World Airways, Inc ("Pan American") and the Port Authority dated September 19, 1967 ("Basic Agreement"); and

                  WHEREAS, Pan American entered into a Use and Occupancy Agreement with Texaco, Inc. dated as of January 1, 1986 and designated TA-191 and a Consent Agreement in connection therewith (which Use and Occupancy Agreement, as the same has heretofore been supplemented or amended, and Consent Agreement are hereinafter collectively referred to as the "Agreement"); and

                  WHEREAS, the Agreement was assigned to the User pursuant to an Assignment Agreement between Texaco Inc. and the User dated July 8, 1988 and a Consent Agreement in connection therewith (which Assignment Agreement and Consent Agreement are hereinafter collectively called the "Assignment Agreement"); and

                  WHEREAS, the User, in accordance with the terms of Supplement No. 4 to Use and Occupancy Agreement designated TA-121, has agreed to the demolition of the facility known as Hangar 2 and the construction of a replacement facility; and

                  WHEREAS, the User and Johnson Controls desire to amend and extend the term of the Agreement as hereinafter provided in order to provide sufficient time to construct said replacement facility;

                  NOW, THEREFORE, in consideration of the mutual agreements and respective promises herein contained and made by the parties hereto, it is mutually agreed, effective as of the date of this Supplement, as follows:

         1. Effective on May 31, 1999, Exhibit A to the Agreement shall be deemed deleted and of no further effect, and reference to "Exhibit A" in the Agreement shall be deleted and substituted by reference "Exhibit A-1".

         2. Effective on June 1, 1999, the Space under the Agreement shall be the area set forth in hatching on Exhibit A-1, attached hereto and made a part hereof, together with all buildings, structures, improvements, additions and permanent installations constructed and installed or to be constructed and installed therein or thereon or thereunder during the remainder of the term of this Agreement (hereinafter collectively referred to as the "Space").

         3. The parties hereby agree that the term of the Agreement shall be extended beyond the current expiration date of December 30, 1999 to expire thirty (30) days after the completion (as hereinafter defined) of the hangar facility as provided for in Paragraph 3 of Supplement No. 4 to User's Use and Occupancy Agreement bearing file No. TA-121.

         4. The term "completion" shall mean the Completion Date as defined in subsection 3.6.14 of Use and Occupancy Agreement TA-121.

         5. In the event that, upon the expiration date referenced in Paragraph 3 above, the Space shall not be occupied by First Aviation Services, Inc., the current user of the facility known as Hangar 1, or if First Aviation Services, Inc. shall have notified Johnson Controls of its intention not to occupy Hangar 1, then, upon notice by Johnson Controls to the User the term of the Agreement shall be extended to expire upon the expiration date of Use and Occupancy Agreement TA-121.

         6. In the event that Taxiway P at the Airport is relocated, then, upon notice by Johnson Controls to the User that said Taxiway has been decommissioned, Area 2 as shown on Exhibit A-1 shall be added to and become part of the Space as herein defined. The User shall proceed expeditiously and with all reasonable diligence, in accordance with Section 14 of the Agreement, to pave and construct an aircraft parking ramp on said Area 2.

         7. Section 3 "Fees" shall be further amended by adding new subparagraphs 3.3, 3.4, 3.5 and 3.6 as follows:

                  "3.3 Beginning on the effective date of Supplement No. 2 to the Agreement and continuing until December 31, 1999, the User shall pay to Johnson Controls a monthly fee of Twenty-seven Thousand Nine Hundred Thirty-three Dollars and One Cent ($27,933.01), as detailed on Exhibit B as Area 1, attached hereto and made a part hereof.

                  3.4 Effective January 1, 2000 the User shall pay to Johnson Controls a monthly fee of Thirty-four Thousand Two Hundred Twenty-one Dollars and Fifty-three Cents ($34,221.53), multiplied by a fraction, the numerator of which shall be the CPI as published for the month of December 1999 and the denominator of which shall be the CPI published for the month of December 1998. In computing the monthly fee payable January 1, 2000 in no event shall the monthly fee be less than Thirty-four Thousand Two Hundred Twenty-one Dollars and Fifty-three Cents ($34,221.53).

                  3.4.1 In the event that Area 2 as shown on Exhibit A-1 has become part of the Space, effective January 1, 2000 the User shall pay to Johnson Controls a total monthly land use fee determined as follows: a total base fee of Three Thousand Three Hundred Sixty-five Dollars and Fifty Cents ($3,365.50) shall first be multiplied by a fraction, the numerator of which shall be the CPI as published for the month of December 1999 and the denominator of which shall be the CPI published for the month of December 1998 and the User shall pay the product thereof on January 1, 2000 and on the first day of each and every month thereafter . In computing the total monthly fee payable January 1, 2000 in no event shall the monthly fee be less than Three Thousand Three Hundred Sixty-five Dollars and Fifty Cents ($3,365.50).

                  3.4.2 Effective January 1, 2001 and annually thereafter the User shall pay to Johnson Controls a total monthly fee for Area 1 and Area 2, if then a part of the Space, equal to the prior year's fee multiplied by a fraction, the numerator of which shall be the CPI as published for the month of December of the year prior to the affected year and the denominator of which shall be the CPI published for the month of December of two years prior to the affected year. In computing the total monthly fee payable in no event shall the monthly fee be less than the prior year's fee or be increased by an amount greater than six percent (6%).

                  3.5 Johnson Controls reserves the right, at its option, to perform a real estate appraisal of the User's Space in the year 2009. In the event that such an appraisal is performed, from and after January 1, 2010 the monthly fee payable by the User shall be the greater of either (i) one twelfth of the appraised building rate for Hangar 12 plus the appraised land rate for the Space or (ii) the December 2009 total monthly fee payable multiplied by a fraction, the numerator of which shall be the CPI as published for the month of December 2009 and the denominator of which shall be the CPI published for the month of December 2008. In the event that the fee calculated in accordance with (ii) above is fifteen percent (15%) or higher than that calculated in accordance with (i) above, then the monthly fee payable effective January 1, 2010 would be the greater of (a) the fee payable January 2000 adjusted annually by 1/2 of the change in the CPI or (b) the rate calculated per (i) above.

                  3.5.1 In the event that a real estate appraisal of the User's Space is not performed in the year 2009, effective January 1, 2010 the User shall pay to Johnson Controls a total monthly fee equal to the fee payable December 2009 multiplied by a fraction, the numerator of which shall be the CPI as published for the month of December 2009 and the denominator of which shall be the CPI published for the month of December 2008. In computing the total monthly fee payable in no event shall the monthly fee be less than the prior year's fee or be increased by an amount greater than six percent (6%).

                  3.6 Effective January 1, 2011 and annually thereafter the User shall pay to Johnson Controls a total monthly fee equal to the prior year's fee multiplied by a fraction, the numerator of which shall be the CPI as published for the month of December of the year prior to the affected year and the denominator of which shall be the CPI published for the month of December of two years prior to the effected year. In computing the total monthly fee payable in no event shall the monthly fee be less than the prior year's fee or be increased by an amount greater than six percent (6%)."

         8. (a) The following Subsection 10.11 shall be added to Section 10 "Various Obligations of the User":

                  "10.11 The following terms shall have the following respective meanings as used herein:

                  10.11.1 "Environmental Damages" shall mean any one or more of the following: (i) the presence on, about or under the Space of any Hazardous Substance, as hereinafter defined, and/or (ii) the disposal, release or threatened release of any Hazardous Substance from the Space, and/or (iii) an Off-Space Hazardous Substance, as hereinafter defined, and/or (iv) any personal injury (including wrongful death) or property damage arising out of or related to such Hazardous Substances, and/or (v) the violation of any Environmental Requirements, as hereinafter defined, pertaining to such Hazardous Substances or Off-Space Hazardous Substances, the Space and/or the activities thereon.

                  10.11.2 "Environmental Requirements" and "Environmental Requirement" shall mean all applicable present and future laws, statues, enactments, resolutions, regulations, rules, ordinances, codes, licenses, permits, orders (including agreed upon consent orders), approvals, plans, authorizations, concessions, franchises, requirements and similar items, of all Governmental Agencies, and all applicable judicial, administrative, and regulatory decrees, judgments, and orders relating to the protection of human health or the environment, and in the event that there shall be more than one compliance standard, as among the various Governmental Agencies, the standard for any of the foregoing to be that which requires the lowest level of a Hazardous Substance taking into account the nature and intended use of the Space, the foregoing to include without limitation:

                           (a) All requirements pertaining to reporting, licensing, permitting, investigation and remediation of emissions, discharges, releases, or threatened releases of Hazardous Substances into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use treatment, storage, disposal, transport, or handling of Hazardous Substances; and

                           (b) All environmental requirements pertaining to the protection of the health and safety of employees or the public.

                  10.11.4 "Hazardous Substances" and "Hazardous Substance" shall mean and include without limitation any pollutant, contaminant, toxic or hazardous waste, dangerous substance, potentially dangerous substance, noxious substance, toxic substance, flammable, explosive or radioactive material, urea formaldehyde foam insulation, asbestos, polychlorinated biphenyls
                           (PCBs), chemicals known to cause cancer or reproductive toxicity, petroleum and petroleum products and other substances which have been or in the future shall be declared to be hazardous or toxic, or the removal of which have been or in the future shall be required, or the manufacture, preparation, production, generation, use, maintenance, treatment, storage, transfer, handling, or ownership of which have been or in the future shall be restricted, prohibited, regulated or penalized by any Environmental Requirement.

                  10.11.5 "Off-Premises Hazardous Substance" shall mean the presence of any Hazardous Substance in, about or under property at the Airport other than the Space as a result of the User's use and occupancy of the Space, whether by migration, release, discharge or any other manner, it being understood that the User shall have the burden of proof to establish that any migration of a Hazardous Substance from the Space was not a result of the User's use and occupancy of the Space.

                  (b) The User, prior to the execution of this Agreement, had thoroughly examined the Space and determined it to be suitable for the User's operations hereunder and the User restates and continues said determination in connection with the extension hereunder. Except as otherwise provided herein, the User hereby agrees to assume all responsibility for any and all risks, costs and expenses of any kind whatsoever caused by, arising out of or in connection with the condition of the Space whether any aspect of such condition existed prior to, on or after the effective date of the letting of the Space, including, without limitation, all Environmental Requirements and Environmental Damages, as herein defined and all soil remediation to the extent required under Environmental Requirements, including but not limited to, remediation which may be required as a result of discovery of any contaminants while performing test borings or in the performance of any construction work, and to indemnify and hold harmless the Port Authority and Johnson Controls with respect to third party claims for Section 8 of this Agreement TA 191, as amended. Notwithstanding the foregoing, the

                  User shall be responsible for the removal of and remediation of Hazardous Substances placed, or permitted or caused to be placed, on, in or under the Space by the User or by its employees, agents, contractors, or others using or occupying the Space under this Agreement.

         9. Port Authority's Additional Rights to Recapture or Accommodate Others on Portions of User's Ramp Space

                  The User acknowledges that the Airport serves the transportation needs of the public and that the Public Aircraft Facilities should be utilized to the fullest extent possible with airport users afforded fair and reasonable access. The User also acknowledges that the following subsections provide that if the User does not utilize its facilities to the level set forth in stated performance criteria such underutilized facilities may be either recaptured by the Port Authority or required to be offered by the User to another user in accordance with the following:

         9.1 It is hereby agreed that, commencing either one year after the effective date of the addition of Area 2 to the Space, or January 1, 2002, whichever occurs earlier and which will be known as the "Start Date", and for each and every calendar year thereafter, the Port Authority may ascertain the User's percentage share (hereinafter referred to as the "User's Current Fuel Share") of the total aircraft fuel gallons sold (hereinafter referred to as "Total Current Fuel Dispensed") at the Airport for the preceding calendar year. The fuel dispensed by the User for the year preceding the Start Date and the year preceding each and every calendar year thereafter during which such calculation is made shall be known as the "User's Current Fuel Dispensed". The User's Current Fuel Share shall be calculated by dividing the User's Current Fuel Dispensed by the Total Current Fuel Dispensed preceding the year during which such calculation is made. The User's Current Fuel Share for calendar year 1998 shall hereinafter be defined as "the Base Year Fuel Share" and is shown below:

            Teterboro Airport User                                    Fuel Share in 1998
            ----------------------                                    ------------------
Atlantic Aviation Corporation                                               17.8%
First Aviation Services, Inc.                                               16.5%
Jet Aviation of America, Inc.                                               34.4%
General Aviation Aircraft Services, Inc. (doing                             17.0%
  business as Million Air-Teterboro
Signature Flight Support-New Jersey, Inc.                                   14.3%

         9.2 As of the Start Date and as of January 1 of each succeeding calendar year, in the event that the User's Current Fuel Share for the respective preceding calendar year is determined to be at least twelve and one-half percent (12.5%) less than the User's Base Year Fuel Share, the Port Authority shall have the right but not the obligation, upon two (2) month's written notice to the User, to require the User and the User hereby agrees to make ramp space in Area 2 (hereinafter called "Accommodation Space") available to other users, sub-users or the Port Authority in useable increments as directed by the Port Authority in the manner and amount and to the extent set forth below:

  Percentage of the User's
Current Fuel Share Divided by                      Ramp Space to be Made
 User's Base Year Fuel Share                        Available in Area 2
 ---------------------------                        -------------------
87.5% (12.5% reduction or greater)                 Up to 20.0% of Total
75.0% (25% reduction or greater)                   Up to 50.0% of Total
50.0% (50% reduction or greater)                   Up to 100.0% of Total

         9.3 In the event the User is so notified by the Port Authority it shall either (a) enter into a sub-use and occupancy agreement with another user as determined by the Port Authority or (b) enter into a surrender agreement as directed by the Port Authority. Any such sub-use and occupancy agreement shall be subject to the prior and continuing approval of the Port Authority and the execution by and among the User, the Sub-user, the Airport Operator, and the Port Authority of a Consent Agreement in form satisfactory to the Port Authority. Moreover, and without limiting the forgoing, the User shall provide any and all information to the Airport Operator as may be requested by the Airport Operator from time to time as to all aspects of its accommodation of a Sub-user hereunder. Nothing contained herein shall in any way affect the discretion of the Airport Operator or the Port Authority in granting or withholding its consent to a sub-use and occupancy agreement.

         9.4 The failure of the Port Authority to exercise its right under this Section during any year in which it may have such a right shall not affect, waive or limit its rights to exercise such right in any subsequent year during any period of underutilization. In no event will the Accommodation Space exceed the percentages set forth above.

         9.5 The User shall make such ramp space available during the period set forth in the aforesaid notice. The Port Authority shall consider a request by the User to restore the Accommodation Space to the User when the User's Current Fuel Share shall have returned to within twelve and one-half percent (12.5%) or less of the User's Base Year Fuel Share, provided the Accommodation Space is not then covered by a sub-use or other agreement or at such other time as the Port Authority deems it is in the best interest of the Airport to restore the Accommodation Space to the User.

         9.6 The User agrees that all handling, sublease, sub-use and occupancy agreements shall be reasonable and at non-discriminatory rates, fees and charges and shall be based on the recovery by the User of a pro rata score share of the User's costs of (1) operation and maintenance, (2) services provided, and (3) the User's fees and investment in the Accommodation Space.

         10. Except as provided herein, all the terms, covenants and conditions of the Agreement remain and shall be in full force and effect.

         11. Neither the Directors of Johnson Controls, its subsidiaries and affiliates, nor any officer or employee thereof shall be charged personally by the User with any liability or held liable to it under any term or provision of this Supplement, or because of its execution or attempted execution, or because of any breach or attempted or alleged breach thereof.

IN WITNESS WHEREOF, the parties hereto have executed these presents as of the day and year first above written.

ATTEST:                                   JOHNSON CONTROLS WORLD SERVICES INC.

/s/ Laura Conner                          By: /s/ Illegible
----------------------------------           -----------------------------------

Title: Admin. Assistant                   Title: Vice President
      ----------------------------              --------------------------------

ATTEST:                                   ATLANTIC AVIATION CORPORATION

/s/ Victoria A. Tait                      By: /s/ RN Fitzgerald
----------------------------------           -----------------------------------

Title: Secretary                          Title: President
      ----------------------------              --------------------------------

                                CONSENT AGREEMENT

                  THIS AGREEMENT, dated as of May 27, 1999 by and among THE PORT AUTHORITY OF NEW YORK AND NEW JERSEY (hereinafter called "The Port Authority") and JOHNSON CONTROLS WORLD SERVICES INC. (hereinafter called "the Airport Operator") and ATLANTIC AVIATION CORPORATION (hereinafter called "the User"),

                  WITNESSETH, THAT:

                  WHEREAS, the Port Authority and the Airport Operator have heretofore entered into an agreement dated September 19, 1967 (which agreement, as the same has been or may hereafter be supplemented and amended, is hereinafter called "the Main Agreement"), pursuant to which the Airport Operator is operating and using Teterboro Airport (hereinafter called "the Airport"); and

                  WHEREAS, pursuant to and in accordance with the terms of the Main Agreement, the Airport Operator and the User, have entered into a Use and Occupancy Agreement dated January 1, 1986 and is hereinafter called the "Use and Occupancy Agreement" which Use and Occupancy Agreement has been designated TA-191; and

                  WHEREAS, the Port Authority, the Airport Operator and the User entered into a Consent Agreement dated as of January 1, 1986 (hereinafter called "the Use and Occupancy Consent Agreement"), wherein the Port Authority gave its consent to the Use and Occupancy Agreement; and

                  WHEREAS, the Airport Operator and the User desire to supplement the above referenced Use and Occupancy Agreement, a copy of which Supplement is attached hereto, made a part hereof and hereinafter called "the Supplement", subject to the consent of the Port Authority and the execution of a Consent Agreement by and among the Airport Operator, the User and the Port Authority;

                  NOW, THEREFORE, for and in consideration of the covenants and mutual agreements hereinafter contained, the Port Authority, the Airport Operator and the User hereby agree, effective as of the effective date of the Supplement, as follows:

         1. On the terms and condition hereinafter set forth, the Port Authority consents to the Supplement.

         2. (a) If the Main Agreement shall terminate (whether through the expiration of its term or by earlier termination as provided in the Main Agreement) before the expiration date of the Use and Occupancy Agreement, the Use and Occupancy Agreement shall terminate as hereinafter provided and, if the User is in occupancy and using the Space, the Port Authority or a successor airport operator selected by the Port Authority shall enter into a use and occupancy agreement with the User covering the use and occupancy of the Space, with the term thereof commencing as of the expiration or earlier termination of the Use and Occupancy Agreement, the permitted uses of the Space, the fees and charges thereunder being as set forth in the Use and Occupancy Agreement, and on substantially the same remaining terms and conditions as set forth in the Use and Occupancy Agreement and such additional terms as may be necessary or appropriate.

                  (b) Any successor airport operator that may be selected by the Port Authority shall be required to assume all Port Authority obligations hereunder and under any successor use and occupancy agreement and relieve the Port Authority of same.

                  (c) In the event the User has commenced the construction work set forth in Paragraph 3 to Supplement 3 to User's Use and Occupancy Agreement TA-121, the expiration date of December 30, 1999, as referenced in Section 1, "Term" of said Agreement shall be changed to expire, unless sooner terminated in accordance with said Agreement, thirty (30) days after completion of said construction. In the event that, upon the expiration date referenced above, the Space shall not be occupied by First Aviation Services, Inc., or if First Aviation Services, Inc. shall have notified the Airport Operator of its intention not to occupy Hangar 1 at the Airport, the term of the Agreement shall be changed to expire on the day before the Twentieth (20th) Year Anniversary of the completion of the construction as provided for in Paragraph 3 and 10 of said Agreement TA-121, whichever occurs last.

         3. Neither this Consent Agreement, nor anything contained herein nor the consent granted hereunder shall constitute or be deemed to constitute a consent to nor shall they create an inference or implication that there has been consent to any enlargement, variation or change in the rights, powers and privileges granted to the Airport Operator under the Main Agreement, nor consent to the granting or conferring of any rights, powers or privileges to the User as may be provided by the Use and Occupancy Agreement or the Supplement if not granted to the Airport Operator under the Main Agreement, nor shall the same impair or change any of the duties, liabilities and obligations imposed on the Airport Operator under the Main Agreement. The Use and Occupancy Agreement and the Supplement are agreements between the Airport Operator and the User with respect to the various matters set forth therein. Neither this Consent Agreement nor anything contained herein nor the consent granted hereunder shall constitute an agreement between the Port Authority and the Airport Operator that the provisions of the Use and Occupancy Agreement or the Supplement shall apply and pertain as between the Airport Operator and the Port Authority, it being understood that the terms, provisions, covenants, conditions and agreements of the Main Agreement shall, in all respects, be controlling, effective and determinative. The specific mention of or reference to the Port Authority in any part of the Use and Occupancy Agreement or the Supplement, including, without limitation thereto, any mention of any consent or approval of the Port Authority now or hereafter to be obtained, shall not be or be deemed to create an inference that the Port Authority has granted its consent or approval thereto under this Consent Agreement or shall thereafter grant its consent or approval thereto or that the subject matter as to which the consent or approval applies has been or shall be approved or consented to in principle or in fact or that the Port Authority's discretion pursuant to the Main Agreement as to any such consents or approvals shall in any way be affected or impaired. The lack of any specific reference in any provisions of the Use and Occupancy Agreement or the Supplement to Port Authority approval or consent shall not be deemed to imply that no such approval or consent is required and the Main Agreement shall, in all respects, be controlling, effective and determinative.

         4. No provision of the Use and Occupancy Agreement or the Supplement including, but not limited to, those imposing obligations on the User with respect to laws, rules, regulations, taxes, assessments and liens, shall be construed as a submission or admission by the Port Authority that the same could or does lawfully apply to the Port Authority, nor shall the existence of any provision of the Use and Occupancy Agreement or the Supplement covering actions which shall or may be undertaken by the User or the Airport Operator including, but not limited to, construction on the Space covered by the Use and Occupancy Agreement or the Supplement, be deemed to imply or infer that Port Authority consent or approval thereto pursuant to the Main Agreement will be given or that Port Authority discretion with respect thereto will in any way be affected or impaired. References in this paragraph to specific matters and provisions shall not be construed as indicating any limitation upon the rights of the Port Authority with respect to its discretion as to the granting or withholding approvals or consents as to other matters and provisions in the Use and Occupancy Agreement or the Supplement which are not specifically referred to herein.

         5. The User, in its operations under or in connection with the Use and Occupancy Agreement or the Supplement and in its occupancy of the Space covered by the Use and Occupancy Agreement or the Supplement, shall be subject to the applicable terms, provisions, covenants and conditions of the Main Agreement. Without in any way affecting the obligations of the Airport Operator under the Main Agreement and under this Consent Agreement, all acts and omissions of the User shall be deemed to be acts and omissions of the Airport Operator under the Main Agreement, but notwithstanding the foregoing, the Airport Operator shall not be or be deemed to be in default of the Main Agreement to the extent that any of the foregoing shall constitute a breach thereof if, except for causes beyond the control of the Airport Operator, it shall have commenced to remedy said default within twenty (20) days after receipt of notice thereof from the Port Authority and continues diligently to pursue such remedy.

         6. The Use and Occupancy Agreement or the Supplement shall not be changed, modified, discharged or extended except by written instrument duly executed by the parties thereto and only with the express prior written consent of the Port Authority.

         7. If the Airport Operator shall at any time be in default of its obligations under the Main Agreement to make payments to the Port Authority, or if there shall occur at any time an event involving insolvency, bankruptcy, arrangement or reorganization of the Airport Operator which under the terms of the Main

                  Agreement would constitute an event the occurrence of which grants the Port Authority the right to terminate the Main Agreement, and provided the same has not been cured within the time granted therefor, if any, under the Main Agreement, the User shall on demand of the Port Authority pay directly to the Port Authority any fee or other amount due to the Airport Operator. No such payment shall relieve the Airport Operator from any obligations under the Main Agreement or under this Consent Agreement but all such payments shall be credited against the obligations of the Airport Operator and of the User for each payment or part thereof.

         8. The granting of the consent hereunder by the Port Authority shall not be or be deemed to operate as a waiver of consent to any subsequent agreement with respect to the use or occupancy of space at the Airport (by the Airport Operator or by the User) or to any assignment of the Main Agreement or the Use and Occupancy Agreement or the Supplement or of any rights under any of them, whether in whole or in part.

         9. In the event of any default by the User under any of the provisions of this Consent Agreement and said default has not been cured within thirty (30) days (or such longer period as is required in the reasonable opinion of the Port Authority, to correct such default, provided the User promptly commences and diligently continues to effectuate a cure) after the Port Authority has served a notice of such default upon the Airport Operator and the User, the Port Authority shall have the right to revoke the consent granted hereunder upon thirty (30) days' written notice to the Airport Operator and the User, but no such revocation shall be deemed to affect the Main Agreement and the continuance thereof, it being understood, moreover, that the foregoing shall not be deemed to affect or limit any rights of the Port Authority under the Main Agreement. In the event of the revocation of the consent hereunder as hereinabove provided, the Airport Operator shall immediately terminate the Use and Occupancy Agreement.

         10. Reference herein to the User shall mean and include the User, its officers, agents, employees and also others on the Space covered by the Use and Occupancy Agreement or the Supplement or elsewhere on the Airport with the consent of the User.

         11. Neither the Commissioners of the Port Authority nor any of them, nor any officer, agent or employee thereof shall be held personally liable to the Airport Operator or to the User under any term of provision of this Consent Agreement or because of its execution or because of any breach or alleged breach hereof.

IN WITNESS WHEREOF, the Port Authority, the Airport Operator and the User have executed these presents.

                                          PORT AUTHORITY OF NEW YORK AND
                                            NEW JERSEY
ATTEST:
/s/ Karen Eastman                         By: /s/ R. Kelly
----------------------------------           -----------------------------------

Title:  Assistant Secretary               Title:  Aviation Director
      ----------------------------              --------------------------------
                                          JOHNSON CONTROLS WORLD SERVICES INC.
ATTEST:

/s/ Laura Conner                          By: /s/ Illegible
----------------------------------           -----------------------------------
Title:  Admin. Assistant                  Title:  Vice President
      ----------------------------              --------------------------------
                                          ATLANTIC AVIATION CORPORATION
                                                      (User)
ATTEST:

/s/ Illegible                             By: /s/ RN Fitzgerald
----------------------------------           -----------------------------------
Title:  Secretary                         Title:  President
      ----------------------------              --------------------------------

                                                                  EXECUTION COPY


                            CLOSING LETTER AGREEMENT


     This Closing Letter Agreement is entered into as of July 29, 2004, by and between North America Capital Holding Company, a Delaware corporation ("Purchaser"), Executive Air Support, Inc., a Delaware corporation ("Executive"), and ABS Capital Partners III, L.P., a Delaware limited partnership, as the Shareholder Representative under that certain Stock Purchase Agreement by and between Macquarie Investment Holdings, Inc., a Delaware corporation, Executive and the stockholders of Executive, dated as of April 28, 2004, as assigned to Purchaser (the "Stock Purchase Agreement").

     Now, therefore, in consideration of the mutual promises and agreements set forth herein, the parties agree as follows:

     1. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Stock Purchase Agreement.

     2. Executive has paid the Port Authority of New York and New Jersey (the "Port Authority") the sum of Five Hundred Thousand Dollars ($500,000.00) as the payment (the "Consent Fee") required by the Port Authority to receive an estoppel letter in the form provided to the Port Authority and previously approved by Purchaser, which estoppel letter is a condition precedent to the Purchaser's obligation to consummate the Closing pursuant to Section 6.1(m) of the Stock Purchase Agreement. The full amount of such payment is reducing Executive's cash and cash equivalents as of the Effective Time for purposes of determining any adjustment to the Purchase Price under Section 1.8 of the Stock Purchase Agreement. At the Closing, as reflected on the Closing Statement, the Purchase Price paid by Purchaser is being increased by Two Hundred Fifty Thousand Dollars ($250,000.00) to reflect the parties' agreement to split the cost of the Consent Fee. In addition, the Shareholders shall indemnify the Purchaser Indemnified Parties for one-half (1/2) of any payments(s) required by the Department of Transportation of the State of New York to receive an estoppel letter with respect to Executive's operations at Republic Airport, Farmingdale, New York; provided, that, in no event shall the Shareholders be liable under the foregoing clause for more than Two Hundred Fifty Thousand Dollars ($250,000.00); and provided, further, that such indemnification obligation shall not be subject to the limitations set forth in Section 8.2(b)(ii) of the Stock Purchase Agreement.

     3. The parties acknowledge that it is impractical to obtain pay-off statements or the functional equivalents thereof from the holders of the Funded Indebtedness set forth on Exhibit A hereto prior to the Closing as contemplated by Section 1.3(c) of the Stock Purchase Agreement. Accordingly, the parties agree that payment of such Funded Indebtedness by the Purchaser to such holders at or prior to the Closing shall not be a condition precedent to the Closing, but the Purchase Price shall be reduced by an amount equal to the outstanding principal of, and accrued interest on, such Funded Indebtedness as of the Closing Date.

     4. In addition to the indemnification obligations set forth in Article 8 of the Stock Purchase Agreement and notwithstanding anything to the contrary set forth in the Stock Purchase Agreement, the Shareholders shall, jointly and severally, indemnify and hold harmless the

Purchaser Indemnified Parties from and against any and all Damages, except as expressly limited herein, of or to any Purchaser Indemnified Parties arising out of or resulting from:

     (a) any and all benefits accrued or required to be accrued under the General Aviation Corporation Retirement Plan (the "GAC 401(k) Plan") as of the Closing Date, and all other Damages incurred in connection with, resulting from or arising out of, directly or indirectly (whether or not involving a third party claim), the GAC 401(k) Plan with respect to acts or omissions prior to the Effective Time including, but not limited to:

          (i) the failure of General Aviation, LLC ("GAC") to adopt timely either a "GUST" amendment within the meaning of Section 12.03 of Revenue Procedure 2003-44 or an "EGTRRA good faith amendment" within the meaning of
Section 4.10 of IRS Revenue Procedure 2003-44 for the GAC 401(k) Plan;

          (ii) the failure of GAC to file timely with the IRS a Form 5500 with respect to the GAC 401(k) Plan for the 2002 calendar year; or

          (iii) the failure of GAC to have performed an independent financial audit of the GAC 401(k) Plan for the 2002 calendar year and included such audit with the Form 5500 with respect to the GAC 401(k) Plan for the 2002 calendar year, as filed with the IRS; and

     (b) the failure of Executive or GAC to have satisfied in full any amounts specified in the estoppel letter attached hereto as Exhibit B which are finally determined to be due and owing to the City of New Orleans arising out of or resulting from operations at the New Orleans International Airport prior to the Closing;

     (c) the termination or surrender of, and the failure of EAS or the Subsidiaries to have maintained, the FCC licenses listed on Exhibit C hereto;

     (d) any action or threatened action by the Town of Babylon regarding construction of a hanger facility for Talon Air Services, LLC on premises leased by Flightways of Long Island, Inc., at Republic Airport, Farmingdale, New York; and

     (e) Taxes incurred as a result of the mergers or dissolutions of the Subsidiaries identified with an asterisk (*) on Schedule 3.1; provided, that, the loss or diminution of any net operating losses (NOLs) of such Subsidiaries shall not be deemed to be Damages for these purposes.

     Purchaser covenants and agrees to use commercially reasonable efforts to mitigate "Damages" under this paragraph 4, which efforts shall include causing Executive to duly pursue all indemnification rights from the former owners of GAC under the Member Interests Purchase Agreement dated December 17, 2003, as amended, between Executive and such former owners. The indemnification obligations set forth in this paragraph 4 shall survive the Closing for a period of (i) sixty (60) days after the expiration of the applicable federal or state statute of limitations, whichever is longer, or (ii) five (5) years after the Closing, whichever is later. The indemnification obligations set forth in this paragraph 4 shall be subject to the limitations set forth in Section 8.2 of the Stock Purchase Agreement, other than the limitation set forth in Section 8.2(b)(ii)(y) of the Stock Purchase Agreement which shall not apply.

      5. The parties hereby further amend the Stock Purchase Agreement as follows:

      (a) all references to "ABS Capital Partners, III, LLC" are replaced with "ABS Capital Partners III, L.P.";

      (b)   the following paragraph is added as Section 1.9(e):

   "Purchaser covenants and agrees to provide the Shareholder Representative reasonable access to information of and concerning any Claim (provided such access is not restricted or precluded by law, regulation or any agreement to which Purchaser is bound, or would otherwise adversely affect Purchaser's right to assert a legal privilege with respect thereto) and shall cause its officers and employees to cooperate with the Shareholder Representative in performing its duties and exercising its rights hereunder. The Shareholder Representative shall treat all such information as confidential information and not disclose any such information to anyone (except to the Shareholder Representative's attorneys, accountants or other advisers, to the arbitrators appointed to resolve disputes, and on a need-to-know basis to other individuals who agree to keep such information confidential)."

      (c) Section 3.5(a) is amended to change the number disclosed for Executive's issued and outstanding shares of Common Stock from 1,843,689 to 1,895,684.

      6. The parties acknowledge and agree that any post-Closing adjustments to the Purchase Price based on Executive's and its Subsidiaries' Net Working Capital and Cash and Cash Equivalents as of the Effective Time shall be determined in a manner that is consistent with Exhibit D hereto and calculated as of July 31, 2004; provided, however, such determination shall not take into account any charges, dividends or distributions, outside the ordinary course of business, effected by Executive after the Closing.

      7. In the event of any conflict between any provision of this Closing Letter Agreement and any provision of the Stock Purchase Agreement, such provision of this Closing Letter Agreement shall prevail.

      8. This Closing Letter Agreement may be executed by facsimile transmission and in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. This Closing Letter Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

     In witness whereof, the parties have executed this Closing Letter Agreement as of the date written above.

                         NORTH AMERICA CAPITAL HOLDING COMPANY

                              By:
                                 -------------------------
                              Name:  Murray Bleach
                              Title: President

                              By: /s/ Christopher Leslie
                                 -------------------------
                              Name:  Christopher Leslie
                              Title: Vice President

                         EXECUTIVE AIR SUPPORT, INC.

                              By:
                                 -------------------------
                              Name:  Louis T. Pepper
                              Title: President

                         ABS CAPITAL PARTNERS III, L.P.
                         as the Shareholder Representative

                              By: ABS Partners III, L.L.C.
                              Its General Partner

                              By:
                                 -------------------------
                              Name:  Donald B. Hebb, Jr.
                              Title: Managing Member

     In witness whereof, the parties have executed this Closing Letter Agreement as of the date written above.

                                  NORTH AMERICA CAPITAL HOLDING COMPANY

                                      By:
                                          --------------------------------------
                                      Name:
                                      Title:

                                      By:
                                          --------------------------------------
                                      Name:
                                      Title:


                                  EXECUTIVE AIR SUPPORT, INC.

                                       By: /s/ Louis T. Pepper
                                           -------------------------------------
                                       Name: Louis T. Pepper
                                       Title: President


                                  ABS CAPITAL PARTNERS III, L.P.
                                  as the Shareholder Representative

                                       By: ABS Partners III, L.L.C.
                                       Its General Partner

                                       By:
                                           -------------------------------------
                                       Name: Donald B. Hebb, Jr.
                                       Title: Managing Member

     In witness whereof, the parties have executed this Closing Letter Agreement as of the date written above.

                                        NORTH AMERICA CAPITAL HOLDING COMPANY

                                             By:
                                                 -------------------------------
                                             Name:
                                             Title:


                                             By:
                                                 -------------------------------
                                             Name:
                                             Title:


                                        EXECUTIVE AIR SUPPORT, INC.

                                             By:
                                                 -------------------------------
                                             Name:  Louis T. Pepper
                                             Title: President


                                        ABS CAPITAL PARTNERS III, L.P.
                                        as the Shareholder Representative

                                             By: ABS Partners III, L.L.C.
                                             Its General Partner

                                             By: /s/ Donald B. Hebb, Jr.
                                                 -------------------------------
                                             Name:  Donald B. Hebb, Jr.
                                             Title: Managing Member





                                       4